                             XPEDITE SYSTEMS, INC.
                            ONE INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724

                                                                          , 1997

Dear Stockholders:

    You are cordially invited to attend a Special Meeting of the stockholders of
Xpedite Systems, Inc. (the "Company" or "Xpedite"), to be held at       on
      , 1997 at       a.m.

    As described in the enclosed Proxy Statement/Prospectus (the "Proxy Statement"), at the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement") between Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders, as of the date hereof, include UBS Partners LLC, Fenway Partners Capital Fund, L.P. and/or certain of their affiliates (collectively, the "Investors"), and Xpedite, and the Merger (as defined below) contemplated thereby.

    The Merger Agreement provides, among other things, for the merger of Acquisition Corp. into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company will be converted into (a) the right to receive $23.25 in cash or (b) at the election of each stockholder and subject to the limitations described below, one share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") (except that any shares held in the Company's treasury will be canceled and any stockholder who properly dissents from the Merger will be entitled to appraisal rights under Delaware law); (ii) each outstanding share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") of the Company will be converted into a share of Surviving Corporation Common Stock; and (iii) each share of Acquisition Corp. Common Stock will be converted into a share of Surviving Corporation Common Stock.

    Immediately prior to the Merger, the Management Stockholders (as defined below) will exchange 643,569 shares of Common Stock for the same number of shares of Class B Common Stock, 322,709 of which shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by such Management Stockholders, and the Investors will purchase from the Company 2,162,183 shares of Class B Common Stock for a purchase price per share of $23.25 and all such shares of Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger. As a result of the Merger and these related transactions, immediately following the Merger, the Investors will own approximately 82% of the outstanding Surviving Corporation Common Stock, the Management Stockholders will own approximately 11% of the outstanding Surviving Corporation Common Stock and stockholders other than the Management Stockholders will own the remaining approximately 7%.

    A stockholder may elect to retain all, but not less than all, the shares of Common Stock held by such stockholder by 5:00 p.m. Eastern time on the second business day preceding the Special Meeting. If no election is made, a stockholder will receive cash consideration for such stockholder's shares of Common Stock. A stockholder who elects to retain shares will be required to enter into a stockholders agreement (the "Stockholders Agreement") with the other stockholders of the Surviving Corporation. A copy of the form of such Stockholders Agreement is attached as Appendix D to the Proxy Statement.

    In order to have the Merger treated as a "recapitalization" for financial reporting purposes, Acquisition Corp. is requiring that (i) the Management Stockholders exchange an aggregate of 643,569 shares of Common Stock for shares of Class B Common Stock prior to the Merger, of which 322,709 shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by the Management Stockholders and (ii) existing stockholders of the Company (other than the Management Stockholders) retain an aggregate of 205,000 shares of Common Stock. In the event holders of more than 205,000 shares of Common Stock

(other than the Management Stockholders) elect to retain their shares, the number of shares to be retained by such stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares of Common Stock and such stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. If holders of fewer than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, certain stockholders have agreed with Acquisition Corp. to retain an aggregate of 205,000 shares MINUS the number of shares that other stockholders (other than the Management Stockholders) have elected to retain.

    In addition, you will be asked to approve a new Amended and Restated Certificate of Incorporation of the Company (the "Charter Amendment"). The purpose of the Charter Amendment is to authorize the issuance of the Class B Common Stock, which will have the same rights as the Common Stock except that each share of Class B Common Stock will entitle the holder thereof to two votes in connection with the election of directors. Other than the authorization of the Class B Common Stock, the provisions of the Company's certificate of incorporation will not be changed by the Charter Amendment. If the Agreement and Plan of Merger and the Merger are not approved, however, the Charter Amendment will be abandoned and it will not be filed with the Delaware Secretary of State. It is a condition to the obligation of Acquisition Corp. to consummate the Merger that the stockholders approve and adopt the Charter Amendment.

    At a meeting on August 8, 1997, a Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Board"), recommended that the Board approve the Merger Agreement, the Merger and the Charter Amendment, and the Board (other than Roy B. Andersen, Jr., who did not attend or vote at such meeting due to his participation with the Investors in the proposed Merger transaction) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Charter Amendment. The Board has determined that the Merger is fair to and in the best interests of the stockholders. The recommendation of the Special Committee and the approval and determination of the Board were based on a number of factors described in the Proxy Statement, including the written opinion dated as of August 8, 1997 of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the financial advisor engaged by the Special Committee and the Board, to the effect that, as of that date, based upon and subject to various considerations set forth in such opinion, the right of the holders of Common Stock of Xpedite to receive $23.25 per share in cash was fair to such holders from a financial point of view. Merrill Lynch did not express an opinion on the fairness from a financial point of view of shares of Common Stock to be retained by the Management Stockholders or other stockholders. The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix C to the enclosed Proxy Statement and the stockholders are urged to read such opinion in its entirety. The Board recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement, the Merger and the Charter Amendment. The Board makes no recommendation with respect to whether any stockholder should elect to receive cash in the Merger or to retain such stockholder's shares of Common Stock.

    Approval and adoption of the Merger Agreement, the Merger and the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock held by stockholders of record on the Record Date. Each of Roy B. Andersen, Jr., Robert S. Vaters, Dennis Schmaltz, Max A. Slifer and Vincent DeVita (collectively, the "Management Stockholders"), each member of the Board of Directors, certain funds managed by Patricof & Co. Ventures, Inc. and each of David Epstein, Stuart Epstein and Robert Epstein, who
collectively owned       shares of Common Stock as of the Record Date (which
represented    % of the outstanding shares of Common Stock as of the Record
Date), has entered into an individual voting agreement with Acquisition Corp. pursuant to which each of them has agreed, among other things, to vote his or its shares in favor of the Merger Agreement, the Merger and the Charter Amendment.

    You are urged to read the accompanying Proxy Statement, which describes the terms of the Merger Agreement, the Merger and the Charter Amendment. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement, a copy of the Charter Amendment is included as Appendix B to the enclosed Proxy Statement and a copy of the opinion of Merrill Lynch is included as Appendix C to the enclosed Proxy Statement.

    It is very important that your shares be represented at the Special Meeting. We invite all stockholders to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or vote at the Special Meeting will have the same effect as a vote against approval of the Merger Agreement, the Merger and the Charter Amendment. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement, the Merger and the Charter Amendment. If you attend the Special Meeting, you may vote in person even though you have sent in your proxy.

    Stockholders electing to retain Common Stock should return the enclosed non-cash election form together with duly endorsed stock certificates as instructed in the Proxy Statement. Otherwise, please do not send in your stock certificates at this time. In the event the Merger Agreement is approved by the stockholders and the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Sincerely,
                                          --------------------------------------

                                          Roy B. Andersen, Jr.
                                          President and Chief Executive Officer

                             XPEDITE SYSTEMS, INC.
                            ONE INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Xpedite
Systems, Inc. ("Xpedite" or the "Company") will be held on       , 1997 at
      a.m. at                         , for the following purposes, all of which
are more fully described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement"):

        (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement") between Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders, as of the date hereof, include UBS Partners LLC, Fenway Partners Capital Fund, L.P. and/or certain of their affiliates (collectively, the "Investors"), and Xpedite, and the Merger (as defined below) contemplated thereby.

        The Merger Agreement provides, among other things, for the merger of Acquisition Corp. into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company will be converted into (a) the right to receive $23.25 in cash or (b) at the election of each stockholder and subject to the limitations described below, one share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") (except that any shares held in the Company's treasury will be canceled and any stockholder who properly dissents from the Merger will be entitled to appraisal rights under Delaware law); (ii) each outstanding share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") of the Company will be converted into a share of Surviving Corporation Common Stock; and (iii) each share of Acquisition Corp. Common Stock will be converted into a share of Surviving Corporation Common Stock.

        Immediately prior to the Merger, the Management Stockholders (as defined below) will exchange 643,569 shares of Common Stock for the same number of shares of Class B Common Stock, 322,709 of which shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by such Management Stockholders, and the Investors will purchase from the Company 2,162,183 shares of Class B Common Stock for a purchase price per share of $23.25 and all such shares of Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger. As a result of the Merger and these related transactions, immediately following the Merger, the Investors will own approximately 82% of the outstanding Surviving Corporation Common Stock, the Management Stockholders will own approximately 11% of the outstanding Surviving Corporation Common Stock and stockholders other than the Management Stockholders will own the remaining approximately 7%.

        A stockholder may elect to retain all, but not less than all, the shares of Common Stock held by such stockholder by 5:00 Eastern time on the second business day preceding the Special Meeting. If no election is made, a stockholder will receive cash consideration for such stockholder's shares of Common Stock. A stockholder who elects to retain shares will be required to enter into a stockholders agreement (the "Stockholders Agreement") with the other stockholders of the Surviving Corporation. A copy of the form of such Stockholders Agreement is attached as Appendix D to the Proxy Statement.

        In order to have the Merger treated as a "recapitalization" for financial reporting purposes, Acquisition Corp. is requiring that (i) the Management Stockholders exchange an aggregate of 643,569 shares of Common Stock for shares of Class B Common Stock prior to the Merger, of which 322,709 shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by the

    Management Stockholders and (ii) existing stockholders of the Company (other than the Management Stockholders) retain an aggregate of 205,000 shares of Common Stock. In the event holders of more than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, the number of shares to be retained by such stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares of Common Stock and such stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. If holders of fewer than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, certain stockholders have agreed with Acquisition Corp. to retain an aggregate of 205,000 shares MINUS the number of shares that other stockholders (not including the Management Stockholders) have elected to retain.

        (ii) To consider and act upon a proposal to approve a new Amended and Restated Certificate of Incorporation of the Company (the "Charter Amendment"). The purpose of the Charter Amendment is to authorize the issuance of the Class B Common Stock, which will have the same rights as the Common Stock except that each share of Class B Common Stock will entitle the holder thereof to two votes in connection with the election of directors. Other than the authorization of the Class B Common Stock, the provisions of the Company's certificate of incorporation will not be changed by the Charter Amendment. If the Agreement and Plan of Merger and the Merger are not approved, however, the Charter Amendment will be abandoned and it will not be filed with the Delaware Secretary of State. It is a condition to the obligation of Acquisition Corp. to consummate the Merger that the stockholders approve and adopt the Charter Amendment.

        (iii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on       , 1997 (the
"Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.

    The accompanying Proxy Statement describes the Merger Agreement, the Merger and the actions to be taken in connection with the Merger and the proposed Charter Amendment. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement, the Merger and the Charter Amendment. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

    Approval and adoption of the Merger Agreement, the Merger and the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock held by stockholders of record on the Record Date. Each of Roy B. Andersen, Jr., Robert S. Vaters, Dennis Schmaltz, Max A. Slifer and Vincent DeVita (collectively, the "Management Stockholders"), each member of the Board of Directors, certain funds managed by Patricof & Co. Ventures, Inc. and each of David Epstein, Stuart Epstein and Robert Epstein, who
collectively owned       shares of Common Stock as of the Record Date (which
represented    % of the outstanding shares of Common Stock as of the Record
Date), has entered into an individual voting agreement with Acquisition Corp. pursuant to which each of them has agreed, among other things, to vote his or its shares in favor of the Merger Agreement, the Merger and the Charter Amendment.

    In the event that there are not sufficient votes to approve and adopt the Merger Agreement, the Merger and the Charter Amendment, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

    If the Merger is consummated, holders of Common Stock who do not vote in favor of approval of the Merger Agreement and the Merger and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware will be entitled to statutory dissenters' rights of appraisal.

                                          By Order of the Board of Directors

                                          --------------------------------------

                                          Corporate Secretary

Eatontown, New Jersey
      , 1997

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE CHARTER AMENDMENT. THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT, THE MERGER AND THE CHARTER AMENDMENT AT THE SPECIAL MEETING.

    STOCKHOLDERS ELECTING TO RETAIN COMMON STOCK SHOULD RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT. SEE "THE MERGER--NON-CASH ELECTION" FOR INSTRUCTIONS FOR STOCKHOLDERS ELECTING TO RETAIN SHARES. OTHERWISE, STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER--CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."

                           PROXY STATEMENT/PROSPECTUS
                        SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON       , 1997

    This Proxy Statement/Prospectus (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.01 per share (the "Common Stock"), of Xpedite Systems, Inc., a Delaware corporation (the "Company" or "Xpedite"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting
of Stockholders to be held on       , 1997 at       a.m. at
                        , and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on
      , 1997 as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.

    At the Special Meeting, the holders of Common Stock (the "Stockholders") will consider and vote upon (i) a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement") between Xpedite Acquisition Corp., a Delaware corporation ("Acquisition Corp."), whose stockholders, as of the date hereof, include UBS Partners LLC ("UBS"), Fenway Partners Capital Fund, L.P. ("Fenway") and/or certain of their affiliates (collectively, the "Investors"), and the Company, and the Merger (as defined below) contemplated thereby and (ii) a proposal to approve and adopt a new Amended and Restated Certificate of Incorporation of the Company (the "Charter Amendment"). A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and a copy of the Charter Amendment is attached to this Proxy Statement as Appendix B.

    The Merger Agreement provides, among other things, for the merger of Acquisition Corp. into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company will be converted into (a) the right to receive $23.25 in cash or (b) at the election of each Stockholder and subject to the limitations described below, one share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") (except that any shares held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"));
(ii) each outstanding share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") of the Company will be converted into a share of Surviving Corporation Common Stock; and (iii) each share of Acquisition Corp. Common Stock will be converted into a share of Surviving Corporation Common Stock.

    Immediately prior to the Merger, Management Stockholders (as defined below) will exchange 643,569 shares of Common Stock for the same number of shares of Class B Common Stock, 322,709 of which shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by such Management Stockholders, and the Investors will purchase from the Company 2,162,183 shares of Class B Common Stock for a purchase price per share of $23.25 and all such shares of Class B Common Stock will be converted into shares of Surviving Corporation Common Stock in the Merger. As a result of the Merger and these related transactions, immediately following the Merger, the Investors will own approximately 82% of the outstanding Surviving Corporation Common Stock, the Management Stockholders will own approximately 11% of the outstanding Surviving Corporation Common Stock and Stockholders other than the Management Stockholders will own the remaining approximately 7%.

    A Stockholder may elect to retain all, but not less than all, the shares of Common Stock held by such Stockholder by 5:00 p.m. Eastern time on the second business day preceding the Special Meeting (the "Election Date"). If no election is made, a Stockholder will receive the cash consideration for such Stockholder's shares of Common Stock. A Stockholder who elects to retain shares will be required to enter into a stockholders agreement (the "Stockholders Agreement"), the terms of which are more fully described elsewhere in this Proxy Statement. A copy of the form of Stockholders Agreement is attached as Appendix D to this Proxy Statement.

    In order to have the Merger treated as a "recapitalization" for financial reporting purposes, Acquisition Corp. is requiring that (i) the Management Stockholders exchange an aggregate of 643,569 of their shares of Common Stock for 643,569 shares of Class B Common Stock (provided that the Charter Amendment is approved and adopted by the Stockholders) of which 322,709 shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by the Management Stockholders on a one-for-one basis and (ii) existing Stockholders (other than the Management Stockholders) retain an aggregate of 205,000 shares of Common Stock. In the event holders of more than 205,000 shares (other than the Management Stockholders) elect to retain their shares, the number of shares to be retained by such Stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares and such Stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. Accordingly, Stockholders who elect to retain shares may in fact receive a combination of shares of Common Stock and cash in an amount which varies from the amount such holders elected to retain. If holders of fewer than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, certain Stockholders have agreed to retain an aggregate of 205,000 shares MINUS the number of shares that the other Stockholders have elected to retain.

    This Proxy Statement constitutes a prospectus of the Company with respect to the 205,000 shares to be retained by Stockholders and the shares to be retained by the Management Stockholders upon consummation of the Merger.

    At the Special Meeting, the holders of Common Stock will also consider and act upon a proposal to approve a new Amended and Restated Certificate of Incorporation of the Company (the "Charter Amendment"). The purpose of the Charter Amendment is to authorize the issuance of the Class B Common Stock, which will have the same rights as the Common Stock except that each share of Class B Common Stock will entitle the holder thereof to two votes in connection with the election of directors. Other than the authorization of the Class B Common Stock, the provisions of the Company's certificate of incorporation will not be changed by the Charter Amendment. If the Merger Agreement and the Merger are not approved, however, the Charter Amendment will be abandoned and it will not be filed with the Delaware Secretary of State. It is a condition to the obligation of Acquisition Corp. to consummate the Merger that the stockholders approve and adopt the Charter Amendment.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER AND "FOR" APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT. THE BOARD MAKES NO RECOMMENDATION WITH RESPECT TO WHETHER ANY STOCKHOLDER SHOULD ELECT TO RECEIVE CASH IN THE MERGER OR TO RETAIN SUCH STOCKHOLDER'S SHARES OF COMMON STOCK.

    Approval and adoption of the Merger Agreement, the Merger and the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock held by Stockholders on the Record Date. Each of Roy B. Andersen, Jr., Robert S. Vaters, Dennis Schmaltz, Max A. Slifer and Vincent DeVita (collectively, the "Management Stockholders"), each member of the Board of Directors, certain funds managed by Patricof & Co. Ventures, Inc. (the "Patricof Stockholders") and David Epstein, Stuart Epstein and Robert Epstein
(collectively, the "Epstein Stockholders"), who collectively owned       shares
of Common Stock as of the Record Date (which represented    % of the outstanding
shares of Common Stock as of the Record Date) has entered into an individual voting agreement with Acquisition Corp. pursuant to which each of them has agreed, among other things, to vote his or its shares of Common Stock in favor of the Merger Agreement, the Merger and the Charter Amendment.

    Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal legal, financial and tax advisors.

    This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying form of proxy are first being mailed to Stockholders on or about
      , 1997.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    A STOCKHOLDER ELECTING TO RETAIN COMMON STOCK MUST RETURN THE ENCLOSED FORM OF ELECTION TOGETHER WITH DULY ENDORSED COMMON STOCK CERTIFICATES AS INSTRUCTED
IN THIS PROXY STATEMENT BY 5:00 P.M., NEW YORK CITY TIME, ON       , 1997. SEE
"The Merger Agreement -- Non-Cash Election" and "-- Non-Cash Election
Procedure."

    SEE "RISK FACTORS" BEGINNING ON PAGE [ ] FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

    NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The date of this Proxy Statement is       , 1997.

                               TABLE OF CONTENTS

                                                                                                                PAGE
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
AVAILABLE INFORMATION......................................................................................          iv
FORWARD-LOOKING STATEMENTS.................................................................................          iv
ADDITIONAL INFORMATION.....................................................................................           v
SUMMARY....................................................................................................           1
  THE COMPANY..............................................................................................           1
  THE SPECIAL MEETING......................................................................................           1
    Time and Place; Matters To Be Considered at the Special Meeting........................................           1
    Record Date and Voting.................................................................................           1
    Vote Required; Revocability of Proxies.................................................................           2
    Solicitation of Proxies................................................................................           2
    Security Ownership of Certain Beneficial Owners and Management.........................................           2
  THE MERGER...............................................................................................           3
    General................................................................................................           3
    Effective Time of Merger...............................................................................           3
    Effect of the Merger...................................................................................           3
    Investors Ownership of Surviving Corporation Common Stock..............................................           4
    Recommendation of Board of Directors...................................................................           4
    Opinion of Financial Advisor...........................................................................           4
    Non-Cash Election......................................................................................           4
    Fractional Shares......................................................................................           5
    Conditions to the Merger...............................................................................           5
    Merger Financings......................................................................................           6
    Certain Effects of Recapitalization....................................................................           6
    Certain Federal Income Tax Consequences................................................................           6
    Treatment of Company Stock Options.....................................................................           6
    Interests of Certain Persons in the Merger.............................................................           7
    Termination; Termination Fees..........................................................................           9
    Acquisition Corp.......................................................................................          10
    Appraisal Rights.......................................................................................          10
    Risk Factors...........................................................................................          10
    Market Prices of Common Stock..........................................................................          10
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA............................................................          11
SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.............................................          13
RATIO OF EARNINGS TO FIXED CHARGES.........................................................................          20
PRO FORMA CAPITALIZATION...................................................................................          21
MARKET PRICES OF COMMON STOCK..............................................................................          22
RISK FACTORS...............................................................................................          23
    Control by Stockholders of Acquisition Corp............................................................          23
    Restrictions under Stockholders Agreement..............................................................          23
    Delisting of Common Stock on the Nasdaq National Market................................................          23
    Termination of Exchange Act Reporting..................................................................          24
    Substantial Leverage; Stockholders' Deficit; Liquidity.................................................          24
    Issuance of Preferred Stock............................................................................          25
    Non-Cash Election and Proration into Cash; Possible Dividend Treatment.................................          25
    Business Expansion.....................................................................................          25
    Integration of Acquisitions............................................................................          26
    Technological Change...................................................................................          26

                                                                                                                PAGE
                                                                                                                -----
    Risks Associated with International Operations.........................................................          26
    Competition............................................................................................          27
    Regulation of Telecommunications Industry..............................................................          27
THE COMPANY................................................................................................          28
    Products and Services..................................................................................          29
    Customer Base..........................................................................................          30
    The Xpedite Network....................................................................................          30
    Sales and Marketing....................................................................................          30
    Strategic Relationships and Acquisitions...............................................................          31
    Competition............................................................................................          32
THE SPECIAL MEETING........................................................................................          34
    Matters To Be Considered At The Special Meeting........................................................          34
    Record Date And Voting.................................................................................          35
    Vote Required; Revocability of Proxies.................................................................          35
    Solicitation of Proxies................................................................................          36
PROPOSAL ONE
THE MERGER.................................................................................................          37
    Background.............................................................................................          37
    Recommendation of Board; Reasons for the Merger........................................................          41
    Opinion of Financial Advisor...........................................................................          43
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................................................          48
    Characterization of the Merger for U.S. Federal Income Tax Purposes....................................          48
    Stockholders Receiving Cash............................................................................          48
    Stockholders Retaining Common Stock and Receiving No Cash..............................................          50
    Stockholders Retaining a Portion of Their Common Stock and Receiving Cash..............................          50
    Foreign Stockholders -- Withholding....................................................................          50
    Information Reporting and Backup Withholding...........................................................          51
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................          52
REGULATORY APPROVALS.......................................................................................          53
THE MERGER AGREEMENT.......................................................................................          54
    Merger Consideration...................................................................................          54
    Non-Cash Election......................................................................................          54
    Non-Cash Election Procedure............................................................................          55
    Effective Time of the Merger...........................................................................          55
    Conversion/Retention of Shares; Procedures for Exchange of Certificates................................          56
    Fractional Shares......................................................................................          56
    Accounting Treatment...................................................................................          56
    Effect on Stock Options and Employee Benefit Matters...................................................          57
    Representations and Warranties.........................................................................          57
    No Solicitation........................................................................................          58
    Cooperation and Best Efforts...........................................................................          58
    Conduct of Business Pending the Merger.................................................................          59
    Indemnification and Insurance..........................................................................          60
    Conditions to the Merger...............................................................................          60
    Termination; Termination Fees..........................................................................          61
    Amendment; Waiver......................................................................................          63
MERGER FINANCINGS..........................................................................................          63
    Senior Facilities......................................................................................          64
    Senior Subordinated Financing..........................................................................          66
    Equity Financing.......................................................................................          68

                                                                                                                PAGE
                                                                                                                -----
LITIGATION.................................................................................................          69
ACQUISITION OF XSL.........................................................................................          69
    General................................................................................................          69
    Representations and Warranties.........................................................................          69
    Covenants..............................................................................................          69
    No Solicitation........................................................................................          70
    Conditions to Closing..................................................................................          70
    Termination............................................................................................          71
    Termination Fee........................................................................................          71
DESCRIPTION OF XSL'S BUSINESS..............................................................................          71
    General................................................................................................          71
    Products and Services..................................................................................          72
    The XSL Network........................................................................................          72
    Sales and Marketing....................................................................................          72
    Strategic Acquisitions and Relationships...............................................................          72
    Competition............................................................................................          72
    Employees..............................................................................................          73
    Properties.............................................................................................          73
THE STOCKHOLDERS AGREEMENT.................................................................................          73
APPRAISAL RIGHTS...........................................................................................          74
PROPOSAL TWO
CHARTER AMENDMENT..........................................................................................          77
DESCRIPTION OF CAPITAL STOCK BEFORE MERGER.................................................................          77
    Voting Rights..........................................................................................          77
    Dividend Rights........................................................................................          77
    Liquidation Rights.....................................................................................          77
THE CHARTER AMENDMENT; DESCRIPTION OF CAPITAL STOCK AFTER MERGER...........................................          77
OTHER INFORMATION AND STOCKHOLDER PROPOSALS................................................................          78
EXPERTS....................................................................................................          78
LEGAL COUNSEL..............................................................................................          78
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          78
FINANCIAL STATEMENTS OF XSL................................................................................         F-1

Appendix A      --      Merger Agreement
Appendix B      --      Charter Amendment
Appendix C      --      Merrill Lynch Opinion
Appendix D      --      Form of Stockholders Agreement
Appendix E      --      Section 262 of the DGCL

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ACQUISITION CORP. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    As described herein, the Common Stock will be deregistered under the Exchange Act following the Merger if the number of record holders permits such deregistration. If that deregistration occurs, the Company does not plan to provide any reports or information to its public stockholders other than as may be required by law or under the Stockholders Agreement (as defined and described below). However, the Company currently plans to register certain debt securities under the Exchange Act in the near future. Until such debt securities are repaid, the Company will be subject to the reporting requirements of the Exchange Act and such information will be publicly available to holders of Common Stock. Upon the repayment of such debt securities, the Company may no longer be subject to the reporting requirements of the Exchange Act unless it has registered other securities under the Exchange Act.

    All information contained in this Proxy Statement concerning Acquisition Corp. has been supplied by Acquisition Corp. and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

    This Proxy Statement also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Common Stock. Statements contained herein concerning the contents of any document referred to herein are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act, including, without limitation, statements under "The Company" and "The Merger --Background of the Merger." All statements, other than statements of historical facts, included in this Proxy Statement (including, but not limited to, any pro forma financial information contained in this Proxy Statement) that address activities, events or developments that the

Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Proxy Statement and other factors, many of which are beyond the control of the Company.

    Consequently, all of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                             ADDITIONAL INFORMATION

    This Proxy Statement includes information to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. The Company and the Management Stockholders are filing a Rule 13e-3 Transaction Statement (the "Schedule 13E-3") to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as a part thereof, will be available for inspection at the offices of the Commission as set forth above.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF MATERIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT OR IN THE DOCUMENTS ATTACHED AS APPENDICES HERETO. EACH STOCKHOLDER IS URGED TO GIVE CAREFUL CONSIDERATION TO ALL THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE APPENDICES BEFORE VOTING.

    FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO RETAINING COMMON STOCK, SEE "RISK FACTORS."

                                  THE COMPANY

    The Company was formed in 1988 and provides a wide range of computer and fax-based services focused primarily on high volume electronic document distribution. The Company is the leading independent worldwide provider of enhanced fax services ("Enhanced Fax Services"), and a leading provider of discounted international fax services via a worldwide network with points of presence in over 70 cities in over 35 countries and over 12,900 fax lines. The Company also provides telex, Internet, e-mail and mailgram services. The Company's principal executive offices are located at One Industrial Way West, Eatontown, New Jersey 07724; telephone number (732) 389-3900.

    In addition to the Merger Agreement described herein, the Company also entered into a Share Purchase Agreement, dated as of August 8, 1997 (the "XSL Purchase Agreement") among the Company, PHJ&W No. 2 Limited, a newly-formed and wholly-owned subsidiary of the Company ("XSL Acquisition Corp."), and the shareholders of Xpedite Systems Limited, an English corporation ("XSL"), pursuant to which XSL Acquisition Corp. has agreed to purchase all the share capital of XSL for a purchase price of $87.0 million, subject to certain adjustments. See "Description of XSL's Business" and "Acquisition of XSL." The Company is currently engaged in preliminary negotiations with the shareholders of Xpedite Systems GmbH, a German corporation ("XSG"), for the purchase of a majority of the shares of XSG not currently owned by the Company. There can be no assurance that such purchase will be consummated.

                              THE SPECIAL MEETING

TIME AND PLACE; MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    The Special Meeting will be held at       a.m. on             , 1997, at
      . At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger; (ii) a proposal to approve and adopt the Charter Amendment; and (iii) such other matters as may properly be brought before the Special Meeting. See "The Special Meeting--Matters To Be Considered at the Special Meeting" and "Other Information and Stockholder Proposals".

RECORD DATE AND VOTING

    The Record Date for the Special Meeting is the close of business on
            , 1997. At the close of business on the Record Date, there were shares of Common Stock outstanding and entitled to vote, held by
approximately       stockholders of record. Each holder of Common Stock on the
Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. See "The Special Meeting--Record Date and Voting."

VOTE REQUIRED; REVOCABILITY OF PROXIES

    Approval and adoption of the Merger Agreement, the Merger and the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Each of the members of the Board of Directors, each of the Management Stockholders, the Patricof
Stockholders and the Epstein Stockholders, who collectively owned       shares
of Common Stock as of the Record Date (which represented    % of the outstanding
shares of Common Stock as of the Record Date) has entered into an individual voting agreement (the "Voting Agreements") with Acquisition Corp. pursuant to which each of them has agreed, among other things, to vote his or its shares of Common Stock in favor of the Merger Agreement, the Merger and the Charter Amendment.

    The required vote of the Stockholders to approve and adopt the Merger Agreement, the Merger and the Charter Amendment is based upon the total number of outstanding shares of Common Stock on the Record Date. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as an "against" vote with respect to the adoption and approval of the Merger Agreement, the Merger and the Charter Amendment. Proxies that do not contain any instruction to vote for or against a particular matter will be voted in favor of such matter. See "The Special Meeting--Vote Required; Revocability of Proxies" and "The Merger Agreement--Conditions to the Merger."

    The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. However, a Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Secretary of the Company, One Industrial Way West, Eatontown, New Jersey 07724, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.

SOLICITATION OF PROXIES

    The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies by telephone, by telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of             , 1997, the directors and executive officers of the
Company beneficially owned, in the aggregate,       shares of Common Stock
(excluding shares subject to unvested options), representing approximately    %
of such shares outstanding. Each member of the Board of Directors, the Management Stockholders, the Patricof Stockholders and the Epstein Stockholders
(who collectively owned approximately    % of the outstanding Common Stock as of
the Record Date) has entered into a Voting Agreement pursuant to which each of them has agreed, among other things, to vote their outstanding shares of Common Stock for the approval and adoption of the Merger Agreement, the Merger and the Charter Agreement. As of the Record Date, Roy B. Andersen, Jr. beneficially
owned       shares of Common Stock; Robert S. Vaters beneficially owned
      shares of Common Stock; Dennis Schmaltz beneficially owned       shares of
Common Stock; Max A. Slifer beneficially owned       shares of Common Stock; and
Vincent DeVita beneficially owned       shares of Common Stock.

                                   THE MERGER

GENERAL

    Upon the consummation of the Merger, Acquisition Corp. will be merged with and into the Company and the Company will be the Surviving Corporation. The Surviving Corporation will succeed to all the rights and obligations of the Company and Acquisition Corp.

EFFECTIVE TIME OF MERGER

    Pursuant to the Merger Agreement, the "Effective Time" will occur upon the filing of a certificate of merger with the Delaware Secretary of State.

EFFECT OF THE MERGER

    At the Effective Time, (i) each share of Common Stock outstanding immediately prior to the Effective Time will be converted into (a) the right to receive $23.25 in cash (the "Cash Price") or (b) with respect to shares of Common Stock as to which an election to retain has been made and not revoked or lost in accordance with the Merger Agreement (an "Electing Share"), subject to the limitations described below, the right to retain one fully paid and nonassessable share of Surviving Corporation Common Stock (a "Non-Cash Election Share") (except that any shares held in the Company's treasury will be canceled, and any Stockholder that properly dissents from the Merger will be entitled to appraisal rights under Delaware law); (ii) each outstanding share of Class B Common Stock will be converted into a share of Surviving Corporation Common Stock; and (iii) each share of Acquisition Corp. Common Stock will be converted into a share of Surviving Corporation Common Stock. Each Stockholder (other than the Management Stockholders who will be required to retain shares in the manner described below) may elect to receive the Cash Price or Non-Cash Election Shares with respect to all, but not less than all, of such Stockholder's shares of Common Stock, subject to the limitation that the aggregate number of shares of Common Stock to be retained at the Effective Time by Stockholders (other than the Management Stockholders) will be 205,000 (the "Non-Cash Election Number"). If no election is made by a Stockholder such Stockholder will receive the Cash Price for such Stockholder's shares. In addition, as a condition to the election to retain shares, a Stockholder must become a party to, and agree to be bound by, the Stockholders Agreement, the terms of which are summarized elsewhere in this Proxy Statement. See "The Stockholders Agreement."

    The Company expects to have the Merger qualify to be treated as a recapitalization for financial reporting purposes. In order to have the Merger treated as a recapitalization for financial reporting purposes, the Merger Agreement provides for (i) the Management Stockholders to exchange an aggregate of 643,569 of their shares of Common Stock for 643,569 shares of Class B Common Stock (which will require that the Charter Amendment is approved and adopted by the Stockholders), 336,173 of such shares of Class B Common Stock will be sold to the Investors immediately prior to the Merger for a price of $23.25 per share and 322,709 of such shares will be retained by such Management Stockholders, and all such shares of Class B Common Stock will be converted in the Merger into shares of Surviving Corporation Common Stock on a one-for-one basis and (ii) existing Stockholders (other than the Management Stockholders) retain an aggregate of 205,000 shares of Common Stock. In the event holders of more than 205,000 shares (other than the Management Stockholders) elect to retain their shares, the number of shares to be retained by such Stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares and such Stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. Accordingly, Stockholders who elect to retain shares may in fact receive a combination of shares of Common Stock and cash in an amount which varies from the amount such holders elected to retain. If holders of fewer than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, the Patricof Stockholders and the Epstein Stockholders have agreed, pursuant to the Voting Agreement, to retain, on a pro rata basis, an aggregate of 205,000 shares minus the number of shares that the other Stockholders have elected to retain.

    The total number of outstanding shares of Common Stock will decrease from approximately 9,010,000 shares to 3,010,852 shares immediately following the Merger.

INVESTORS OWNERSHIP OF SURVIVING CORPORATION COMMON STOCK

    In connection with the Merger, the 100 shares of issued and outstanding common stock of Acquisition Corp. will be converted into 100 shares of Surviving Corporation Common Stock. In addition, the Investors will purchase 322,709 shares of Class B Common Stock from the Management Stockholders and 2,162,183 shares of Class B Common Stock from the Company for a price per share equal to the Cash Price all of which shares of Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger.

RECOMMENDATION OF BOARD OF DIRECTORS

    At a meeting on August 8, 1997, the Special Committee recommended that the Board approve the Merger Agreement, the Merger and the Charter Amendment and the Board (other than Roy B. Andersen, Jr., who did not attend or vote at such meeting due to his participation with the Investors in the Merger transaction) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Charter Amendment. The Board has determined that the Merger Agreement is fair to and in the best interests of the Stockholders and recommends that the Stockholders vote FOR the approval and adoption of the Merger Agreement, the Merger and the Charter Amendment. The Board makes no recommendation with respect to whether any Stockholder should elect to receive cash in the Merger or to retain such Stockholder's shares of Common Stock.

    The Board of the Company also determined that the Charter Amendment is fair to and in the best interests of the Company and the Stockholders and unanimously approved the Charter Amendment.

    For a discussion of the factors considered by the Special Committee and the Board in reaching their recommendations and determination, see "The Merger--Background" and "--Recommendations of Board; Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

    On August 8, 1997, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial advisor to the Special Committee, delivered its written opinion to the Special Committee and the Board of Directors that, as of that date, the Cash Price to be received by the Stockholders in the Merger is fair to the Stockholders from a financial point of view. No opinion was given by Merrill Lynch with respect to the Non-Cash Election Shares or the shares retained by the Management Stockholders. The full text of the written opinion of Merrill Lynch dated August 8, 1997, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C. Stockholders should read such opinion carefully and in its entirety. See "The Merger--Opinion of Financial Advisor."

NON-CASH ELECTION

    Record holders of shares of Common Stock will be entitled to make an unconditional election (a "Non-Cash Election"), on or prior to the Election Date (as defined below), to retain all, but not less than all, their shares as Non-Cash Election Shares. As a condition to the election to retain shares, however, a Stockholder must become a party to, and agree to be bound by, the Stockholders Agreement described below. See "The Stockholders Agreement." If the number of Electing Shares exceeds 205,000, then the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing 205,000 by the total number of Electing Shares. All Electing Shares, other than those shares converted into the right to retain Non-Cash

Election Shares as described in the immediately preceding sentence, will be converted into cash in the amount of $23.25 per share (on a consistent basis among Stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares. The Patricof Stockholders and the Epstein
Stockholders, who collectively owned       shares of Common Stock on the Record
Date, have advised the Company that they do not intend to make a Non-Cash Election.

    If a Stockholder makes a Non-Cash Election and receives cash as a result of the proration procedures described above, such Stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "Risk Factors--Non-Cash Election and Proration into Cash; Possible Dividend Treatment." See also "Certain Federal Income Tax Consequences."

    If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement and (ii) the Patricof Stockholders and the Epstein Stockholders will retain a number of their shares of Common Stock equal to 205,000 minus the number of Electing Shares. See "The Merger Agreement--Non-Cash Election."

    Stockholders electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form (the "Form of Election") and Stockholders Agreement accompanying this Proxy Statement, and such Form of Election and Stockholders Agreement, together with all certificates representing shares of Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by
            (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., Eastern time, on the second business day next preceding
the date of the Special Meeting (i.e.,             , 1997) (the "Election Date")
and may not be withdrawn. See "The Merger Agreement--Non-Cash Election Procedure." Stockholders electing to receive the Cash Price for their shares of Common Stock should not complete the Form of Election or return it to the Exchange Agent.

FRACTIONAL SHARES

    Fractional shares of Common Stock will not be issued in the Merger. Stockholders otherwise entitled to a fractional share of Common Stock following the Merger will be paid cash in lieu of such fractional share as described in "The Merger--Fractional Shares."

CONDITIONS TO THE MERGER

    The obligations of the Company and Acquisition Corp. to consummate the Merger are subject to various conditions, including, without limitation, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of Stockholders, the absence of any injunction or other legal restraint preventing consummation of the Merger and the expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

    In addition, Acquisition Corp.'s obligations to effect the Merger are further subject, among other things, to (i) all conditions precedent to the closing of the transactions contemplated by the XSL Purchase Agreement having been satisfied; (ii) the management team and officers of the Company, its subsidiaries and XSL being satisfactory in all respects to Acquisition Corp. in its sole discretion; (iii) the Stockholders having approved and adopted the Charter Amendment; (iv) holders of no more than 10% of the outstanding shares of the Common Stock having perfected their dissenters' rights in accordance with
Section 262 of the DGCL; (v) there having been no governmental ruling or advice with respect to, or any change in existing accounting standards or interpretations thereof relating to, the permitted use of accounting for a transaction as a recapitalization which, in the opinion of Acquisition Corp.'s independent accountants, would materially and adversely affect the ability of the Surviving Corporation to account for the transactions contemplated by the Merger Agreement as a recapitalization;
(vi) there being no material adverse effect on the business, assets, properties, condition (financial or other), results of operations or prospects of the Company since August 8, 1997; (vii) the Company having obtained the funds pursuant to the Merger Financings (as hereinafter defined) substantially on the terms provided therein; (viii) in the event the Charter Amendment is approved by the Stockholders, the Management Stockholders (a) having exchanged 643,569 shares of Common Stock for shares of Class B Common Stock, and (b) having sold to the Investors an aggregate of 322,709 such shares of Class B Common Stock for a per share amount equal to the Cash Price; and (ix) the Put and Call Option Agreement dated as of December 15, 1993 with respect to XSSA (as hereinafter defined) (the "France Option Agreement") having been amended to provide that the consideration payable thereunder may be satisfied in cash, securities or any combination thereof, at the Company's option. See "The Merger Agreement--Conditions to the Merger" and "Merger Financings."

MERGER FINANCINGS

    Acquisition Corp. has received financing commitments (the "Financing Commitments") with respect to amounts adequate to complete the financing necessary to consummate the Merger and the XSL Acquisition (the "Merger Financings"). Such Merger Financings will be provided by a combination of (i) senior credit facilities of up to $129.5 million (which includes the provision of a letter of credit in the face amount of $31.5 million to be used for the XSL Acquisition) (see "Merger Financings--Senior Financing"), (ii) senior subordinated financing of up to $150 million (see "Merger Financings--Senior Subordinated Financing") and (iii) equity financing of an aggregate of approximately $102.8 million through the purchase of 322,709 shares of Class B Common Stock from the Management Stockholders and the issuance by the Company of common stock and preferred stock (see "Merger Financings--Equity Financing"). The Financing Commitments set forth certain agreed upon terms and conditions for the Senior Facilities (as defined in "Merger Financings") and the Senior Subordinated Facilities (as defined in "Merger Financings") although definitive documentation of the Merger Financings has not yet been finalized as of the date of this Proxy Statement.

CERTAIN EFFECTS OF RECAPITALIZATION

    Upon consummation of the Merger, shares of Common Stock which are to be retained by Stockholders in the Merger (including the Management Stockholders) will represent approximately 18% of the outstanding Common Stock of the Surviving Corporation. Because the Merger will be accounted for as a recapitalization, it will have no impact on the historical basis of the Company's operating assets and liabilities. One result of such accounting treatment will be a retention in stockholders' equity of the Company of a deficit of approximately $133 million on a pro forma basis as of June 30, 1997. See "Risk Factors--Substantial Leverage; Stockholders' Deficit; Liquidity" and "Pro Forma Capitalization."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For a summary of the material U.S. federal income tax consequences of the Merger, see "Certain Federal Income Tax Consequences."

    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS

    Pursuant to the Merger Agreement, at the Effective Time, (i) each Company Stock Option granted under the Stock Plans (as such terms are defined under "The Merger--Effect on Stock and Employee

Benefit Matters") outstanding immediately prior to the Effective Time, whether or not then exercisable, will be cancelled and retired and (ii) each holder of any such cancelled Company Stock Option having an exercise price of less than the Cash Price (which as of the date of this Proxy Statement constitutes all outstanding Company Stock Options) will receive, in consideration of such cancellation, a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of (A) the total number of shares of Common Stock subject to such Company Stock Option and (B) the excess of the Cash Price over the exercise price per share of Common Stock subject to such Company Stock Option, payable in cash as of or as soon as practicable after the Effective Time.

    It is anticipated that the Stock Plans will terminate as of the Effective Time, and that following the Effective Time, no current holder of a Company Stock Option nor any current participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company. It is expected that certain members of the Company's management will receive new options to acquire shares of Common Stock after the Merger. See "Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to other matters described under "The Merger--Recommendation of the Board of Directors; Reasons for the Merger."

    Each of the members of the Board of Directors, the Management Stockholders, the Patricof Stockholders and the Epstein Stockholders have agreed pursuant to an individual Voting Agreement with Acquisition Corp. to vote his or its shares of Common Stock in favor of adoption of the Merger Agreement, the Merger and the Charter Amendment. In addition, the Management Stockholders have agreed that they will exchange 643,569 shares of Common Stock owned by them for shares of Class B Common Stock (on a one-for-one basis), provided that the Charter Amendment is approved and adopted by the Stockholders. An aggregate of 322,709 of such shares of Class B Common Stock will be sold to the Investors for cash at a price per share equal to the Cash Price and an aggregate of 320,860 of such shares will be retained by the Management Stockholders. At the Effective Time, each share of Class B Common Stock will automatically be converted into the right to receive one share of Surviving Corporation Common Stock.

    Pursuant to the Merger Agreement, the Surviving Corporation has agreed to indemnify all present directors and officers of the Company and its subsidiaries for six years after the Effective Time and will maintain during such period, if available, a directors' and officers' insurance policy with respect to such indemnification containing terms comparable to those applicable as of August 8, 1997 to directors and officers of the Company.

    In 1996, the Company adopted the Officers' Contingent Stock Option Plan (the "Officers' Plan"). Pursuant to the Officers' Plan, options exercisable for a maximum aggregate of 200,000 shares of Common Stock were granted to certain members of the Company's senior management, including the Management Stockholders. The options authorized under the Officers' Plan were to be granted in two equal tranches upon the Common Stock attaining and maintaining certain specified market prices. Options for 92,500 shares of Common Stock (the "Tranche 1 Options") were granted upon the Common Stock attaining and maintaining a price of $22.50 or more during 1996, as follows: Mr. Andersen--40,000 shares; Mr. Schmaltz--20,000 shares; Mr. Slifer--20,000 shares; and a former officer of the Company--12,500 shares. Options for an additional 100,000 shares of Common Stock (the "Tranche 2 Options") were to be granted upon the Company attaining and maintaining a price of $30.00 or more during 1997. In April 1997, the Board adopted resolutions to amend the Officers' Plan to eliminate the Tranche 2 Options, and in lieu thereof, in the event of a merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition by any party of 51% or more of the Common Stock or a liquidation or dissolution of the Company following which the Company's business is conducted by another entity, cash bonuses were to be payable to senior, mid-level and low-level management and staff of the Company (the "Bonus Plan"). The approximate total bonus to be paid to each of the Management Stockholders pursuant to the Bonus Plan as a result of the Merger is as follows: Mr. Andersen--$521,000; Mr. Vaters-- $423,000; Mr. Schmaltz--$193,000; Mr.
Slifer--$199,000; and Mr. DeVita--$195,000. Cash bonuses payable to other employees will be approximately $860,000 in the aggregate.

    The Directors' Warrant Plan (the "Directors' Plan") adopted by the Company in 1996 provides for the issuance by the Company of warrants to purchase 25,000 shares of Common Stock at a purchase price of $17.50 per share to non-employee directors of the Company. Pursuant to the Directors' Plan, each of Messrs. Baker, Campbell, Chefitz and Epstein were awarded warrants to purchase 25,000 shares of Common Stock.

    Robert Chefitz, a member of the Board of Directors who is also a general partner or executive officer of each of the Patricof Stockholders, owns an interest in the Patricof Stockholders. Mr. Chefitz also owns an indirect profit interest in APAX Ventures IV and APAX Ventures IV International Partners LP (collectively, the "APAX Funds"), which in turn own shares of XSL. Mr. Chefitz has not participated and does not participate in the management of the APAX Funds. The Patricof Stockholders and the APAX Funds, respectively, have or have had investments in businesses other than the Company and XSL, respectively; accordingly, the value to Mr. Chefitz of his interest in the Patricof Stockholders and the APAX Funds, respectively, is dependent in part upon the performance of such other investments, and cannot be calculated at this time.

    John C. Baker, a member of the Board of Directors, is a former general partner or executive officer of each of the Patricof Stockholders. Mr. Baker retains an interest in the Patricof Stockholders. The Patricof Stockholders have or have had investments in businesses other than the Company; accordingly, the value to Mr. Baker of his interest in the Patricof Stockholders is dependent in part on the performance of such other investments, and cannot be calculated at this time.

    As members of the Special Committee of the Company, Messrs. Philip A. Campbell and Robert Chefitz are each entitled to a fee equal to $25,000 plus $1,500 for each eight hours of time which such Special Committee member devoted to the business of the Special Committee. The aggregate amount of such fees payable is expected to be approximately $200,000.

    Each of the Management Stockholders will enter into new employment agreements with the Company which will take effect upon consummation of the Merger. The new employment agreements will replace such Management Stockholders' existing employment agreements with the Company. The terms of such new employment agreements have not yet been finalized.

    In the event the Merger is consummated, the Company will pay up to $25,000 of the Management Stockholders' aggregate legal and accounting fees incurred in connection with entering into the new employment agreements.

    It is anticipated that after the Merger the Company will establish a management option plan, pursuant to which it will grant to the Management Stockholders (i) performance based Options (the "Performance Options") to purchase up to an aggregate of approximately 11.5% of the outstanding common stock of the Company and (ii) time-vested Options ("Time-Vested Options") to purchase up to an aggregate of 3.5% of the outstanding common stock of the Company (not including shares to be received upon exercise of Performance Options). The Performance Options will be granted in two categories. Performance Options to purchase up to an aggregate of 8.0% of the outstanding common stock of the Company ("Class I Options") will vest over a five-year period based on the attainment of specified EBITDA targets. Any Class I Options that do not vest in the five-year period will vest at the end of seven years. Performance Options to purchase up to an aggregate of 3.5% of the outstanding common stock of the Company ("Class II Options") will vest as the Investors realize specified rates of return on their investment in the

Company. In the event the Investors do not realize such specified rates of return, Class II Options will vest at the end of seven years. Time-Vested Options will vest ratably on an annual basis over the four-year period following the Merger or upon a change of control of the Company, if earlier. The Performance Options will have an exercise price of $24.09 and the Time-Vested Options will have a nominal exercise price. All Options will expire at the end of ten years.

    It is also anticipated that each of the Management Stockholders will enter into a stockholders agreement with the Company and the Investors which will contain provisions regarding corporate governance and restrictions on transfer of Common Stock held by the Management Stockholders.

TERMINATION; TERMINATION FEES

    The Merger Agreement may be terminated, and the Merger abandoned prior to the Effective Time: (i) upon the mutual written consent of the Company and Acquisition Corp.; (ii) by either the Company or Acquisition Corp., if the Merger is not completed by February 28, 1998, although such deadline may be extended by an additional 30 days if this Proxy Statement has been mailed to Stockholders on or prior to such date; (iii) by either the Company or Acquisition Corp. if a court or other governmental body has issued a nonappealable final order permanently restraining, enjoining or otherwise legally prohibiting the Merger (provided that if a temporary order has been entered restraining, enjoining or prohibiting the Merger, such temporary order will be deemed a nonappealable final order if it remains continuously in effect for 60 days); (iv) by either the Company or Acquisition Corp., if (A) the Board of Directors recommends an Alternative Transaction (as defined in "The Merger Agreement--Termination; Termination Fees") or (B) a tender offer or exchange offer for 15% or more of the Common Stock is commenced by a third party and the Board of Directors recommends that the Stockholders tender their shares in such tender or exchange offer (provided that the Company will not be entitled to exercise such termination right unless the Board determines that the failure to accept or recommend such proposal would constitute a breach of its fiduciary duties to the Stockholders); (v) by Acquisition Corp., if the Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement and the transactions contemplated thereunder in a manner adverse to Acquisition Corp.; or (vi) by either the Company or Acquisition Corp., if the other party breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the obligations of the terminating party would be incapable of being satisfied by February 28, 1998, unless such breach or failure to comply is cured within 30 days.

    In general, except as otherwise described in this paragraph, if the Merger Agreement is terminated, the Company will be obligated to pay Acquisition Corp. a fee of $7,500,000 and reimburse Acquisition Corp. for its documented fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a maximum of $2,000,000. The Company will not be required to pay such fee or reimburse Acquisition Corp. for such expenses in the event the Merger Agreement is terminated in any one of the following manners: (i) by the mutual written consent of the Company and Acquisition Corp.; (ii) by the Company
(A) if Acquisition Corp. breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the Company's obligations would be incapable of being satisfied by February 28, 1998, unless such breach or failure to comply by Acquisition Corp. is cured within 30 days; or (B) if the Merger is not consummated by February 28, 1998 (as such date may be extended by 30 days as described above), in either case as a result of a breach of representation or warranty by Acquisition Corp. or failure by Acquisition Corp. to comply with any of its material representations or warranties or obligations under the Merger Agreement; or (iii) by Acquisition Corp. solely due to a failure to satisfy specified closing conditions. The Company will not be obligated to pay the $7,500,000 fee, but will be obligated to reimburse Acquisition Corp. for its expenses in an amount up to $2,000,000, in the event the Merger Agreement is terminated by Acquisition Corp. as a result of (i) the failure of the transactions contemplated by the XSL Purchase Agreement to be consummated (other than as a result of a breach or failure to comply with any representation or warranty or obligation of the Company in the XSL Purchase Agreement) or (ii) a material adverse effect on the business, assets, properties, condition (financial or other), results of operations or prospects of the Company and its subsidiaries, taken as a whole, occurring after August 8, 1997. See "The Merger Agreement--Termination; Termination Fees."

ACQUISITION CORP.

    Acquisition Corp. is a Delaware corporation that was incorporated on July 14, 1997. Acquisition Corp.'s principal executive offices are located at 299 Park Avenue, 34th Floor, New York, New York 10171. As of the date of this Proxy Statement, the sole stockholders of Acquisition Corp. are the Investors.

    Prior to the Merger, Acquisition Corp. will not have any significant assets or liabilities (other than its rights and obligations in connection with the Merger Agreement) and will not engage in any activities other than those incident to its formation and the transactions contemplated by the Merger Agreement. Pursuant to the terms of the Merger Agreement, Acquisition Corp. will be merged with and into the Company, and Acquisition Corp. will cease to exist.

APPRAISAL RIGHTS

    Under Section 262 of the DGCL, a stockholder of the Company may dissent from the Merger and obtain payment for the fair value of his or her shares of Common Stock. In order to dissent, (i) the dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Common Stock if the Merger is effected and (ii) the dissenting stockholder must not vote in favor of the Merger. A copy of Section 262 of the DGCL is attached as Appendix E to this Proxy Statement. See "Appraisal Rights."

RISK FACTORS

    Holders of Common Stock should carefully consider certain risk factors discussed in more detail elsewhere in this Proxy Statement in connection with their consideration of the Merger and their retention of Common Stock. See "Risk Factors."

MARKET PRICES OF COMMON STOCK

    The Common Stock is listed on the Nasdaq National Market under the symbol "XPED." On February 6, 1997, the last trading day before the public announcement that the Company was considering strategic alternatives to maximize stockholder value, the reported closing sale price per share of Common Stock was $20.75. On August 8, 1997, the last trading day before the Company announced the execution of the Merger Agreement, the reported closing sale price per share of Common
Stock was $21.625. On             , 1997, the last full trading day prior to the
date of this Proxy Statement, the reported closing sale price per share of
Common Stock was $         . For additional information concerning historical
market prices of the Common Stock, see "Market Prices of Common Stock."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected historical consolidated financial data of the Company. The historical consolidated financial data for the three fiscal years ended December 31, 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and related notes thereto incorporated by reference herein. The historical consolidated financial data for the six months ended June 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company and related notes thereto incorporated by reference herein. The unaudited consolidated financial data include all adjustments, consisting of normal, recurring accruals, which management considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for the six-month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The historical consolidated financial data for the two fiscal years ended December 31, 1993 have been derived from audited consolidated financial statements of the Company which are not incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                                                                SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                       JUNE 30,
                                       -----------------------------------------------------  --------------------
                                         1992      1993(1)     1994      1995(2)     1996       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Service revenues...................  $   9,400  $  28,341  $  39,523  $  51,840  $ 122,426  $  58,015  $  76,751
  System sales and other.............        629        731      1,906      3,844      7,422      3,581      2,992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total net revenues.................     10,029     29,072     41,429     55,684    129,848     61,596     79,743
Costs and expenses:
  Cost of sales......................      4,731     14,000     16,992     21,602     59,977     28,238     38,776
  Selling and marketing..............      3,284      7,680     11,180     15,059     28,579     13,305     18,341
  General and administrative.........        982      1,942      2,746      3,964      8,332      4,015      4,433
  Research and development...........        569      1,695      2,834      3,415      4,888      2,483      2,413
  Depreciation and amortization......        428        975      1,432      2,723      7,619      3,498      4,783
  Write off of in-process research
    and development costs(3).........     --         --         --         53,000     --         --         --
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss)..............         35      2,780      6,245    (44,079)    20,453     10,057     10,997
Interest income (expense)............       (523)      (373)       433        233     (3,155)    (1,757)    (1,257)
Other income (expense)...............     --         --         --             23        254        130        (77)
Income tax expense...................     --            712      1,950      2,741      7,119      3,461      3,873
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)....................  $    (488) $   1,695  $   4,728  $ (46,564) $  10,433  $   4,969  $   5,790
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common
  share(5)...........................     --         --      $    0.71  $   (6.67) $    1.20  $    0.61  $    0.62
Pro forma net income (loss) per
  common share(5)....................  $   (0.17) $    0.34     --         --         --
Weighted average shares
  outstanding........................      2,826      4,599      6,600      6,982      8,716      8,204      9,344
Other Data:
  Earnings before interest, taxes,
    depreciation and amortization,
    and non-recurring charge
    ("EBITDA")(4)....................  $     467  $   3,967  $   7,919  $  12,030  $  29,145  $  14,111  $  16,145

                                                           DECEMBER 31,
                                       -----------------------------------------------------  JUNE 30,
                                         1992       1993       1994       1995       1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ---------
  BALANCE SHEET DATA:
  Cash, cash equivalents and short
    term investments.................  $   1,906  $     472  $  16,139  $   9,076  $   6,680  $   5,124
  Total assets.......................      5,019     13,962     34,352     72,883     91,192     95,533
  Long-term debt, excluding current
    maturities.......................      4,201      3,098         13     36,323     27,473     24,267
  Preferred Stock....................      6,663      7,262     --         --         --         --
  Stockholders' equity (deficit).....     (7,502)    (6,599)    27,085     (1,116)    25,137     30,403
  Book value per share(6)............                                              $    2.82  $    3.40
                                                                                   ---------  ---------
                                                                                   ---------  ---------

------------------------

(1) The Company acquired certain assets from TRT Communications, Inc. as of February 1, 1993.

(2) On November 20, 1995, the Company acquired Swift Global Communications, Inc. ("Swift"), ViTel International Holdings Company, Inc. ("ViTel") and Comwave Communications, AG ("Comwave," and collectively with Swift and ViTel, the "SVC Companies").

(3) In connection with the acquisitions of the SVC Companies, the Company wrote off $53.0 million of in-process research and development costs.

(4) EBITDA consists of operating income plus depreciation and amortization. For 1995, EBITDA was computed excluding the non-recurring charge resulting from the write-off of in-process research and development. EBITDA is a commonly used measure of financial performance in the telecommunications industry, but it is not intended to be a substitute for or replacement of operating income or reported net income.

(5) Net income per share in 1994, and pro-forma net income per share in 1993, were calculated after giving effect to dividends payable on outstanding Preferred Stock, in the amounts $74,476, and $149,337, respectively.

(6) Based on 8,903,240 and 8,945,051 issued and outstanding shares of Common Stock as of December 31, 1996 and as of June 30, 1997, respectively.

         SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following selected pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the Company's historical financial statements incorporated by reference herein and the historical financial statements of XSL included herein. See "Available Information," "Incorporation of Certain Documents by Reference" and "Financial Statements of XSL."

    The following unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 1996 and the six months ended June 30, 1997 give effect to (1) the XSL Acquisition and (2) the Merger as if they occurred on January 1, 1996.

    The following unaudited pro forma condensed consolidated balance sheet gives effect to (1) the XSL Acquisition and (2) the Merger as if they occurred on June 30, 1997. The adjustments are described in the accompanying notes.

    The historical results for XSL represent the actual results of operations for XSL for the year ended December 31, 1996 and for the six months ended June 30, 1997.

    The historical results of XSL were translated into U.S. dollars using average exchange rates for the unaudited pro forma condensed consolidated statements of operations and the period end exchange rate for the unaudited pro forma condensed consolidated balance sheet. These rates are .6380 and .6090 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and .6009 as of June 30, 1997.

    The following selected pro forma condensed consolidated financial statements do not purport to represent what the results of operations or the balance sheet data actually would have been had (1) the XSL Acquisition and (2) the Merger occurred on the date or for the periods indicated or to project the Company's results of operations or balance sheet for any future period or date.

    This information should be read in conjunction with the Company's consolidated financial statements, together with the notes thereto and the financial statements of XSL together with the notes thereto.

    The XSL Acquisition is not contingent upon the consummation of the Merger but the Merger is contingent upon the consummation of the XSL Acquisition.

    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization.

    Accordingly, the historical basis of the Company's operating assets and liabilities has not been impacted by the transaction.

    The pro forma condensed consolidated financial statements assume that there are no Stockholders that exercise their statutory rights of appraisal in the Merger.

    Please see "Acquisition of XSL" and "The Merger."

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                                                                                                                       PRO
                                                                                    PRO                               FORMA
                                                      XSL ACQUISITION              FORMA                               XSL
                                  THE COMPANY   ---------------------------         XSL                            ACQUISITION
                                  AS REPORTED   HISTORICAL     ADJUSTMENTS      ACQUISITION        MERGER          AND MERGER
                                  ------------  -----------   -------------    -------------    -------------     -------------
Net revenues....................  $129,847,651  $25,598,616   $ (2,011,620)(a) $ 150,783,516                      $ 150,783,516
                                                                (2,651,131)(b)
Cost of sales...................    59,976,829   14,080,825     (2,011,620)(a)    69,940,014                         69,940,014
                                                                (2,106,020)(b)
                                  ------------  -----------                    -------------                      -------------
Gross margin....................    69,870,822   11,517,791                       80,843,502                         80,843,502
Operating expenses, excluding
  depreciation and
  amortization..................    41,798,702    3,373,979                       45,172,681    $     634,715(h)     45,807,396
Depreciation and amortization...     7,619,330      750,134        375,000(c)     11,141,634          635,000(e)     11,776,634
                                                                 1,962,625(d)
                                                                   668,571(e)
                                                                  (234,026)(f)
                                  ------------  -----------                    -------------                      -------------
Total operating expenses........    49,418,032    4,124,113                       56,314,315                         57,584,030
                                  ------------  -----------                    -------------                      -------------
Operating income................    20,452,790    7,393,678                       24,529,187                         23,259,472
Interest and other income
  (expense).....................    (2,900,157)    (695,167)     4,377,117(f)     (9,711,052)     (13,179,110)(e)   (22,890,162)
                                                               (10,492,845)(e)
                                  ------------  -----------                    -------------                      -------------
Income before income taxes......    17,552,633    6,698,511                       14,818,135                            369,310
Income tax expense (benefit)....     7,119,171    1,401,733     (2,622,717)(g)     5,898,187       (5,490,554)(g)       407,634
                                  ------------  -----------                    -------------                      -------------
Net income (loss)...............    10,433,462    5,296,778                        8,919,948                            (38,324)
Preferred dividend..............       --           --                              --             (6,040,125)(i)    (6,040,125)
                                  ------------  -----------                    -------------                      -------------
Net income (loss) attributable
  to common stockholders........  $ 10,433,462  $ 5,296,778                    $   8,919,948                      $  (6,078,449)
                                  ------------  -----------                    -------------                      -------------
                                  ------------  -----------                    -------------                      -------------
Net income per common share.....  $       1.20                                 $        1.02                      $       (2.02)
                                  ------------                                 -------------                      -------------
                                  ------------                                 -------------                      -------------
Weighted average shares
  outstanding...................     8,716,300                                     8,716,300                          3,010,852
                                  ------------                                 -------------                      -------------
                                  ------------                                 -------------                      -------------

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                  (UNAUDITED)

                                                                                                                         PRO
                                                                                        PRO                             FORMA
                                                          XSL ACQUISITION              FORMA                             XSL
                                     THE COMPANY    ----------------------------        XSL                          ACQUISITION
                                     AS REPORTED     HISTORICAL     ADJUSTMENTS     ACQUISITION       MERGER         AND MERGER
                                     ------------   ------------   -------------    ------------   ------------     -------------
Net revenues.......................  $79,742,623    $ 16,012,629   $ (1,110,750)(a) $ 93,640,215                    $ 93,640,215
                                                                     (1,004,287)(b)
Cost of sales......................   38,775,656       6,518,776     (1,110,750)(a)   43,204,749                      43,204,749
                                                                       (978,933)(b)
                                     ------------   ------------                    ------------                    -------------
Gross margin.......................   40,966,967       9,493,853                      50,435,466                      50,435,466
Operating expenses, excluding
  depreciation and amortization....   25,186,883       2,035,163                      27,222,046   $    317,358(h)    27,539,404
Depreciation and amortization......    4,783,015         497,029        187,500(c)     6,664,512        317,500(e)     6,982,012
                                                                        981,313(d)
                                                                        334,286(e)
                                                                       (118,631)(f)
                                     ------------   ------------                    ------------                    -------------
Total operating expenses...........   29,969,898       2,532,192                      33,886,558                      34,521,416
                                     ------------   ------------                    ------------                    -------------
Operating income...................   10,997,069       6,961,661                      16,548,908                      15,914,050
Interest and other income
  (expense)........................   (1,334,407)       (257,979)     1,709,168(f)    (5,155,641)    (6,589,555)(e)  (11,745,196)
                                                                     (5,272,423)(e)
                                     ------------   ------------                    ------------                    -------------
Income before income taxes.........    9,662,662       6,703,682                      11,393,267                       4,168,854
Income tax expense (benefit).......    3,872,735       2,143,253     (1,413,655)(g)    4,602,333     (2,745,277)(g)    1,857,056
                                     ------------   ------------                    ------------                    -------------
Net income.........................    5,789,927       4,560,429                       6,790,934                       2,311,798
Preferred dividend.................      --              --                              --          (3,317,608)(i)   (3,317,608)
                                     ------------   ------------                    ------------                    -------------
Net income (loss) attributable to
  common stockholders..............  $ 5,789,927    $  4,560,429                    $  6,790,934                    $ (1,005,810)
                                     ------------   ------------                    ------------                    -------------
                                     ------------   ------------                    ------------                    -------------
Net income per common share........  $      0.62                                    $       0.73                    $      (0.33)
                                     ------------                                   ------------                    -------------
                                     ------------                                   ------------                    -------------
Weighted average shares
  outstanding......................    9,344,000                                       9,344,000                       3,010,852
                                     ------------                                   ------------                    -------------
                                     ------------                                   ------------                    -------------

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    The historical financial statements of the Company include $147,558 and $243,104 of compensation expense recorded in "Operating expenses, excluding depreciation and amortization" related to the Officers' Plan for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

    The pro forma condensed consolidated statement of operations does not include a charge of approximately $1.6 million related to the acceleration of vesting of options under the Officers' Plan due to the Merger. Additionally, the pro forma condensed consolidated statements of operations do not include approximately $2.4 million of payments under the Bonus Plan. The pro forma condensed consolidated statements of operations do not include a payment of approximately $4.6 million to holders of Company stock options and warrants. See "Interests of Certain Persons in the Merger."

(a) To eliminate telecommunications costs incurred by the Company and XSL delivered on behalf of each other.

(b) To eliminate system sales from the Company to XSL and royalty revenue from the Company's results and related expense from XSL's results.

(c) To record amortization related to the estimated fair value of customer lists of XSL assuming an 8 year useful life.

(d) To record amortization of costs in excess of fair value of net assets acquired of XSL assuming a 40 year useful life.

                                                                                     PRO FORMA ADJUSTMENTS
                                                                             -------------------------------------
                                                                                 XSL
                                                                             ACQUISITION    MERGER        TOTAL
                                                                             -----------  -----------  -----------

(e) To record interest and amortization of debt issue costs:
  For the year ended December 31, 1996
      Interest:
      Senior Facility @ 8.5% per annum (including interest expense on the
        $30 million obligation due six months after closing of the XSL
        Acquisition which was discounted for financial statement
        purposes)..........................................................  $10,492,845  $   --       $10,492,845
      Portion of Senior Facility for the XSL Acquisition refinanced with
        Senior Subordinated Facilities.....................................      --        (2,195,890)  (2,195,890)
      Senior Subordinated Facilities @ 10.25% per annum....................      --        15,375,000   15,375,000
                                                                             -----------  -----------  -----------
                                                                             $10,492,845  $13,179,110  $23,671,955
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
      Amortization:
      Senior Facility over 7 years.........................................  $   668,571  $   --       $   668,571
      Senior Subordinated Facilities over 10 years.........................  $   --       $   635,000  $   635,000
A 0.125% increase or decrease in the assumed interest rate applicable to the Senior Facility and the Senior Subordinated Facilities would change
  pro forma interest expense by approximately:.............................  $   153,543  $   155,208  $   308,751
For the six months ended June 30, 1997
      Interest:
      Senior Facility @ 8.5% per annum.....................................  $ 5,272,423  $   --       $ 5,272,423
      Portion of Senior Facility for the XSL Acquisition refinanced with
        Senior Subordinated Facilities.....................................      --        (1,097,945)  (1,097,945)
      Senior Subordinated Facilities @ 10.25% per annum....................      --         7,687,500    7,687,500
                                                                             -----------  -----------  -----------
                                                                             $ 5,272,423  $ 6,589,555  $11,861,978
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
      Amortization:
      Senior Facility over 7 years.........................................  $   334,286  $   --       $   334,286
      Senior Subordinated Facilities over 10 years.........................  $   --       $   317,500  $   317,500
                                                                             -----------  -----------  -----------
A 0.125% increase or decrease in the assumed interest rate applicable to the Senior Facility and the Senior Subordinated Facilities would change pro forma interest expense by approximately:
                                                                             $    76,711  $    77,604  $   154,375

(f) To eliminate historical interest expense and related amortization of debt costs on existing Company and XSL debt to be refinanced in connection with the XSL Acquisition. The pro forma condensed consolidated statements of operations do not include an extraordinary charge of approximately $1.4 million related to unamortized debt issue costs which will be written off upon the repayment of existing indebtedness.

(g) To record tax effect (US tax rate: 38%; UK tax rate: 33%) on adjustments.

(h) To record compensation expense related to the Time-Vested Options to be awarded to certain members of management after the closing of the Merger. See "Interests of Certain Persons in the Merger." The value of the options at closing is expected to be approximately $2.5 million amortized over a four year vesting period.

(i) To record dividends accrued on preferred stock assuming a rate of 13% per annum.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1997

                                  (UNAUDITED)

                                                                                                                           PRO
                                                                                        PRO                               FORMA
                                        THE             XSL ACQUISITION                FORMA                               XSL
                                     COMPANY AS   ----------------------------          XSL                            ACQUISITION
ASSETS                                REPORTED    HISTORICAL      ADJUSTMENTS       ACQUISITION         MERGER          AND MERGER
----------------------------------- ------------  -----------    -------------      ------------     -------------     ------------
Current assets:
Cash and cash equivalents.......... $ 5,124,188   $   314,712                       $  5,438,900                       $  5,438,900
Accounts receivable................  30,076,912     9,157,247    $(1,122,231)(a)      38,111,928                         38,111,928
Other current assets...............   6,987,837       --                               6,987,837                          6,987,837
                                    ------------  -----------                       ------------                       ------------
    Total current assets...........  42,188,937     9,471,959                         50,538,665                         50,538,665

Property, plant and equipment,
  net..............................  21,981,552     4,855,555                         26,837,107                         26,837,107
Customer lists.....................   8,059,579       --           3,000,000(b)       11,059,579                         11,059,579
Purchased software.................   2,669,917       --                               2,669,917                          2,669,917
Costs in excess of fair value of
  net assets acquired..............   9,997,945       --          77,427,570(c)       88,502,515                         88,502,515
                                                                   1,077,000(f)
Other assets.......................  10,635,230       --          (1,040,437)(d)      14,274,793     $   6,350,000(e)    20,624,793
                                                                   4,680,000(e)
                                    ------------  -----------                       ------------                       ------------
                                    $95,533,160   $14,327,514                       $193,882,576                       $200,232,576
                                    ------------  -----------                       ------------                       ------------
                                    ------------  -----------                       ------------                       ------------
LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued
  expenses......................... $22,402,074   $ 3,378,552    $(1,122,231)(a)    $ 24,658,395                       $ 24,658,395
Current portion of long-term
  debt.............................   7,671,208       --          (7,300,000)(g)       2,121,208                          2,121,208
                                                                   1,750,000(e)
Current portion of capital lease
  obligations......................     230,315       --                                 230,315                            230,315
Income taxes payable and other
  current liabilities..............   6,184,696     5,869,625     (1,200,093)(n)      10,854,228                         10,854,228
                                    ------------  -----------                       ------------                       ------------
    Total current liabilities......  36,488,293     9,248,177                         37,864,146                         37,864,146
Payable to shareholders of XSL.....     --            --          28,777,000(f)       28,777,000                         28,777,000
Long-term debt.....................  24,060,352     3,611,314    (24,000,000)(g)      92,367,352       150,000,000(e)   216,533,352
                                                                  (3,611,314)(g)                       (25,834,000)(e)
                                                                  92,307,000(e)
Long-term portion of capital lease
  obligations......................     206,219       --                                 206,219                            206,219
Other liabilities..................   4,375,487       --             930,000(h)        5,305,487                          5,305,487
Preferred stock....................     --            --             --                  --             45,000,000(i)    45,000,000
Stockholders' equity (deficit).....  30,402,809     1,468,023     (1,468,023)(j)      29,362,372        70,000,000(i)  (133,453,628)
                                                                  (1,040,437)(d)                       (13,753,000)(l)
                                                                                                      (219,063,000)(k)
                                    ------------  -----------                       ------------                       ------------
                                    $95,533,160   $14,327,514                       $193,882,576                       $200,232,576
                                    ------------  -----------                       ------------                       ------------
                                    ------------  -----------                       ------------                       ------------
Book value per share(m)............ $      3.40                                     $       3.28                       $     (44.32)
                                    ------------                                    ------------                       ------------
                                    ------------                                    ------------                       ------------

          NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    Pro forma adjustments to the pro forma consolidated balance sheet are summarized in the following table:

                                                                              REPAY             FEES
                                                         PAYMENT OF         EXISTING             AND                NET XSL
XSL ACQUISITION:                       FINANCING       CONSIDERATION          DEBT            EXPENSES            ADJUSTMENT
-----------------------------------  -------------     --------------     -------------     -------------        -------------
Cash and cash equivalents..........  $  94,057,000(e)  $ (57,000,000)(f)  $ (31,300,000)(g) $  (5,757,000)(e,f)       --
Customer lists.....................       --               3,000,000(b)        --                --              $   3,000,000
Costs in excess of fair value of
  net assets acquired..............       --              77,427,570(c)        --               1,077,000(f)        78,504,570
Other assets.......................       --                --               (1,040,437)(d)     4,680,000(e)         3,639,563
Current portion of long-term
  debt.............................      1,750,000(e)       --               (7,300,000)(g)      --                 (5,550,000)
Income taxes payable and other
  current liabilities..............       --              (1,200,093)(n)       --                --                 (1,200,093)
Payable to shareholders of XSL.....       --              28,777,000(f)        --                --                 28,777,000
Long-term debt.....................     92,307,000(e)     (3,611,314)(g)    (24,000,000)(g)      --                 64,695,686
Other liabilities..................       --                 930,000(h)        --                --                    930,000
Stockholders' equity (deficit).....       --              (1,468,023)(j)     (1,040,437)(d)      --                 (2,508,460)


                                                         PAYMENT OF           REPAY             FEES
                                        MERGER             MERGER           EXISTING             AND              NET MERGER
MERGER:                               FINANCINGS       CONSIDERATION          DEBT            EXPENSES            ADJUSTMENT
-----------------------------------  -------------     --------------     -------------     -------------        -------------
Cash and cash equivalents..........  $ 265,000,000(e,i) $(219,063,000)(k) $ (25,834,000)(e) $ (20,103,000)(e,l)       --
Other assets.......................       --                --                 --               6,350,000(e)     $   6,350,000
Long-term debt.....................       --                --              (25,834,000)(e)      --                (25,834,000)
Senior Subordinated Debt...........    150,000,000(e)       --                 --                --                150,000,000
Preferred Stock....................     45,000,000(i)       --                 --                --                 45,000,000
Stockholders' equity (deficit).....     70,000,000(i)   (219,063,000)(k)       --             (13,753,000)(l)     (162,816,000)

------------------------

(a) To eliminate amounts due from XSL to the Company.

(b) To record the estimated fair value of XSL's customer lists.

(c) To record costs in excess of fair value of net assets acquired of XSL.

(d) To eliminate debt issue costs on existing Company debt.

(e) To record acquisition and merger financing and related debt issuance costs assuming that the closing of the permanent Senior Subordinated Facilities precedes the closing of the Merger. The fees and expenses related to the XSL Acquisition and the Merger are shown herein as estimates and are subject to change.

(f) To record payment of $57 million cash consideration due at closing of the XSL Acquisition, related fees and an obligation of $30 million due six months after closing of the XSL Acquisition (amount shown discounted for financial statement purposes assuming a 8.5% discount rate). The fees and expenses related to the XSL Acquisition and the Merger are shown herein as estimates and are subject to change.

(g) To record repayment of the Company's existing credit facility and the elimination of the debt of XSL which is not assumed.

(h) To record a deferred tax liability related to the difference in basis in tax and financial reporting purposes for customer lists of XSL.

(i) To record issuance of preferred stock and the infusion of new equity in connection with the Merger.

(j) To reflect the elimination of stockholder's equity accounts based upon the purchase method of accounting.

(k) To record payment of cash merger consideration to existing exiting Stockholders, holders of warrants and incentive stock options. The payment to holders of warrants and incentive stock options will be the difference between the exercise price and $23.25.

(l) To record transaction costs as a result of the Merger, including amounts payable under the Bonus Plan. The fees and expenses related to the XSL Acquisition and the Merger are shown herein as estimates and are subject to change.

(m) Based on 8,945,051 shares of Common Stock issued and outstanding at June 30, 1997 for stockholders' equity as reported and pro forma for the XSL Acquisition; 3,010,852 shares of Common Stock for stockholders' deficit pro forma for the XSL Acquisition and the Merger.

(n) To record payment of dividends accrued on existing XSL preferred stock.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

                                             FOR THE YEARS ENDED                                FOR THE SIX MONTHS ENDED
                                                 DECEMBER 31,                                        JUNE 30, 1997
                          ----------------------------------------------------------    ----------------------------------------
                                                                         PRO FORMA
                                                         PRO FORMA      ACQUISITION                                  PRO FORMA
                                                        ACQUISITION     OF XSL AND                     PRO FORMA    ACQUISITION
                           HISTORICAL     HISTORICAL       OF XSL         MERGER                      ACQUISITION    OF XSL AND
                              1995           1996           1996           1996         HISTORICAL      OF XSL         MERGER
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
Income (loss) before
  income taxes.........   $(43,823,054)  $ 17,552,633   $ 14,818,135   $    369,310     $ 9,662,662   $11,393,267   $ 4,168,854
Add back fixed
  charges..............        962,433      4,981,819     12,088,253     25,902,363       2,095,738     6,068,484    12,975,539
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
Earnings...............   $(42,860,621)  $ 22,534,452   $ 26,906,388   $ 26,271,673     $11,758,400   $17,461,751   $17,144,393
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
Fixed charges:
Interest expenses......   $    535,889   $  3,662,118   $ 10,492,845   $ 23,671,955     $ 1,434,244   $ 5,272,423   $11,861,978
Amortization of debt
  issue costs..........         26,000        234,000        434,571      1,069,571         118,644       215,642       533,142
Portion of rent expense
  representative of the
  interest factor......        400,544      1,085,701      1,160,837      1,160,837         542,850       580,419       580,419
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
Total fixed charges....   $    962,433   $  4,981,819   $ 12,088,253   $ 25,902,363     $ 2,095,738   $ 6,068,484   $12,975,539
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
                          ------------   ------------   ------------   -------------    -----------   -----------   ------------
Ratio..................         (44.53)x         4.52x          2.23x          1.01x           5.61x         2.88x         1.32x

                            PRO FORMA CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, on an actual basis and as adjusted to give effect to (1) the XSL Acquisition and (2) the Merger as if they occurred on June 30, 1997:

                                                               JUNE 30, 1997
                                               ----------------------------------------------
                                                                    AS ADJUSTED FOR THE
                                                              -------------------------------
                                                                                     XSL
                                                THE COMPANY        XSL           ACQUISITION
                                                AS REPORTED    ACQUISITION        AND MERGER
                                               -------------  --------------     ------------
Short-term debt (1)(2)(3)....................  $   7,901,523   $   2,351,523     $  2,351,523
                                               -------------  --------------     ------------
                                               -------------  --------------     ------------
Long-term debt, excluding current maturities
  (2)........................................  $  24,266,571   $     266,571     $    266,571
Senior Facilities (3)........................                     92,307,000       66,473,000
Payment to shareholders of XSL (6)...........       --            28,777,000       28,777,000
Senior Subordinated Facilities (3)...........       --              --            150,000,000

Preferred stock (4)..........................       --              --             45,000,000

Stockholders' equity:
Preferred stock, $.01 par value, authorized
  1,000,000; none issued and outstanding at
  June 30, 1997; as adjusted x,xxx,xxx.......       --              --                --
Common stock, $.01 par value, authorized
  15,000,000; issued and outstanding
  8,945,051 at June 30, 1997, as adjusted
  3,010,852..................................         89,451          89,451           30,109(4)(5)
Additional paid-in capital...................     65,191,986      65,191,986       56,216,891(4)(5)
Accumulated deficit..........................    (34,662,628)    (35,703,065)(2) (189,700,628)(5)
Less: Treasury stock; 72,000 shares at June
  30, 1997, none as adjusted.................       (216,000)       (216,000)         --     (5)
                                               -------------  --------------     ------------
  Total stockholders' equity.................     30,402,809      29,362,372     (133,453,628)
                                               -------------  --------------     ------------
  Total capitalization.......................  $  54,669,380   $ 150,712,943     $157,062,943
                                               -------------  --------------     ------------
                                               -------------  --------------     ------------

------------------------

(1) Includes current maturities of long-term debt and capital lease obligations.

(2) Reflects repayment of the Company's existing credit facility and elimination of related debt issue costs.

(3) Reflects the acquisition and merger financing assuming that the closing of the permanent Senior Subordinated Facilities precedes the closing of the Merger.

(4) Reflects the issuance of preferred stock and the contribution of new equity in connection with the Merger and payment of related transaction costs. The fees and expenses related to the XSL Acquisition and the Merger are shown herein as estimates and are subject to change.

(5) Reflects the payment of cash merger consideration and the retirement of treasury stock.

(6) Reflects an obligation of $30 million due six months after closing the XSL Acquisition (amount shown discounted for financial statement purposes) which will be financed with a portion of the proceeds of the Senior Facility.

                         MARKET PRICES OF COMMON STOCK

    The Common Stock was included in the Nasdaq Stock Market's National Market, and commenced trading, beginning on February 14, 1994, under the symbol "XPED."
The number of stockholders of record at       , 1997 was       , which number
includes certain registered holders who hold Common Stock for an undetermined number of beneficial owners.

    The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of Common Stock on the Nasdaq Stock Market's National Market.

QUARTER ENDED                                                                         HIGH        LOW
----------------------------------------------------------------------------------  ---------  ---------
June 30, 1997.....................................................................  $  20 3/4  $  16 3/4
March 31, 1997....................................................................  $      23  $  18 3/4

December 31, 1996.................................................................  $  23 1/4  $  16 1/4
September 30, 1996................................................................     27 3/4         17
June 30, 1996.....................................................................     28 1/4     16 1/4
March 31, 1996....................................................................     18 1/4     14 1/4

December 31, 1995.................................................................  $  17 7/8  $  12 1/2
September 30, 1995................................................................     18 3/4     13 1/2
June 30, 1995.....................................................................     23 1/2     13 1/4
March 31, 1995....................................................................     20 3/4     16 1/4

    The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain earnings for use in the operation and expansion of its business. The Company's current term loan prohibits and it is contemplated that the Merger Financings will prohibit the payment of dividends on its Common Stock.

                                  RISK FACTORS

    Holders of Common Stock should carefully review and consider, among other things, the factors set forth below, as well as the other information included in this Proxy Statement, before casting their votes with respect to the Merger Agreement, the Merger and the Charter Amendment and making a decision with respect to retaining their Common Stock.

CONTROL BY STOCKHOLDERS OF ACQUISITION CORP.

    Immediately following the Merger, the Investors will control approximately 82% of the outstanding shares of Common Stock of the Company. In addition, the Management Stockholders will control approximately an additional 11% of the outstanding shares of Common Stock of the Company. It is anticipated that the Investors and the Management Stockholders will enter into stockholders agreements which will contain provisions regarding corporate governance of the Company and restrictions on transfer of Common Stock. Accordingly, such stockholders will have the ability to elect the directors of the Company, appoint management and determine the outcome of matters requiring approval by the stockholders of the Company, including adopting amendments to the certificate of incorporation of the Company and approving any merger or sale of all or substantially all the assets of the Company. The directors so elected will have the authority to effect changes in the capital structure of the Company, including the issuance of additional classes or series of preferred stock and the declaration of dividends. It is anticipated that one or more series of preferred stock will be issued in connection with the Merger, all or a portion of which may be purchased by the Investors. See "Merger Financings -- Equity Financing." There can be no assurance that the policies of the Company in effect prior to the Merger with respect to such matters or other matters will continue after the Merger.

    Moreover, concentration of ownership of Common Stock of the Company will have the effect of preventing a change in control of the Company without the approval of the Investors. The existence of a small group of controlling stockholders of the Company will have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, control of the Company. A third party would be required to negotiate any such transaction with the Investors and the interests of the Investors may be different from the interests of other stockholders with respect to such a transaction.

RESTRICTIONS UNDER STOCKHOLDERS AGREEMENT

    As a condition to electing to retain shares of Common Stock in the Merger, a Stockholder must become a party to, and agree to be bound by, the Stockholders Agreement with Acquisition Corp., the Investors and the Company. The Stockholders Agreement will significantly restrict the transferability of the Common Stock held by the Stockholders party thereto (other than the Investors). In particular, the Stockholders Agreement will provide that the Common Stock held by the Stockholders party thereto (other than the Investors) is nontransferable prior to the first anniversary of the Effective Time. Thereafter, the Company and the Investors will have a right of first refusal with respect to any proposed sale of shares of Common Stock by such Stockholders. The Investors will have the right to require such Stockholders to sell their shares (or vote in favor of any merger or other transaction) in the event that the Investors decide to sell all their shares of Common Stock to a non-affiliate if at such time the Investors hold in the aggregate more than 40% of the then-outstanding shares of Common Stock. Such restrictions on transferability may have a material adverse effect on the market value of the Common Stock. A form of the Stockholders Agreement which Stockholders will be required to execute is attached as Appendix D to this Proxy Statement. See "The Stockholders Agreement."

DELISTING OF COMMON STOCK ON THE NASDAQ NATIONAL MARKET

    As a result of the Merger, it is expected that the Common Stock will no longer meet the listing requirements of the Nasdaq National Market, and the Nasdaq National Market may act unilaterally to delist the Common Stock. However, even if the Nasdaq National Market does not take such action unilaterally, it is the intention of the Company to delist the Common Stock after the Effective Time if such delisting is permitted and thereafter not to list the Common Stock on any other national securities exchange or quotation system. Such delisting of the Common Stock is likely to have a material adverse effect on the trading market for and liquidity of, and may have a material adverse effect on the value of, shares of Common Stock, and there can be no assurance that any trading market will exist for the Common Stock after the Merger.

    In addition, the shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. It is possible that after the Merger (depending upon certain factors) that the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

TERMINATION OF EXCHANGE ACT REPORTING

    As a result of the Merger, it is expected that there will be significantly fewer than 300 holders of record of Common Stock. Accordingly, the Company intends to deregister the Common Stock from the reporting requirements of the Exchange Act if such deregistration is permitted. Upon such deregistration, the Company will no longer be required to comply with the proxy or periodic reporting requirements of the Exchange Act and, except as provided in the Stockholders Agreement, does not plan to provide any reports or information to its stockholders other than as may be required by applicable law. Such reduction in the amount of information available to stockholders concerning the business and financial condition of the Company is likely to have a material adverse effect on the transferability, and may have a material adverse effect on the value, of the Common Stock.

SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT; LIQUIDITY

    In order to consummate the transactions contemplated by the Merger Agreement and the acquisition of XSL, the Company will enter into the Merger Financings to
(i) fund payment of the cash consideration in the Merger and the acquisition of XSL, (ii) repay or repurchase certain indebtedness of the Company, (iii) pay fees and expenses incurred in connection with securing the Merger Financings and consummating the Merger and the acquisition of XSL and (iv) provide working capital to the Company. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement, the Company expects that such terms will include significant restrictions on the ability of the Company to conduct its operations and engage in corporate or financing transactions, including limitations on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and pay dividends. As of June 30, 1997, after giving pro forma effect to the XSL Acquisition, the Merger and the Merger Financings and the application of the net proceeds therefrom, the Company would have had approximately (i) $248 million of consolidated indebtedness and (ii) as a result of the Merger, because the cash payments to Stockholders in connection therewith and all expenses related to the Merger will be charged to stockholders' equity, approximately $133 million of consolidated stockholders' deficit. Such level of consolidated indebtedness is substantially greater than the Company's pre-Merger indebtedness. Such high leverage may have important consequences for the Company, including the following: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company, including for future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (d) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally. See "Merger Financings."

    In addition, the increased leverage of the Company will have a negative effect on the Company's net income. Pro forma net loss attributable to common stockholders for the year ended December 31, 1996 would have been approximately $6.1 million, as compared to net income of approximately $10.4 million for the same period on a historical basis, and pro forma interest expense for 1996 would have been approximately $23.7 million, as compared to approximately $3.7 million for the same period on a historical basis.

    After the Merger and the acquisition of XSL are consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under a revolving credit facility. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance the Company's strategic plans. A term loan facility will be drawn in full upon consummation of the Merger. The Company's growth strategy will require the expenditure of a significant amount of capital. No assurance can be given that such capital will be available to the Company, either through cash flow from operations or through third party financings. See "Merger Financings."

ISSUANCE OF PREFERRED STOCK

    Immediately after the Merger, the Company will have one or more series of preferred stock outstanding. In addition, the Board of Directors of the Company will have the ability to issue additional series of preferred stock without the approval of holders of Common Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by the Company in connection with the Merger or in the future. Such preferred stock may have preferential rights with respect to, among other things, dividends, liquidation rights and mandatory redemption rights. In addition, the issuance of such preferred stock could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding shares of voting stock of the Company.

NON-CASH ELECTION AND PRORATION INTO CASH; POSSIBLE DIVIDEND TREATMENT

    As described herein, a Stockholder may elect to retain all, but not less than all, of such Stockholder's shares of Common Stock in the Merger. However, in the event the Stockholders (other than the Management Stockholders) elect to retain more than an aggregate of 205,000 shares of Common Stock, the Stockholders electing to retain Common Stock will receive some cash for a portion of his, her or its Common Stock as a result of the proration procedures described herein under "The Merger Agreement -- Non-Cash Election." Accordingly, if the Merger is consummated, a Stockholder electing to retain all his, her or its shares may not necessarily receive the type of consideration specified in his, her or its Form of Election. See "The Merger Agreement -- Merger Consideration." In such event, a Stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "Certain Federal Income Tax Consequences." No such dividend treatment should be applicable to Stockholders who do not elect to retain shares and instead receive cash for their shares in the Merger.

BUSINESS EXPANSION

    The Company's principal objective is the achievement of accelerated growth throughout the world, by expansion of existing facilities and acquisition of entities engaged in the Company's businesses. There can be no assurance that the Company will be able to expand its ability to provide fax services at a rate or in a manner satisfactory to meet the demands of existing or future customers, including, but not limited to, increasing the capacity of the Company's system to process increasing amounts of fax traffic, increasing the capability of the Company's system to perform tasks required by the Company's customers, or identifying and establishing alliances with new nodal partners in order to enable the Company to expand its network in new geographic regions. Such inability may adversely affect customer relationships and perceptions of the Company in the markets in which it provides its fax services, which could have an adverse effect on the Company's business. In addition, such growth will involve substantial investments of capital, management and other resources. The Company may be required to raise additional capital through private or public equity or debt financings in order to execute its growth strategy. There can be no assurance that the Company will generate sufficient cash for future growth through earnings or external financings, or that such financing will be available on terms acceptable to the Company, or that the Company will be able to employ any such resources in a manner which will result in accelerated growth.

INTEGRATION OF ACQUISITIONS

    An element of the Company's expansion strategy has been the acquisition by the Company of entities engaged in the electronic document distribution services business worldwide, primarily in international markets. The success of the Company's acquisitions will be dependent upon its ability to manage and integrate effectively the operations of entities it acquires. The process of integrating acquired businesses worldwide may involve unforeseen difficulties and may require a disproportionate amount of management resources. There can be no assurance that the Company will be able to successfully integrate the operations of any businesses it acquires or that the Company will not experience losses as a result of such acquisitions and integration.

    The Company's acquisition of XSL presents certain risks, including but not limited to the following: (i) a substantial portion of XSL's revenue (approximately 68% in the twelve months ended December 31, 1996) is generated by customers in the financial services industry and a downturn in this industry could have a material adverse impact on XSL's business, (ii) it is unclear whether XSL's business will continue to grow at the rates achieved since its inception in 1993, (iii) it is unclear as to what effect on XSL's pricing structure and revenues increased competition in XSL's markets may produce and
(iv) the Company will be required to integrate members of XSL's management, who previously operated independently, into the Company's management team. See "Description of XSL's Business" and "Acquisition of XSL."

TECHNOLOGICAL CHANGE

    The telecommunications industry is characterized by continuous technological change. Future technological advances in the telecommunications industry may result in the availability of new services, products or methods of electronic document delivery (such as the Internet) that could compete with the electronic document distribution services currently provided by the Company or decreases in the cost of existing products or services that could enable the Company's established or potential customers to meet their own needs for electronic document distribution services more cost efficiently than through the use of the Company's services. There can be no assurance that the Company will not be adversely affected in the event of such technological change, or that changes in technology will not enable additional companies to offer services which could replace some or all of the services presently offered by the Company.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Many aspects of the Company's international operations and business expansion plans are subject to foreign government regulations, currency fluctuations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments' countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to the Company's operations and growth strategy. As a result of the XSL Acquisition, a higher proportion of the Company's business will be conducted outside the United States and, accordingly, the Company may be subject, to a greater degree, to the foregoing risks.

COMPETITION

    The Company faces a high degree of competition in each of its businesses. Many of the Company's competitors, which include AT&T Corp. ("AT&T"), MCI Communications Corp. ("MCI"), Sprint Corp. ("Sprint") and numerous national post, telephone and telegraph companies ("PTTs") around the world, and potential competitors such as the regional Bell operating companies ("RBOCs"), possess significantly greater financial, marketing, technological and other resources than the Company. Each of AT&T, MCI and Sprint, and many of the PTTs, offer fax communications services similar to those offered by the Company. The Company cannot predict whether AT&T, MCI, Sprint, any PTT or any other competitor will expand its fax communications services business, and there can be no assurance that these or other competitors will not commence or expand their businesses. Moreover, the Company's receiving, queuing, routing and other systems logic and architecture are not proprietary to the Company and as a result, there can be no assurance that such information will not be acquired or duplicated by the Company's existing and potential competitors. Generally, the Company does not typically have long-term contractual agreements with its customers and there can be no assurance that its customers will continue to transact business with the Company in the future. In addition, even if there is continued growth in the use of fax services, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for fax communications services. There also can be no assurance that customers will not elect to use alternatives to the Company's fax communications services, including the Internet, to carry such customers' communications or that companies offering such alternatives will not develop product features or pricing policies which are more attractive to customers than those offered by the Company.

REGULATION OF TELECOMMUNICATIONS INDUSTRY

    The Company is subject to regulation by the Federal Communications Commission (the "FCC"), which adopts and implements regulations and policies that directly or indirectly affect the ownership and operation of telecommunications service providers, and has the power to impose penalties for violations of relevant statutes and FCC regulations. The Telecommunications Act of 1996 (the "Telecommunications Act") substantially amended existing law applicable to the telecommunications industry. Although the Telecommunications Act may substantially lessen regulatory burdens, certain provisions of the Telecommunications Act could materially affect the growth and operation of the Company's business and subject the Company to additional competition. Moreover, the impact of the Telecommunications Act is difficult to predict at this time, because of the uncertainty surrounding future rulemaking by the FCC to interpret its provisions, the delayed effectiveness of other provisions of the Telecommunications Act and the outcome of pending and potential judicial challenges.

                                  THE COMPANY

    Xpedite is a worldwide leader and innovator in high volume electronic document distribution services. The Company provides its services to businesses which require high-quality, low cost, rapid, and confirmed communications. Xpedite has developed sophisticated applications in a wide range of industries that help businesses deliver common or customized documents to hundreds or thousands of recipients around the world via fax or electronic mail using Xpedite's proprietary private world-wide document distribution network (the "Xpedite Network").

    Based in Eatontown, New Jersey, the Company provides a wide range of services including enhanced fax, Internet, e-mail, telex, mailgram and discount fax over the Xpedite Network which includes over 70 cities in over 35 countries around the world. The Xpedite Network includes over 12,900 dedicated lines in addition to complete Internet access and compatibility to allow for the ability to receive and deliver messages in whatever format is optimal to ensure timely delivery.

    In 1988, the Company was formed and began marketing enhanced fax and messaging delivery services ("Enhanced Services"). From its inception, the Company's focus was on the provision of value-added fax services to the United States market. The Company's growth plan was comprised of three elements: (1) identify new applications for the Company's fax services and offer messaging capabilities beyond fax (e.g., telex and e-mail); (2) export the Company's service business internationally by operating service bureaus overseas; and (3) as the Enhanced Services business grew and justified domestic and international networks, add new services to the product mix and leverage the Company's sales and marketing distribution network. The tactical execution of this strategy has involved and continues to involve the continuous expansion of the Company's sales organization, acquisitions where feasible, continuous development of the enhanced messaging service platform and the selection of the Company's second major product offering: international point-to-point fax service.

    By expanding its sales organization and developing new applications for its services, the Company has become the largest United States provider of enhanced fax services and now offers these services throughout Europe, North America and the Pacific Rim. In many cases, applications that are well proven in the United States are only in the early stages of adoption overseas. In addition, the Company's United States sales and marketing organization continues to identify new applications and expand upon those already established. The international network justified by establishing these services overseas is also being utilized to support the Company's launch and development of its international point-to-point fax services. The Company's ability to leverage (1) its solution-oriented sales organization by developing new applications to stimulate market demand through customer education, and (2) its network infrastructure through growth in fax traffic resulting from existing applications, new applications and new products, creates a platform for very profitable incremental growth on a worldwide basis. To date, the Company's strategy has been to pass along a portion of these benefits to reduce pricing and further stimulate market demand.

    The Company's current strategy is to expand from being primarily a provider of Enhanced Services in North America to become a provider of both Enhanced Services and discounted international electronic messaging services ("Discounted International Services") on a worldwide basis and to continue to integrate multiple transmission approaches like fax, Internet and e-mail in unique ways for customers. The key elements of the Company's strategic plan are to (1) leverage its proven experience in the Enhanced Services market by continuing to develop new applications for its Enhanced Services and by establishing a leadership position in new markets through "exporting" proven Enhanced Services to geographic areas in which the Company has not historically offered such services; (2) capitalize on the multi-billion dollar market for Discounted International Services by aggressively marketing both its "store and forward" and "real-time" services through its direct sales force, sales agents, resellers and Nodal Partners (as defined below), and by installing the infrastructure required for the delivery of such services on a worldwide basis; (3) continue to expand and develop its "solution-oriented" direct sales force which the Company believes is one of the key elements of its success; (4) develop and/or acquire additional technologies and applications to expand Xpedite's messaging capabilities and leverage its sales force and market presence; (5) expand the Xpedite Network by adding new Nodes (as defined below) and leased telecommunications lines in order to continue to lower its fax delivery costs; and (6) increase market share, expand geographic coverage, leverage the Xpedite Network, and achieve economies of scale and operating efficiencies through strategic acquisitions, alliances and other business relationships. In connection with this growth strategy, the Company, through a wholly-owned subsidiary, has entered into an agreement to purchase the share capital of XSL and is currently negotiating with the shareholders of XSG for the purchase of a majority of the shares of XSG. See "-- Strategies/Relationships and Acquisitions" and "Acquisition of XSL."

PRODUCTS AND SERVICES

    The Company's services provide customers with a lower cost, more reliable and more time efficient information delivery method than most other document distribution alternatives. The Company's Enhanced Services consist primarily of its "fax broadcast" and "gateway messaging" services. The fax broadcast services enable a customer to rapidly distribute the same document to multiple recipients by sending a single transmission through the Company's system to a list of fax addresses. The appeal of the fax broadcast service is the significant cost and time savings as compared to internally printing and mailing documents or managing the fax process. Examples of the types of communications delivered via fax broadcast services include the dissemination of research reports by financial services organizations and the transmission of campaign information by political groups. In addition, a portion of the Company's fax broadcast revenues are attributable to customers utilizing the Company's proprietary "PC Xpedite" software, which enables a customer to input the document to be broadcast and transmit it to the Company, and supports the customer's capability to maintain lists of fax addresses. Gateway messaging, the Company's other primary Enhanced Service, enables a customer to send information from the customer's computer through the Company's system to a recipient's fax or telex machine, or to a recipient via the Internet or X.400 electronic mail networks or other electronic media. The Company's gateway messaging service typically involves the processing of a large volume of individual communications (i.e., a single document to a single recipient), each of which is in the same format but contains different information. Examples of the types of communications delivered via gateway messaging services include the delivery of confirmations of reservations by hotels and airlines and the delivery of invoices, purchase orders and shipping documents by manufacturing and shipping companies.

    In connection with its Enhanced Services, the Company offers a number of applications which increase the attractiveness of its products and differentiates the Company in the marketplace. Examples of these applications include: (1) "Fax on Demand" which allows callers to select information using a touch tone phone and to have such information sent directly to their fax machine; (2) "Enhanced Fax Merging" which permits senders to personalize information which can be inserted into original text at any point in a standard multi-address document; and (3) "Toll-Free Fax Response" which allows senders to receive responses by fax to a toll-free 800 number.

    The Company's Discounted International Fax Service allows a customer to use an automatic dialing device attached to the customer's fax machine (at a cost of less than $100) to direct international faxes to the Xpedite Network for delivery to the recipient at a discount of approximately 15% to 25% to standard international toll calls. The Company's initial Discounted International Fax Service was a "store and forward" service, in which the fax is transmitted by the sender to and stored in the Company's system for subsequent delivery. In response to demand in the market for a discounted international fax service which would enable the sender to obtain immediate confirmation that the fax had been delivered, the Company launched its "real-time" service in the second half of 1996. With real-time service, the customer uses the same automatic dialing device as is used in the store and forward service, but rather than store the fax for subsequent delivery, the Company connects the sender's fax machine directly to the recipient's fax machine, thereby delivering the fax immediately.

CUSTOMER BASE

    The Company has achieved significant growth in its customer base. Applications for the Company's messaging services are utilized by a broad array of customers including those in the publishing, public relations and investor relations, commercial banking, manufacturing, travel, electronics, legal and pharmaceutical industries. The Company's customer base is broadly diversified, with no single domestic industry group accounting for greater than 15% of revenues. The Company believes that this diversification provides it with assurance that its revenues will not be greatly affected by the cyclicality of any particular industry or a general business downturn in any particular sector. The Company's international network and capabilities have also attracted customers from additional industries such as the global freight industry.

THE XPEDITE NETWORK

    In order to offer high quality Enhanced Services and Discounted International Services cost effectively, the Company has established the Xpedite Network. The Xpedite Network consists of the Company's document distribution system, the Company's "Nodal Partners" and the leased telecommunications lines which connect all of these systems. "Nodal Partners" are certain independent entities which have purchased an electronic document distribution system from the Company and which sell Discounted International Services. A "Node" is an element of the Xpedite Network located at a geographically distinct "point of presence" which allows access to or egress from the Xpedite Network via a local telephone call. The Company's Nodes allow it to deliver a larger number of faxes using inexpensive local calls rather than higher priced long distance or international fax calls and provide customers with significant discounts and cost savings on its international traffic. The Company's leased telecommunications lines, which connect the Nodes, provide secure, high quality connections and minimize third-party telecommunications expenses. In addition, the Company's leased telecommunications lines provide the reliable, continuous, high-speed throughput required for delivery of real-time services. The Company currently leases telecommunications lines from a variety of the major telecommunications carriers both in the U.S. and overseas. These lines are leased on a one- to two-year basis with an option to upgrade to higher speed lines and are generally billed on a monthly basis.

    The Company has experienced significant growth in fax traffic since 1993, with average daily fax minutes increasing from approximately 0.3 million in 1993 to 1.4 million in 1996; this increase represents a compound annual growth rate of approximately 67%.

    The Company charges for its fax services both on a per minute and a per page basis, with the bulk of its sales occurring on a per minute basis. A substantial portion of the Company's fax traffic terminates in cities where the Company or its affiliates have Nodes. The Company estimates that approximately 40% of its domestic fax deliveries in 1996 were routed over the Xpedite Network. The Company purchases long-distance services from MCI Communications Corp., Cable and Wireless Communications, Inc., LDDS (WorldCom) and a number of PTTs around the world, among others, to carry fax traffic that is routed to destinations where the Company does not have Nodes. In the future, the Company expects its total telecommunications costs per minute of fax traffic to decrease as an increasing amount of traffic is routed over the Xpedite Network.

SALES AND MARKETING

    The markets for the Company's services are large and growing. The Company believes that the market for Enhanced Services is annually at least $300 million in North America and $800 million worldwide. The Company believes that the market for Enhanced Services is customer- and applications-driven. The Company expects expansion in the market to be derived from the continued development of new applications for Enhanced Services within particular industries and the development of individual applications for use across several different industries. The target market for the Company's Discounted International Services is the global fax transmission market, which the Company believes is annually in excess of $3 billion in North America and $10 billion worldwide. The Company believes that its markets will continue to grow, fueled by growth in international trade and continued growth in the utilization of fax machines and computer fax devices.

    The Company's business has grown as a result of, among other things, the development of a highly-trained sales organization. In selling Enhanced Services, the Company's sales force is trained to identify the issues surrounding a specific industry sector and consult and educate its clients to create the optimal solution for the clients' needs. Technically competent sales people are required to market and implement the Company's product due to the "problem solving" or "solution-oriented" nature of the selling strategy. In addition, through the launch of the Company's real time service, the Company's global sales force has exhibited the ability to successfully and quickly implement the sale of new products and services. The Company's full-time direct sales force has increased from 41 people at the end of 1992 to 268 people as of June 30, 1997. These full-time sales personnel are deployed throughout the Company's 48 sales offices in 14 countries today with approximately 150 operating in North America. The Company also utilizes a significant network of third party distributors (sales agents and resellers) both in countries where it has a direct sales presence and in locations where it does not currently have such a presence. These third party distributors accounted for approximately 20% of the Company's net revenues in 1996.

STRATEGIC RELATIONSHIPS AND ACQUISITIONS

    To complement its organic sales growth and expand internationally, the Company has completed six acquisitions since 1993. In February 1993, the Company acquired certain enhanced fax and messaging services assets from TRT/FTC Communications, Inc. In November 1995, the Company acquired Swift Global Communications, Inc. ("Swift"), ViTel International Holding Company, Inc. ("ViTel") and Comwave Communications AG ("Comwave," and collectively with Swift and ViTel, the "SVC Companies") which together had points of presence in 35 countries and a 45 person direct sales force. This acquisition significantly expanded the Company's North American and international businesses and allowed the Company to accelerate its entry into the international fax market. On a pro forma basis, the acquisition of the SVC Companies, which had revenues of over $55 million in 1995, approximately doubled the Company's net revenues for the year ended December 31, 1995. More recently, the Company continued its expansion in the Pacific Rim through (i) the acquisition in September 1996 of the fax service business of PosData Company Ltd., the Company's Nodal Partner in Korea,
(ii) the acquisition in December 1996 of the enhanced fax service business of Pacific Star, known as Fax 2000, an Australian fax service provider, and (iii) the establishment in early 1997 of a 50%-owned joint venture which offers message delivery services in Singapore.

    In connection with its international expansion, the Company has also entered into relationships in Europe with Xpedite Systems, S.A. ("XSSA"), XSG and XSL (collectively with XSSA and XSG, the "European Affiliates"). At the time of formation of each of these entities, the Company entered into a Systems and Marketing Agreement and a Put and Call Option Agreement (collectively, the "Put/Call Agreements") with each European Affiliate and, in the case of the Put/Call Agreements, each affiliate's shareholders. These agreements provide for the sale by the Company to each European Affiliate of the Company's document distribution system, along with a license to the software used to operate such system (for which the European Affiliate pays royalties), joint marketing efforts, and "put" and "call" rights which, upon the achievement of specified levels of financial performance by the relevant European Affiliate and fulfillment of certain other conditions, would enable or require the Company to purchase interests in the relevant European Affiliate. The Company currently owns 18.8% of XSSA and 19.9% of XSG, and has an option to purchase an additional 17.1% of XSG held by a significant shareholder of XSG.

    The Company has no current ownership stake in XSL. However, the Company, through XSL Acquisition Corp., has entered into an agreement with the shareholders of XSL pursuant to which all of the outstanding share capital of XSL will be purchased by XSL Acquisition Corp. for a purchase price of $87.0 million, subject to certain adjustments. This acquisition is expected to be completed simultaneously with, and is a condition to, the Merger. However, such acquisition is not conditioned upon the completion of the Merger. For a more detailed description of XSL, its business, and the terms and conditions of the agreement pursuant to which XSL Acquisition Corp. will purchase the share capital of XSL see "Description of XSL's Business" and "Acquisition of XSL."

    The Company believes that XSG may achieve the DM 1.7 million net profit required for the relevant calculation period for the respective "put" and "call" rights regarding XSG to be exercised at or shortly after the end of 1997. Assuming that XSG achieves such minimum net profit and utilizing the Company's stock prices and earnings as of the twelve months ended June 30, 1997, the purchase price payable in connection with the exercise of 100% of the "put" option with respect to XSG would be approximately $6.8 million (not including the assumption of approximately $6.2 million of indebtedness), after the exercise of the option for the additional 17.1% referred to above (for an exercise price of approximately $27,000). The Company is currently engaged in preliminary negotiations with the shareholders of XSG for the purchase of a majority of the shares of XSG. There can be no assurance that such purchase will be consummated. The Company does not believe that XSSA will achieve the 6.0 million FF required for the relevant calculation period for the "put" and "call" rights regarding XSSA to be exercised at or shortly after the end of 1997.

COMPETITION

    The Company competes based on a number of factors, such as customer service and support, service features and price. Of these factors, the Company believes that service and support are the most important for Enhanced Services, while price is the critical competitive component with respect to Discounted International Services in developed countries with high quality long distance networks. In a service industry in which a broad range of optional features are offered, the Company's competitive strategy emphasizes a sales and support network that is well-versed in the capabilities of the services offered to customers. The Company believes that, while it continues to expand its development activity in order to add a broad range of features to its services, it is the focus of its sales and support organizations on customers' needs that enables the Company to compete effectively.

    AT&T, MCI and Sprint, as well as other long distance carriers and national PTTs, provide certain fax communications services in competition with the Company. The Company believes it can compete effectively with its competitors because of its focus on the fax communications services market, its broad array of service features and its cost-effective worldwide Xpedite Network. The Company believes that, while AT&T and Sprint have begun to expand the number of international Nodes employed by them, they have not committed to the direct deployment of targeted sales personnel to focus on the international fax markets, and that AT&T and Sprint currently are relying primarily on worldwide partners and agents in marketing their fax services outside of the United States.

    In addition to the long distance carriers and PTTs, the Company competes with a number of service bureaus based on the factors described above. Many service bureaus face considerable obstacles in developing a business competitive with the Company's. While it may be easy to begin service with a small personal computer-based system, considerable system development expenditures are required to enable such a system to grow to support the volumes and features needed to be an effective competitor in the marketplace. Further, a small service bureau typically will not have a sufficient volume of traffic to develop the economic leverage necessary to obtain telecommunications services at rates enabling it to compete cost-effectively with the Company. In addition, considerable investment in a sales and marketing organization is required to develop a substantial business base. As a result of the Company's investment in its sales and marketing organization, the Company believes that the size of its sales force significantly exceeds that of any service bureau in the United States, and the Company knows of no other service bureau with as many sales personnel and Nodes in as many countries as the Company.

    As of June 30, 1997, the Company had approximately 12,900 telecommunication lines dedicated to fax transmission, which the Company believes was more than twice as many dedicated lines as its nearest competitor. The Company intends to continue to add dedicated lines as its volume of fax transmissions makes the installation of such lines cost effective to support the growth of the Company's business.

    The Company believes that its major advantages in addressing the international market is that it is offering its services and already has operating centers and full time sales personnel in the major telecommunications centers around the world, and that its network of Nodal Partners extends this presence beyond such major centers. Another major advantage is that the Company's basic fax services include both real-time and store and forward options, while the Company's competitors may only offer one of such options.

    Another alternative to using the Company's services is for a potential customer to fulfill its own needs for fax communications services. The "home grown" solution may simply be an individual at a fax machine or may involve the customer acquiring its own computerized fax communications system (sometimes known as "customer premise equipment" or "CPE"). The Company believes that the CPE solution is suitable in some applications, but is generally not feasible for the Company's customers, who require the capacity to effect a significant volume of electronic document deliveries in a short period of time. The Company believes that the CPE solution for a fax broadcast application would require the customer to obtain and maintain a large number of telephone transmission lines which would remain idle for significant periods of time. Further, for international fax traffic, the customer would be required to set up a worldwide nodal network; the Company believes that this is only practical for large multinational firms and even these firms would be unlikely to develop a network which would reach as many countries as the Xpedite Network. As a fax communications services provider with many customers, the Company is able to spread the costs of operating the Xpedite Network over a large number of users. In addition to being concerned with the irregular nature of demand, a customer selecting a CPE solution must consider the total cost of system acquisition, ongoing technical support, reliability, technological obsolescence and accountability. Based on the foregoing, the Company believes that a substantial percentage of customers in the market for fax communications services will elect a service provider rather than CPE. In fact, as the Company's prices have fallen over time in the United States, a number of customers who tried to implement CPE solutions have returned as service customers.

    Similarly, delivery of electronic information via the Internet provides an alternative to the Company's fax services. However, Internet delivery does not offer prompt confirmation of receipt of information in "real time" and has the additional risks of limited security and confidentiality of information delivered over a worldwide network easily accessed by third parties. Finally, while a fax transmission alerts the recipient that information has been delivered, information delivered via e-mail often relies on the recipient inquiring whether information has been delivered. Delivery by the Internet cannot be an alternative if a sender or recipient of information does not have access to the Internet. The Company currently has the capability to deliver information using the Internet and utilizes this network both as an optional access vehicle to its services and as an e-mail delivery vehicle. The Company may expand the use of these features as business users increase their reliance on the Internet.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to
be held on       , 1997 at       a.m. at       . At the Special Meeting,
Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger, (ii) a proposal to approve and adopt the Charter Amendment, and (iii) such other matters as may properly be brought before the Special Meeting.

    At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement between Acquisition Corp. and Xpedite and the Merger contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. The Merger Agreement provides, among other things, for the merger of Acquisition Corp. into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of Common Stock will be converted into (a) the right to receive $23.25 in cash or
(b) at the election of each Stockholder and subject to the limitations described below, one share of Surviving Corporation Common Stock (except that any shares held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger will be entitled to appraisal rights under the DGCL);
(ii) each outstanding share of Class B Common Stock will be converted into a share of Surviving Corporation Common Stock; and (iii) each share of Acquisition Corp. Common Stock will be converted into a share of Surviving Corporation Common Stock.

    Immediately prior to the Merger, the Management Stockholders will exchange 643,569 shares of Common Stock for the same number of shares of Class B Common Stock, 322,709 of which shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by such Management Stockholders, and the Investors will purchase from the Company 2,162,183 shares of Class B Common Stock for a purchase price per share of $23.25 and all such shares of Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger. As a result of the Merger and these related transactions, immediately following the Merger, the Investors will own approximately 82% of the outstanding Surviving Corporation Common Stock, the Management Stockholders will own approximately 11% of the outstanding Surviving Corporation Common Stock, and Stockholders other than the Management Stockholders will own the remaining approximately 7%.

    A Stockholder may elect to retain all, but not less than all, the shares of Common Stock held by such Stockholder on the second business day preceding the Special Meeting. If no election is made, a Stockholder will receive cash consideration for such Stockholder's shares of Common Stock. A Stockholder who elects to retain shares will be required to enter into the Stockholders Agreement with the Investors, Acquisition Corp. and the Company.

    In order to have the Merger treated as a recapitalization for financial reporting purposes, Acquisition Corp. is requiring that (i) the Management Stockholders exchange an aggregate of 643,569 shares of Common Stock for shares of Class B Common Stock prior to the Merger, of which 322,709 shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by the Management Stockholders and (ii) existing Stockholders of the Company (other than the Management Stockholders) retain an aggregate of 205,000 shares of Common Stock. In the event holders of more than 205,000 shares of Common Stock (other than the Management Stockholders) elect to retain their shares, the number of shares to be retained by such Stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares of Common Stock and such Stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. If holders of fewer than 205,000 shares of Common Stock elect to retain their shares, the Patricof Stockholders and the Epstein Stockholders have agreed with Acquisition Corp. to retain an aggregate of 205,000 shares minus the number of shares that other Stockholders (other than the Management Stockholders) have elected to retain.

    The Board of Directors has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its Stockholders, and has unanimously approved the Merger and the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER AND THE CHARTER AMENDMENT. See "The Merger -- Background of the Merger," "-- Reasons for the Merger" and "Charter Amendment."

    THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION WITH RESPECT TO WHETHER ANY STOCKHOLDER SHOULD ELECT TO RECEIVE CASH IN THE MERGER OR TO RETAIN SUCH STOCKHOLDER'S SHARES OF COMMON STOCK. STOCKHOLDERS ARE REQUESTED TO PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT, THE MERGER AND THE CHARTER AMENDMENT.

RECORD DATE AND VOTING

    The Record Date for the Special Meeting is the close of business on       ,
1997. At the close of business on the Record Date, there were       shares of
Common Stock outstanding and entitled to vote, held by approximately stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

    The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "against" the Merger Agreement and Merger will not be used to vote "for" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement and the Merger. See "-- Vote Required; Revocability of Proxies" and "Other Information and Stockholder Proposals."

    STOCKHOLDERS ELECTING TO RETAIN COMMON STOCK SHOULD RETURN THE ENCLOSED NON-CASH ELECTION FORM AND STOCKHOLDERS AGREEMENT TOGETHER WITH DULY ENDORSED STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT. OTHERWISE, STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE
SENT TO STOCKHOLDERS BY       , IN ITS CAPACITY AS THE EXCHANGE AGENT, AS SOON
AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

    Approval and adoption of the Merger Agreement, the Merger and the Charter Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Each of the members of the Board of Directors, each of the Management Stockholders, the Patricof Stockholders and the Epstein Stockholders,
who collectively owned       shares of Common Stock as of the Record Date (which
represented    % at the outstanding shares of Common Stock as of the Record
Date), has entered into a Voting Agreement with Acquisition Corp. pursuant to which each of them has agreed, among other things, to vote his or its shares of Common Stock in favor of the Merger Agreement, the Merger and the Charter Amendment.

    Because the required vote of the Stockholders on the Merger Agreement, the Merger and the Charter Amendment is based upon the total number of outstanding shares of Common stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as an "against" vote with respect to approval and adoption of the Merger Agreement, the Merger and the Charter Amendment. Proxies delivered to Xpedite's Corporate Secretary that do not contain any instruction to vote for or against a particular matter will be voted in favor of such matter.

    The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. However, a Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Xpedite's Corporate Secretary a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special meeting and voting in person.

    If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement and Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

    No vote of the stockholders of Acquisition Corp. is required in connection with the Merger Agreement or Merger. The obligations of the Company and Acquisition Corp. to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement and Merger. See "The Merger Agreement -- Conditions to the Merger."

SOLICITATION OF PROXIES

    The Company will bear the costs of soliciting proxies from Stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies by telephone, by telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

    ONLY HOLDERS OF COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION. IN THE EVENT THE MERGER IS CONSUMMATED, HOLDERS OF COMMON STOCK WHO DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. HOLDERS WHO DO NOT MAKE A NON-CASH ELECTION SHOULD THEREFORE NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "The Merger Agreement -- Non-Cash Election" and "-- Non-Cash Election Procedure."

                                  PROPOSAL ONE
                                   THE MERGER

BACKGROUND

    During 1995 and 1996, on various occasions a number of significant stockholders of the Company expressed to the Board and senior management the view that (i) the value of the Common Stock was not being accurately reflected in the market price of the Common Stock, (ii) the Company's stockholders were unable to achieve liquidity at the then-prevailing market prices of the Common Stock and (iii) that, accordingly, the Company should explore strategic alternatives to enhance stockholder value.

    Based upon the foregoing, (i) certain members of senior management of the Company began in the fall of 1996, with the approval of the Board, to explore the possibility of making a proposal to acquire the Company, and (ii) on February 5, 1997, the Board appointed a Special Strategic Committee (the "Special Committee"), consisting of Philip A. Campbell ("Campbell") and Robert Chefitz ("Chefitz"), to evaluate the strategic opportunities and alternatives available to the Company, including, without limitation, leveraged recapitalizations, business combinations or other methods for enhancing stockholder value (collectively, the "Strategic Alternatives").

    On February 7, 1997, after interviewing a number of prominent investment banking firms, the Special Committee engaged Merrill Lynch to act as independent investment banker to the Special Committee and to advise the Special Committee with respect to the Company's Strategic Alternatives. In light of the exploration by certain members of senior management of the possibility of making a proposal to acquire the Company, neither Roy B. Andersen, Jr., the President and Chief Executive Officer of the Company ("Andersen"), nor any other member of management participated in the Board's deliberations with respect to such engagement.

    On February 7, 1997, UBS, Fenway and certain members of senior management of the Company (collectively, the "MBO Group"), made an offer to acquire the Company for $22.50 per share in cash, subject to satisfaction of a number of conditions, including but not limited to (i) the acquisition by the Company of XSL (the "XSL Acquisition Condition") and XSG, (ii) the satisfactory completion of a due diligence investigation of the Company by the MBO Group and (iii) the approval of the acquisition by the Board (the "MBO Proposal"). The MBO Proposal, by its terms, was to expire on March 7, 1997. In connection with the MBO Proposal, on February 7, 1997, the members of the MBO Group filed with the Securities and Exchange Commission ("SEC") a report on Schedule 13D (the "13D").

    Following receipt of the MBO Proposal, the Special Committee instructed Merrill Lynch to conduct a process to identify additional bidders and solicit additional bids to purchase the Company. Throughout February, March and April 1997, Merrill Lynch conducted such process. In the first stage of this process, Merrill Lynch contacted numerous strategic and financial investors and inquired as to such parties' interest in the Company. Merrill Lynch provided to interested parties certain publicly available information regarding the Company and, subject to the execution and delivery of a confidentiality agreement with each of the interested parties, certain non-public information regarding the Company and the European Affiliates. Except when such participation was requested by the Special Committee or Merrill Lynch, members of the Company's management did not participate in the process conducted by Merrill Lynch.

    In February and March 1997, in light of the XSL Acquisition Condition, the Special Committee engaged in preliminary discussions with the shareholders of XSL (the "XSL Shareholders") in an attempt to agree on terms and conditions under which the Company could acquire XSL. As the parties were unable to agree on the price payable for XSL, these discussions were not extensive and produced no agreements as to any such terms or conditions. Further, in addition to conducting the process referred to herein, Merrill Lynch advised the Special Committee and the Board as to the Strategic Alternatives which were available to the Company. Such Strategic Alternatives were discussed by the Special Committee with its legal and financial advisors and the Board throughout the process described herein.

    Because the Special Committee's evaluation of Strategic Alternatives, and the process being conducted by Merrill Lynch, had only recently commenced and because the Special Committee did not believe it to be in the best interests of the Stockholders to enter into any material transaction prior to the completion of such evaluation and process, the Special Committee did not engage in extensive negotiations with the MBO Group regarding the MBO Proposal. The MBO Proposal expired, by its terms, on March 7, 1997.

    On or about April 1, 1997, Merrill Lynch invited interested parties to submit preliminary indications of interest in pursuing the acquisition of the Company.

    On April 21, 1997, Merrill Lynch reported to the Special Committee that three additional parties had submitted indications of interest in acquiring the Company. Previously, on April 16, 1997, the MBO Group confirmed to the Special Committee that it would continue to participate in the process being conducted by Merrill Lynch. On April 25, 1997, the MBO Group amended the 13D to disclose that, notwithstanding the expiration of the MBO Proposal by its terms on March 7, 1997, the MBO Group continued to have a significant interest in acquiring the Company and that the MBO Group had informed the Special Committee that it expected to make a new offer to acquire the Company at an appropriate time, and that it had not done so by such time in order to facilitate the review by the Special Committee and its advisors of the Company's Strategic Alternatives.

    On the basis of the indications of interest described above, the four interested parties (including the MBO Group) were invited to conduct further due diligence regarding the Company and the European Affiliates (the "Second Round"). Such due diligence included review of documents, presentations by management of the Company and certain of the European Affiliates and site visits to the facilities of the Company and the European Affiliates. One of the parties which had submitted an indication of interest ceased to pursue its investigation of the Company early in the Second Round. In June, the MBO Group and the other interested parties conducted additional due diligence regarding the Company.

    On June 5, 1997, Merrill Lynch requested that the interested parties (other than the MBO Group) submit by June 27, 1997 a full and final offer to acquire the Company. A similar request was made to the MBO Group on June 16, 1997, with a response date on July 7, 1997.

    Of the interested parties which received the June 5, 1997 letter from Merrill Lynch, one agreed to be acquired by a third party shortly thereafter and ceased to participate in the process. The other of such interested parties elected not to submit a final offer to purchase the Company.

    On July 7, 1997, the MBO Group submitted an offer to acquire the Company for $22.50 per share in cash (the "Final Offer"). Pursuant to the instructions of Merrill Lynch set forth in its request for a final offer, the Final Offer provided that such purchase price was to increase or decrease on a "dollar-for-dollar" basis to the extent that the aggregate purchase price for XSL and XSG was less or more, as applicable, than $93 million. The Final Offer included, among other things, a requirement that the Patricof Stockholders and the Epstein Stockholders agree to retain approximately $5 million of their Common Stock (the "Roll-over Requirement") in order to permit the Company to account for the transaction as a "recapitalization" (the "Recap Accounting Condition"). The Final Offer, by its terms, was to expire on August 4, 1997; PROVIDED, that it was to expire on July 11, 1997 unless the Company assured the MBO Group that it would not pursue other offers to acquire the Company and would grant the MBO Group the exclusive rights to negotiate to acquire XSL and XSG. The MBO Group amended the 13D on July 7, 1997, to reflect the terms of the Final Offer.

    From July 7 through July 10, 1997, the Special Committee and its advisors extensively discussed the Final Offer with the MBO Group.

    On July 11, 1997, the MBO Group amended the Final Offer (the "Amended Final Offer") as follows: (i) the per share purchase price was increased to $23.00, assuming a purchase price for XSL of $85 million; the aggregate purchase price for shares of Common Stock would be reduced by 50% of any amount by which the purchase price for XSL exceeded $85 million, but not below $22.50 per share;
(ii) closing would still be subject to the XSL Acquisition Condition, but not on the acquisition of XSG; (iii) although the Patricof Stockholders and the Epstein Stockholders would continue to be subject to the Roll-over Requirement, the MBO Group agreed to seek other institutional investors to retain their shares and thus reduce the number of shares required to be retained by the Patricof Stockholders and the Epstein Stockholders and (iv) the closing would be conditioned upon the shareholders of XSSA agreeing to accept all cash in the event of the exercise of a "put" or "call" option pursuant to the France Option Agreement.

    In separate discussions not involving the Special Committee or management of the Company, the Patricof Stockholders and the Epstein Stockholders expressed to the MBO Group their view that the opportunity to retain shares of Common Stock should be offered to all Stockholders of the Company, but that they were prepared to consider agreeing that, if such opportunity were offered to certain other institutional investors, and such investors did not agree to retain a number of shares of Common Stock sufficient to fulfill the Roll-over Condition, the Patricof Stockholders and the Epstein Stockholders would retain a number of their shares sufficient to enable the Roll-over Requirement to be fulfilled (the "Backstop").

    On July 13, 1997, following extensive discussions between them on July 11, 12 and 13, 1997, the Special Committee advised the MBO Group that, in consideration of the extension of the Amended Final Offer (i) the Special Committee was not considering and would not consider any offer to purchase the Company other than the Amended Final Offer and (ii) the Special Committee would reimburse the MBO Group for expenses incurred from and including July 12, 1997 through July 16, 1997 in an amount not to exceed $100,000. Such arrangements were to expire on July 16, 1997.

    On July 15, 1997, in view of the interests of certain principals of Patricof in the APAX Funds, and in view of the pending discussions between the Special Committee and the XSL shareholders regarding the purchase of XSL by the Company, Chefitz resigned as a member of the Special Committee. See "Interests of Certain Persons in the Merger."

    From July 13 through July 17, the Special Committee and its advisors extensively discussed the Amended Final Offer with the MBO Group.

    On the morning of July 17, 1997, the Special Committee advised the MBO Group that, in consideration of the extension of the Amended Final Offer (i) the Special Committee was not considering and would not consider any offer to purchase the Company other than the Amended Final Offer and (ii) the Special Committee would reimburse the MBO Group for expenses incurred from and including July 12, 1997 through July 17, 1997 in an amount not to exceed $100,000. Such arrangements were to expire at 5:00 p.m. on July 17, 1997.

    During the period from early July through July 17, 1997, Campbell engaged in extensive discussions on behalf of the Special Committee with the shareholders of XSL in an effort to agree upon terms and conditions pursuant to which the Company would purchase XSL, in order to enable the Company to satisfy the XSL Acquisition Condition. In the absence of such agreement or an agreement to further extend the Amended Final Offer, it expired at 5:00 p.m. on July 17, 1997.

    On July 18, 1997, the Board met via telephonic conference call to discuss the status of negotiations with the MBO Group and the transaction with XSL. It was determined that consummating a transaction to acquire XSL at a negotiated purchase price was beneficial to the Company (whether or not negotiations with the MBO Group were to be reinstated) and the Board instructed the Special Committee to continue negotiations with the shareholders of XSL. Beginning July 20, 1997, the Special Committee and, at the request of the Special Committee, Andersen engaged in further extensive discussions with the XSL shareholders regarding the purchase by the Company of XSL. On July 24, 1997, the Special Committee and Andersen presented to the Board of Directors a term sheet which set forth an agreement in principle with the XSL shareholders for the purchase of XSL by the Company (the "XSL Term Sheet"). The Board of Directors extensively discussed, and voted to approve, the XSL Term Sheet.

    The XSL Term Sheet was executed by the Company and the XSL shareholders on July 25, 1997.

    After July 25, Andersen negotiated extensively with the XSL shareholders regarding definitive documentation of an agreement by the Company to purchase XSL.

    On July 28, the Special Committee informed the MBO Group that the XSL Term Sheet had been executed and delivered by the parties thereto, and explored the possibility that, if the Company were to be able to finalize an agreement to purchase XSL, the MBO Group might make a new offer to acquire the Company.

    On and after July 28, 1997, representatives of the XSL shareholders came to New York and engaged in extensive and continuous negotiations with Andersen and the Company's advisors regarding definitive documentation of an agreement by the Company to purchase XSL. The Special Committee and other members of the Board were apprised as to the progress of these negotiations on a daily basis.

    On July 29, 1997, the MBO Group informed the Special Committee that it would consider making a new offer to acquire the Company if (i) the Patricof Stockholders and the Epstein Stockholders would agree to provide the Backstop,
(ii) the XSL Purchase Agreement was acceptable to the MBO Group in all respects,
(iii) various legal issues which had not been resolved prior to July 17, 1997 (the "Open Issues") could be resolved and (iv) the parties could agree on a price for the Company. No offer to purchase the Company was made by the MBO Group at this time.

    After July 29, 1997, the Company's legal advisors (i) worked with the MBO Group's legal advisors to resolve the Open Issues, and (ii) explored with the Patricof Stockholders and the Epstein Stockholders terms under which such Stockholders would agree to provide the Backstop. Separate discussions regarding the Backstop were conducted between the MBO Group and the Patricof Stockholders and the Epstein Stockholders.

    On the evening of August 5, 1997, Andersen reported to the Special Committee that all significant issues relating to the acquisition of XSL had been resolved. Following such report, the Special Committee called a meeting of the Board to consider the acquisition of XSL.

    On August 6, 1997, four of the five members of the Board held a special meeting to consider the acquisition of XSL (the "XSL Acquisition"). Andersen and the Company's legal advisors explained in detail the material terms of the XSL Purchase Agreement and related agreements. In addition, Merrill Lynch made a presentation regarding the financial aspects of the XSL Acquisition. After extensive discussion and consideration, the members of the Board in attendance at the meeting unanimously approved the XSL Acquisition, the XSL Purchase Agreement and related agreements, and the transactions contemplated thereby, and authorized execution of such agreements.

    Following approval of the acquisition of XSL, the Board received an update as to the status of discussions between the Company's legal advisors and the MBO Group regarding the Open Issues, and as to the status of discussions between the MBO Group and the Patricof Stockholders and the Epstein Stockholders regarding the Backstop.

    Later in the day on August 6, 1997, the Company's legal advisors conducted a meeting with the MBO Group, at which the MBO Group presented a proposal to resolve the Open Issues. Such proposal included the provision that the opportunity to retain shares would be made available to all Stockholders of the Company on an "all or none" basis (I.E.,that an election to retain shares, if made by a Stockholder, would apply to all, but not less than all, such Stockholder's shares of Common Stock); PROVIDED, that if Stockholders elected to retain (i) more shares than were needed to fulfill the Roll-over Requirement, the shares actually retained would be allocated among the electing Stockholders on a PRO RATA basis, and (ii) fewer shares than were needed to fulfill the Roll-over Requirement, the Patricof Stockholders and the Epstein Stockholders would provide the Backstop. After consideration of this proposal by the Special Committee and the Company's legal and financial advisors, and negotiation of such proposal with the MBO Group, the Open Issues were resolved.

    On August 7, 1997, Andersen and the Company's legal advisors (i) negotiated the final details of the XSL Purchase Agreement and related agreements, and (ii) revised the draft Merger Agreement to reflect the resolution of the Open Issues agreed to on August 6, 1997, and negotiated the final details of the Merger Agreement and related agreements. At approximately 8:30 p.m. on August 7, 1997, the Special Committee conducted a telephonic meeting with the MBO Group to discuss the final terms of the Merger Agreement, including the price per share to be paid to acquire the Company. The MBO Group proposed, among other things, to pay $23.25 per share of Common Stock to be acquired pursuant to the Merger Agreement. After the receipt of the MBO Group's proposal and consultation with the Special Committee's financial and legal advisors, the Special Committee agreed to present the MBO Group's proposal to the Board.

    On August 8, 1997, the Board held a special meeting to consider the Merger Agreement. Since Andersen is a member of the MBO Group, he did not participate in or vote at such meeting, but was available by telephone to answer questions. The Company's legal advisors reviewed the material terms of the Merger Agreement; and Merrill Lynch reviewed the process it had conducted at the instruction of the Special Committee to identify bidders for the Company, reviewed the financial aspects of the Merger Agreement, discussed Strategic Alternatives other than the transactions contemplated by the Merger Agreement, and delivered their oral opinion (subsequently confirmed in writing) to the Board that, based upon and subject to the matters set forth in its written opinion, the Cash Price to be received by Stockholders in the Merger is fair, from a financial point of view. No opinion was given by Merrill Lynch with respect to any shares of Common Stock to be retained by the Management Stockholders or Stockholders who elect to retain shares of Common Stock. After further discussions and consideration, the members of the Board in attendance unanimously approved the Merger Agreement and the transactions contemplated thereby and authorized execution of the Merger Agreement.

    The Merger Agreement and the XSL Purchase Agreement were executed and announced on August 8, 1997.

    The Cash Price for the shares of Common Stock and the number of shares to be retained by Stockholders agreed to by the parties was the result of arms'-length negotiations.

RECOMMENDATION OF BOARD; REASONS FOR THE MERGER

    THE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTEREST OF, XPEDITE AND ITS STOCKHOLDERS. THE BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE CHARTER AMENDMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE CHARTER AMENDMENT.

    In reaching its unanimous determination that the Merger Agreement and the Merger are in the best interests of the Company and its Stockholders, the Board considered a number of factors (both positive and negative), including without limitation, the following:

    (i) the written opinion of Merrill Lynch that the Cash Price to be received by the Stockholders in the Merger (other than shares to be retained by the Management Stockholders and other Stockholders electing to retain shares in the Merger, as to which no opinion was rendered) is fair to such Stockholders from a financial point of view (see "-- Opinion of Financial Advisor");

    (ii) the relationship of the Cash Price to the historical market prices for the Common Stock (see "Market Prices Of Common Stock");

    (iii) the Board's view that the terms of the Merger Agreement, as reviewed by the Board with its legal advisors and Merrill Lynch, are advisable and fair to the Company and its Stockholders in light of the nature of the transaction and provided the Company and the Stockholders with the flexibility to, under certain circumstances, accept a third party proposal for an Alternative Transaction and terminate the Merger Agreement (see "The Merger Agreement -- No Solicitation" and "-- Termination; Termination Fees");

    (iv) information relating to the financial condition and results of operations of the Company (see "Selected Historical Consolidated Financial Data") and the Company's financial projections (see "Opinion of Financial Advisor"), which, in the Board's view, supported a determination that the cash Merger Consideration payable for the Common Stock is fair to the Company and the Stockholders;

    (v) the lack of final proposals from any other third party, which the Board considered to support its determination that the Merger Agreement and the Merger are in the best interests of the Company and the Stockholders;

    (vi) the Company's exploration of Strategic Alternatives for maximizing stockholder value, as described under "-- Background of the Merger," and particularly the Board's conclusion that, based upon such exploration, it appeared that such Strategic Alternatives, even if successfully carried to completion, would not likely result in a per share cash consideration payable to Stockholders as high as the Cash Price;

    (vii) the Board's desire to enable the Stockholders to achieve liquidity with respect to their investment in the Company at a fair price and the Board's conclusion that the acquisition of the Company as a whole was the best way to achieve such liquidity in the foreseeable future;

    (viii) the fact that all Stockholders will have the opportunity to elect to receive cash or participate in the aggregate of 205,000 shares of Common Stock to be retained, which opportunity the Board believes will provide some flexibility to any of the Stockholders who might desire to retain Common Stock after the Merger; and

    (ix) the fact that the Merger Agreement requires the Merger to be submitted to the Stockholders for approval, which allows for an informed vote of the Stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure; and the fact that the Merger Agreement provides that it may be terminated by the Company if such approval is not received.

    The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive but includes all material factors considered by the Board. The Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of the Stockholders.

    The Board was aware that certain members of Xpedite management and the Board may be deemed to have certain interests in the Merger that are in addition to their interests as Stockholders generally and considered these interests in approving the Merger. Such interests did not weigh either in favor of or against approving the Merger. See "Interests of Certain Persons in the Merger."

    If the holders of Common Stock do not approve and adopt the Merger Agreement, or if the Merger is not consummated for any other reason, the Board expects to continue to operate Xpedite as an ongoing business.

    The Special Committee and the Board of Directors have determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its Stockholders and have unanimously approved the Merger Agreement and the Merger. Accordingly, the Board of Directors unanimously recommends that Stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. See "-- Background of the Merger" and "-- Opinion of Financial Advisor."

OPINION OF FINANCIAL ADVISOR

    The Company retained Merrill Lynch to act as its exclusive financial advisor in connection with its evaluation of Strategic Alternatives. On August 8, 1997, Merrill Lynch rendered to the Board of Directors its written opinion (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Cash Price to be received by the Stockholders in the Merger in consideration for each share of Common Stock was fair, from a financial point of view, to the holders of such shares of Common Stock. No opinion was given by Merrill Lynch with respect to any shares of Common Stock to be retained by the Management Stockholders or Stockholders who elect to retain shares of Common Stock.

    The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Appendix C to this Proxy Statement and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Stockholders are urged to read such opinion in its entirety. The Merrill Lynch Opinion was provided to the Board for its information and is directed only to the fairness from a financial point of view of the Cash Price to the Stockholders, does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote on the proposed Merger or as to whether such Stockholder should make an election to retain all such Stockholder's Common Stock, subject to proration, in lieu of receiving the Cash Price for such Common Stock.

    The Cash Price was determined through negotiations between the stockholders of Acquisition Corp. and the Company and was approved by the Board. Merrill Lynch provided advice to the Company during the course of such negotiations.

    The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, the Company, Acquisition Corp. and the stockholders of Acquisition Corp. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Board with respect to the fairness of the Cash Price.

    Merrill Lynch was not asked to and did not express any opinion with respect to the fairness, from a financial point of view, of the shares of Common Stock to be retained by the Management Stockholders or other Stockholders who elect to retain shares of Common Stock. In rendering its opinion, Merrill Lynch evaluated the Company on a pro forma basis after giving effect to the proposed acquisition of XSL. However, the Merrill Lynch Opinion does not constitute an opinion on the fairness or any other aspect of the XSL Acquisition itself. Furthermore, in rendering its opinion, due to the speculative nature of the existing put-call arrangements relating to XSL, XSG and XSSA (the "Put-Call Agreements"), Merrill Lynch evaluated the Company without regard to any aspect of the Put-Call Agreements. Merrill Lynch rendered its opinion as if the XSL Acquisition had been consummated and the Put-Call Agreements were not contemplated or consummated, and the Merrill Lynch Opinion does not take into consideration the potential financial ramifications to the Company of the Put-Call Agreements, including any element of value associated therewith.

    In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to the Company which Merrill Lynch deemed to be relevant, (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (including after giving effect to the XSL Acquisition), furnished to Merrill Lynch by the Company, (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of XSL, furnished to Merrill Lynch by the Company and XSL, (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i), (ii) and (iii) above, (v) conducted discussions with members of senior management and representatives of XSL concerning the matters described in clause (iii) above, (vi) reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (vii) reviewed the results of operations of the Company (including after giving effect to the XSL Acquisition) and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant,
(viii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant,
(ix) participated in certain discussions and negotiations among representatives of the Company and Acquisition Corp. and their financial and legal advisers, (x) reviewed a draft of the Merger Agreement and (xi) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company (including after giving effect to the XSL Acquisition) or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company (including after giving effect to the XSL Acquisition). With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company or XSL, Merrill Lynch assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or XSL's management as to the expected future financial performance of the Company (including after giving effect to the XSL Acquisition). Based upon consultations with representatives of the Company, Merrill Lynch assumed that XSL's financial data prepared in accordance with United Kingdom generally accepted accounting principles did not require material adjustments to conform to United States generally accepted accounting principles for purposes of Merrill Lynch's presentation of the pro forma financial analyses with respect to the XSL Acquisition. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft it reviewed. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

    The following is a brief summary of the material analyses presented by Merrill Lynch to the Board in connection with the rendering of the Merrill Lynch Opinion.

VALUATION OF XPEDITE

    COMPARABLE PUBLIC COMPANY ANALYSIS. Merrill Lynch concluded that there were no publicly-traded enhanced fax services providers comparable to the Company other than FaxSav, Inc., which, due to its relatively small market capitalization, could not be considered a good comparable company. As a proxy for publicly traded companies comparable to the Company, Merrill Lynch compared certain financial and operating information and multiples for the Company with corresponding financial and operating information and multiples for a group of publicly-traded long-distance resellers which exhibited properties similar to the Company as value-added resellers of communications services. These companies included ACC Corp., EXCEL Communications, Inc., LCI International, Inc. and Tel-Save Holdings, Inc. (collectively, the "Public Comparables"). Based on information from certain publicly available research reports and analysts' forecasts, Merrill Lynch compared the (i) outstanding public float for the Public Comparables, which ranged from $368 million to $1,780 million, to the Company's public float of $73 million, (ii) last twelve months ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") margin for the Public Comparables, which ranged from 8.7% to 19%, to the Company's LTM EBITDA margin of 20.5% (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (iii) 5-year estimated earnings growth rate, based on research estimates, for the Public Comparables, which ranged from 20% to 32%, to the Company's 5-year estimated earnings growth rate, based on research estimates, of 22% (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (iv) 1997 estimated EBITDA trading multiples for the Public Comparables, which ranged from 8.1x to 20.4x, to the Company's 1997 estimated EBITDA trading multiple of 6.7x, (calculated on a stand-alone basis before giving effect to the XSL Acquisition), (v) 1997 estimated net income trading multiples for the Public Comparables, which ranged from 16.4x to 33.5x, to the Company's 1997 estimated net income trading multiple of 15.3x (calculated on a stand-alone basis before giving effect to the XSL Acquisition) and (vi) 1998 estimated net income trading multiples for the Public Comparables, which ranged from 13.1x to 23.7x, to the Company's 1998 estimated net income trading multiple of 11.9x (calculated on a stand-alone basis before giving effect to the XSL Acquisition). Merrill Lynch also compared historical multiples of one year forward looking earnings per share for the Public Comparables, which averaged 28.6x, to the Company's historical multiples of one year forward looking earnings per share of 16.7x (calculated on a stand-alone basis before giving effect to the XSL Acquisition).

    Merrill Lynch also compared the ratio of the 1997 estimated price to earnings ratio to the 5-year growth rate (the "P/E to Growth Rate Ratio") for the Public Comparables (based on certain information provided by IBES), which ranged from 82% to 112%, to the Company's P/E to Growth Rate Ratio of 70%. Merrill Lynch noted that the Public Comparables typically trade at a multiple of forward earnings representing a discount to their expected long-term earnings growth rate. Due to a number of qualitative considerations regarding the Company and the market for enhanced fax services, Merrill Lynch determined that it was reasonable to expect that the Company would trade at a greater discount to its expected 5-year earnings growth rate than the Public Comparables.

    Merrill Lynch calculated a range of implied per share equity trading values for the Common Stock based on 1997 pro forma earnings per share of $1.80 (giving effect to the XSL Acquisition), a range of long-term compounded annual "core" earnings growth rates representing growth in earnings before interest and taxes ("Compounded Annual Core Earnings Growth Rates") of 12.5% to 22.5% and a range of P/E to Growth Rate Ratios of 60% to 80%. The range of Compounded Annual Core Earnings Growth Rates was determined by Merrill Lynch from its review of the pro forma projected long-term compounded annual "core" earnings growth rates resulting from the Company's acquisition of XSL which were based on the Scenario A Pro Forma Projections, the Scenario B Pro Forma Projections and the Scenario C Pro Forma Projections (all as defined below under "Valuation of Xpedite --Discounted Cash Flow Analysis"). Merrill Lynch also calculated a range of implied price to earnings multiples ("P/E Multiples") for the Common Stock based on these parameters. The summary reference range of per share values for the Common Stock resulting from the analysis was $19.75 to $25.25 (representing P/E Multiples of 11.0x to

14.0x 1997 estimated earnings per share, pro forma for the XSL Acquisition, of $1.80) as compared to the Cash Price of $23.25.

    Due to the lack of comparable publicly-traded enhanced fax services providers, Merrill Lynch compared the Company with publicly-traded resellers of long-distance communications services in its analysis. An analysis of the results of such a comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies and the Company, including the differences between the enhanced fax services industry and the long-distance resellers industry.

    COMPARABLE ACQUISITION TRANSACTION ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding 14 selected long-distance communications and enhanced fax services related acquisitions and calculated trailing twelve-months EBITDA multiples, earnings before interest and taxes ("EBIT") multiples and revenue multiples for such acquisitions. Among the 14 selected acquisitions, the analysis indicated transaction value as a multiple of
(i) trailing twelve-month EBITDA ranging from 6.8x to 18.7x with a mean of 11.9x, (ii) trailing twelve-month EBIT ranging from 6.2x to 22.4x with a mean of 14.4x and (iii) trailing twelve-month revenues ranging from 0.60x to 2.87x with a mean of 1.57x. Based on its comparison of such multiples, placing particular significance on the multiples of the proposed XSL Acquisition, Merrill Lynch calculated a summary reference range of implied per share values of the Common Stock of $20.00 to $26.50 as compared to the Cash Price of $23.25.

    No company utilized in the comparable transaction analysis was identical to the Company. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments primarily concerning differences in historical and projected financial, operating and trading characteristics of the companies involved in such other transactions and the circumstances surrounding such transactions.

    DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow methodology, Merrill Lynch calculated a range of implied per share values for the Common Stock based on (i) a range of terminal EBITDA multiples of 5.5x to 7.5x, (ii) a range of cash flow perpetuity rates of 4.0% to 6.0% and (iii) a range of discount rates of 14% to 16%. Based on the Company's "base-case" and XSL's "management case" projections ("Scenario A Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Common Stock of $22.50 to $35.50. Based on the Company's "base-case" and XSL's "more conservative case projections" ("Scenario B Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Common Stock of $20.75 to $33.00. Based on the Company's "more conservative case" and XSL's "more conservative case" projections ("Scenario C Pro Forma Projections"), Merrill Lynch calculated a summary reference range of implied per share values for the Common Stock of $15.50 to $25.25.

    LBO FEASIBILITY ANALYSIS. Merrill Lynch calculated certain pro forma credit statistics for the Company based on the MBO Proposal pro forma capital structure for the Company following the Merger. Based on pro forma financial results (giving effect to the XSL Acquisition) for the last twelve months ending June 30, 1997 and the Company pro forma management estimates (giving effect to the XSL Acquisition) for the last twelve months ending December 31, 1997, Merrill Lynch calculated (i) earnings before interest, taxes, depreciation and amortization ("EBITDA") as a multiple of total interest of approximately 1.8x and 2.1x, respectively, (ii) EBITDA minus capital expenditures as a multiple of total interest of approximately 1.4x and 1.7x, respectively, (iii) senior indebtedness as a multiple of EBITDA of approximately 2.3x and 2.0x, respectively and (iv) total indebtedness as a multiple of EBITDA of 5.7x and 5.0x, respectively.

    Merrill Lynch also calculated ranges of implied 5-year equity returns for the Common Stock based Scenario A Projections, Scenario B Projections and Scenario C Projections of (i) 36% to 39%, 32% to 35% and 18% to 21%, respectively, based on a terminal EBITDA multiple of 5.5x and
(ii) 49% to 52%, 46% to 49% and 33% to 36%, respectively, based on a terminal EBITDA multiple of 7.5x.

    Based on its analysis of leveraged buyout feasibility utilizing such credit statistics and 5-year equity returns, Merrill Lynch calculated a summary reference range implied per share values of the Common Stock of $21.00 to $25.00 as compared to the Cash Price of $23.25.

    HISTORICAL TRADING OBSERVATIONS. Merrill Lynch observed the historical stock price for the Common Stock from January 1, 1995 to August 8, 1997. Merrill Lynch calculated that the Cash Price of $23.25 represented (x) a premium of (i) 55% over the February 14, 1994 IPO price of $15.00, (ii) 18% over the twelve month average historical closing price of $19.70, (iii) 0% over the 52 week high price on November 6, 1996 of $23.25, (iv) 24.8% over the closing price on July 3, 1997 of $18.63, and (v) 7.5% over the closing price on August 7, 1997 of $21.63, and (y) a discount of 16.2% under the all time high closing price on July 3, 1996 of $27.75.

    LEVERAGED RECAPITALIZATION ANALYSIS. Merrill Lynch analyzed the effects of a leveraged recapitalization accomplished through a share repurchase on the Company's financial condition and results of operations (pro forma for the XSL Acquisition). For purposes of its analysis, Merrill Lynch assumed (i) a pro rata repurchase of 50% of the outstanding shares of Common Stock at a price of $23.25, (ii) a range of estimated 1997 P/E multiples for the remaining outstanding equity of 10.0x to 13.0x representing a discount to the assumed public market valuation range of 11.0x to 14.0x due to the significant reduction in public float and liquidity and (iii) estimated pro forma 1997 earnings per share of $1.81 (after giving effect to the leveraged recapitalization) based on Scenario A Pro Forma Projections. Based on such parameters, Merrill Lynch calculated a summary reference range of implied per share values of the Common Stock of $20.75 to $23.50 as compared to the Cash Price of $23.25.

    Pursuant to a letter agreement between the Company and Merrill Lynch, the Company agreed to pay Merrill Lynch (i) a fee of $100,000 payable on the date of the letter agreement, (ii) a fee in the amount of $750,000 payable upon the closing of the XSL Acquisition or certain other business combinations involving the Company or its affiliates and XSL, (iii) a fee in the amount of $500,000 payable upon the consummation of a recapitalization transaction, provided that such a fee will be reduced by any fee paid pursuant to clause (i), and (iv) an additional fee in an amount equal to 0.75% of the aggregate purchase price paid in the Merger or certain other business combinations involving the Company, payable upon the closing of the Merger or such other business combination, provided that any fee paid pursuant to clause (iv) will be reduced by (A) the portion of any fee paid to Merrill Lynch pursuant to clause (ii) above in excess of $500,000 and (B) any fee paid pursuant to clause (iii) provided, however, that if no fee has been paid pursuant to clause (iii), then the fee paid pursuant to clause (i) in lieu thereof. Pursuant to such letter agreement, the Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, the Company agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

    The Company retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Merrill Lynch may provide financial advisory and financing services to the Surviving Corporation and/ or its affiliates and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of the Company for their own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of certain material United States federal income tax considerations generally applicable to the Merger under currently applicable law. The tax treatment described herein may vary depending upon each Stockholder's particular circumstances and tax position. Certain Stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States ("U.S."), Stockholders who do not hold their shares as capital assets and Stockholders who have acquired their existing Common Stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

    The Taxpayer Relief Act of 1997 (the "1997 Act") was recently enacted and contains an assortment of sometimes complex changes to the Code, some of which could affect the Stockholders. For example, under the 1997 Act, net gains of individuals from the sale or exchange of capital assets held for more than 18 months are generally taxed at a maximum rate of 20 percent, while net capital gains of individuals from capital assets held more than one year, but less than 18 months, are taxed at a maximum rate of 28 percent.

    EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

CHARACTERIZATION OF THE MERGER FOR U.S. FEDERAL INCOME TAX PURPOSES

    For U.S. federal income tax purposes, Acquisition Corp. should be disregarded as a transitory entity, and the Merger of Acquisition Corp. with and into the Company should be treated as a sale of a portion of a tendering Stockholder's Common Stock to Acquisition Corp.'s stockholders (the "Acquisition Corp. Common Stockholders") and as a redemption of a portion of the Stockholder's Common Stock by the Company. It is unclear how the allocation of proceeds between the sale and redemption should be determined. The Company intends to take the position that the percentage of a Stockholder's Common Stock disposed of by the Stockholder pursuant to the Merger which will be treated as sold to the Acquisition Corp. Common Stockholders will be a percentage of such Common Stock equal to (i) the amount contributed to Acquisition Corp. by the Acquisition Corp. Common Stockholders in exchange for Acquisition Corp. stock divided by (ii) the aggregate amount of cash paid to Stockholders pursuant to the Merger. The remainder of the Stockholder's Common Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a Stockholder's Common Stock which is treated as redeemed by the Company. See
"-- Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Common Stock.

STOCKHOLDERS RECEIVING CASH

    As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular Stockholder will depend upon, among other things, (i) whether the Stockholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a Stockholder is deemed to have sold his or her Common Stock to Acquisition Corp. Common Stockholders or is deemed to have had his or her Common Stock redeemed by the Company and (iii) whether the redemption of a holder's Common Stock by the Company will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a

Stockholder is considered to have sold Common Stock to the Acquisition Corp. Common Stockholders, such Stockholder will recognize either capital gain or loss (assuming the Common Stock is held by such Stockholder as a capital asset) equal to the difference between the amount realized on his or her deemed sale of Common Stock to the Acquisition Corp. Common Stockholders (i.e., the cash proceeds properly allocated to such sale) and the Stockholder's adjusted tax basis in such Common Stock. Such gain or loss generally will be long-term capital gain or loss if the Common Stock is held as a capital asset by the Stockholder for more than one year (and under the 1997 Act, a lower capital gains tax rate will apply for any Stockholder who is an individual who has held such Common Stock for more than 18 months). Second, a Stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such Stockholder's Common Stock by the Company and the Stockholder's adjusted tax basis in such Common Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such Stockholder. Such gain or loss generally will be long-term capital gain or loss if the Common Stock is held as a capital asset by the Stockholder for more than one year (and under the 1997 Act, a lower capital gains tax rate will apply for any Stockholder who is an individual who has held such Common Stock for more than 18 months). Under Section 302 of the Code, a redemption of Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the Stockholder, (b) results in a "complete redemption" of the Stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the Stockholder.

    In determining whether any of these Section 302 tests is satisfied, Stockholders must take into account not only the Common Stock that they actually own, but also any Common Stock they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a Stockholder is deemed to constructively own any Common Stock that is owned by certain related individuals or entities and any Common Stock that the Stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

    The redemption of a Stockholder's Common Stock will be "substantially disproportionate" with respect to such Stockholder if, among other things, the percentage of the outstanding Common Stock actually and constructively owned by such Stockholder immediately following the Merger is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by such Stockholder immediately prior to the Merger. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE "SUBSTANTIALLY DISPROPORTIONATE" TEST TO THEIR PARTICULAR FACTS AND CIRCUMSTANCES.

    The redemption of a Stockholder's Common Stock will result in a "complete redemption" of a Stockholder's interest in the Company if either (a) all the Common Stock actually and constructively owned by the Stockholder is redeemed pursuant to the Merger or (b) all the Common Stock actually owned by the Stockholder is redeemed pursuant to the Merger and the Stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Common Stock which otherwise would be considered to be constructively owned by such Stockholder.

    Even if the redemption of a Stockholder's Common Stock fails to satisfy the "substantially disproportionate" test or the "complete redemption" test described above, the redemption of a Stockholder's Common Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the Stockholder's redemption of Common Stock pursuant to the Merger results in a "meaningful reduction" in such Stockholder's proportionate Common Stock interest in the Company. Whether the receipt of cash by a Stockholder will be considered "not essentially equivalent to a dividend" will depend upon such Stockholder's facts and circumstances. In certain circumstances, even a small reduction in a Stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE APPLICATION OF THIS TEST IN THEIR PARTICULAR SITUATION.

    A Stockholder may not be able to satisfy any of the above three tests because of contemporaneous acquisitions of Common Stock by such Stockholder or a related party whose Common Stock would be attributed to such Stockholder under
Section 318 of the Code. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF SUCH ACQUISITION OF COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES.

    If a Stockholder cannot satisfy any of the three tests described above and to the extent the Company has sufficient current and/or accumulated earnings and profits, such Stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any).

    In the case of a corporate Stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate Stockholder does not satisfy certain holding period requirements with respect to the Common Stock or if the Common Stock is treated as "debt financed portfolio Common Stock" within the meaning of
Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under
Section 1059(a) of the Code, in which case a corporate Stockholder's adjusted tax basis in the Common Stock retained by such Stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Under the 1997 Act, any amount of the nontaxed portion of the dividend in excess of the corporate Stockholder's adjusted tax basis generally will be treated as gain from the sale or exchange of the Common Stock for the taxable year in which the extraordinary dividend is received. CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF SECTION 1059 OF THE CODE ON THE ADJUSTED TAX BASIS OF THEIR COMMON STOCK.

STOCKHOLDERS RETAINING COMMON STOCK AND RECEIVING NO CASH

    The Merger will have no U.S. federal income tax consequences for Stockholders who retain their Common Stock and receive no cash. Accordingly, a Stockholder will not recognize any gain or loss on any Common Stock retained by such Stockholder.

STOCKHOLDERS RETAINING A PORTION OF THEIR COMMON STOCK AND RECEIVING CASH

    If a Stockholder who elects to retain his or her shares of Common Stock receives cash in exchange for some portion of his or her Common Stock by virtue of the proration procedure, the tax treatment of the Stockholder's receipt of such cash will be the same as set forth above under "-- Stockholders Receiving Cash."

    As described above under "-- Stockholders Retaining Common Stock and Receiving No Cash," the Merger will have no tax consequences to a Stockholder (and, thus, a Stockholder will not recognize any gain or loss as a result of the Merger), to the extent such Stockholder retains Common Stock. However, as described more fully above under "-- Stockholders Receiving Cash," a Stockholder's retention of Common Stock may, under certain circumstances, cause the cash received by such Stockholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes.

FOREIGN STOCKHOLDERS -- WITHHOLDING

    The following is a general discussion of certain U.S. federal income tax consequences of the Merger to foreign Stockholders. For this purpose, a foreign Stockholder is any person who is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

    In the case of any foreign Stockholder, the Exchange Agent will withhold 30% of the amount paid to redeem the Common Stock of such Stockholder in order to satisfy certain U.S. withholding requirements, unless such foreign Stockholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the redemption of his or her Common Stock pursuant to the Merger will qualify as a sale or exchange under Section 302 of the Code, rather than as a dividend for U.S. federal income tax purposes, in which case no withholding will be required, (ii) the foreign Stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no U.S. withholding is otherwise required.

    FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THESE WITHHOLDING RULES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the IRS and to each Stockholder the amount of dividends paid to such Stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign Stockholder resides under the provisions of an applicable income tax treaty. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign Stockholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

    Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign Stockholder and the payor does not have actual knowledge that such owner is a U.S. person, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of his or her gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

    The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Common Stock could be changed by future regulations.

    THOUGH THE FOREGOING ARE CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF COMMON STOCK PURSUANT TO THE MERGER.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and executive officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "The Merger -- Recommendation of the Board of Directors; Reasons for the Merger."

    Each of the members of the Board of Directors, the Management Stockholders, the Patricof Stockholders and the Epstein Stockholders have agreed pursuant to an individual Voting Agreement with Acquisition Corp. to vote his or its shares of Common Stock in favor of adoption of the Merger Agreement, the Merger and the Charter Amendment. In addition, the Management Stockholders have agreed that they will exchange 643,569 shares of Common Stock owned by them for shares of Class B Common Stock (on a one-for-one basis), provided that the Charter Amendment is approved and adopted by the Stockholders. An aggregate of 322,709 of such shares of Class B Common Stock will be sold to the Investors for cash at a price per share equal to the Cash Price and an aggregate of 320,860 of such shares will be retained by the Management Stockholders. At the Effective Time, each share of Class B Common Stock will automatically be converted into the right to receive one share of Common Stock of the Surviving Corporation.

    Pursuant to the Merger Agreement, the Surviving Corporation has agreed to indemnify all present directors and officers of the Company and its subsidiaries for six years after the Effective Time and will maintain during such period, if available, a directors' and officers' insurance policy with respect to such indemnification containing terms comparable to that applicable as of August 8, 1997 to directors and officers of the Company.

    In 1996, the Company adopted the Officers' Plan. Pursuant to the Officers' Plan, options exercisable for a maximum aggregate of 200,000 shares of Common Stock were granted to certain members of the Company's senior management, including the Management Stockholders. The options authorized under the Officers' Plan were to be granted in two equal tranches upon the Common Stock attaining and maintaining certain specified market prices. The Tranche 1 Options were granted upon the Common Stock attaining and maintaining a price of $22.50 or more during 1996, as follows: Mr. Andersen -- 40,000 shares; Mr. Schmaltz -- 20,000 shares; Mr. Slifer -- 20,000 shares; and a former officer of the Company -- 12,500 shares. Options for an additional 100,000 Tranche 2 Options were to be granted upon the Company attaining and maintaining a price of $30.00 or more during 1997. In April 1997, the Board adopted resolutions to amend the Officers' Plan to eliminate the Tranche 2 Options, and in lieu thereof, the Bonus Plan was implemented. The approximate total bonus to be paid to each of the Management Stockholders pursuant to the Bonus Plan as a result of the Merger is as follows:
Mr. Andersen -$521,000; Mr. Vaters -- $423,000; Mr. Schmaltz -- $193,000; Mr.
Slifer -- $199,000; and Mr. DeVita -- $195,000. Cash bonuses payable to other employees will be approximately $860,000 in the aggregate.

    The Directors' Plan provides for the issuance by the Company of warrants to purchase 25,000 shares of Common Stock at a purchase price of $17.50 per share to non-employee directors of the Company. Pursuant to the Directors' Plan,each of Messrs. Baker, Campbell, Chefitz and Epstein were granted warrants to purchase 25,000 shares of Common Stock.

    Robert Chefitz, a member of the Board of Directors who is also a general partner or executive officer of each of the Patricof Stockholders, owns an interest in the Patricof Stockholders. Mr. Chefitz also owns an indirect profits interest in APAX Ventures IV and APAX Ventures IV International Partners LP (collectively, the "APAX Funds"), which in turn own shares of XSL. Mr. Chefitz has not participated and does not participate in the management of the APAX Funds. The Patricof Stockholders and the APAX Funds, respectively, have or have had investments in businesses other than the Company and XSL; accordingly, the value to Mr. Chefitz of his interest in the Patricof Stockholders and the APAX Funds, is dependent in part upon the performance of such other investments, and cannot be calculated at this time.

    John C. Baker, a member of the Board of Directors, is a former general partner or executive officer of each of the Patricof Stockholders. Mr. Baker retains an interest in the Patricof Stockholders. The Patricof Stockholders have or have had investments in businesses other than the Company; accordingly, the value to Mr. Baker of his interest in the Patricof Stockholders is dependent in part on the performance of such other investments, and cannot be calculated at this time.

    As members of the Special Committee of the Company, Messrs. Campbell and Chefitz are each entitled to a fee equal to $25,000 plus $1,500 for each eight hours of time which such Special Committee member devoted to the business of the Special Committee. The aggregate amount of such fees payable is expected to be approximately $200,000.

    Each of the Management Stockholders will enter into new employment agreements with the Company which will take effect upon consummation of the Merger. The new employment agreements will replace such Management Stockholders' existing employment agreements with the Company. The terms of such new employment agreements have not yet been finalized.

    In the event the Merger is consummated, the Company will pay up to $25,000 of the Management Stockholders' aggregate legal and accounting fees incurred in connection with entering into the new employment agreements.

    It is anticipated that after the Merger the Company will establish a management option plan, pursuant to which it will grant to the Management Stockholders (i) Performance Options to purchase up to an aggregate of approximately 11.5% of the outstanding common stock of the Company (including shares to be received upon exercise of Time-Vested Options) and (ii) Time-Vested Options to purchase up to an aggregate of 3.5% of the outstanding common stock of the Company (not including shares to be received upon exercise of Performance Options). The Performance Options will be granted in two categories. Performance Options to purchase up to an aggregate of 8.0% of the outstanding common stock of the Company ("Class I Options") will vest over a five-year period based on the attainment of specified EBITDA targets. Any Class I Options that do not vest in the five-year period will vest at the end of seven years. Performance Options to purchase up to an aggregate of 3.5% of the outstanding common stock of the Company ("Class II Options") will vest as the Investors realize specified rates of return on their investment in the Company. In the event the Investors do not realize such specified rates of return, Class II Options will vest at the end of seven years. Time-Vested Options will vest ratably on an annual basis over the four-year period following the Merger or upon a change of control of the Company, if earlier. The Performance Options will have an exercise price of $24.09 and the Time-Vested Options will have a nominal exercise price. All Options will expire at the end of ten years.

    It is also anticipated that each of the Management Stockholders will enter into a stockholders agreement with the Company and the Investors which will contain provisions regarding corporate governance and restrictions on transfer of Common Stock held by the Management Stockholders.

                              REGULATORY APPROVALS

    Under the HSR Act and the rules promulgated thereunder by the (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting
period has expired or been terminated. On       , 1997, the Company and certain
stockholders of Acquisition Corp. filed Notification and Report Forms under the
HSR Act with the FTC and the Antitrust Division. On       , 1997, the FTC and
the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger effective immediately.

                              THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

MERGER CONSIDERATION

    Subject to certain provisions as described herein with respect to shares of Common Stock owned by the Company, any subsidiary of the Company, and with respect to fractional shares, Dissenting Shares and the newly authorized shares of Class B Common Stock that will be issued in exchange for certain shares of Common Stock owned by the Management Stockholders, and subject to the effects of proration as described herein, at the Effective Time (i) each issued and outstanding share of Common Stock (other than Electing Shares as defined below) will be converted into the right to receive in cash from the Company following the Merger an amount equal to $23.25 and (ii) each issued and outstanding share of Common Stock with respect to which an election to retain Common Stock has been made and not revoked or lost in accordance with the Merger Agreement will be converted into the right to retain one Non-Cash Election Share; subject to the limitation that the aggregate number of Non-Cash Election Shares will be 205,000. With respect to certain risks related to the retention of Common Stock, see "RISK FACTORS" above.

    Immediately prior to the Merger, upon the approval and filing of the Charter Amendment, the Management Stockholders will exchange 643,569 shares of Common Stock for the same number of shares of Class B Common Stock, 322,709 of which shares of Class B Common Stock will be acquired by the Investors for a price per share equal to $23.25 immediately prior to the Merger and the remainder of which will be retained by such Management Stockholders, and the Investors will purchase from the Company 2,162,183 shares of Class B Common Stock for a purchase price per share of $23.25. All such shares of Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger on a one-for-one basis.

    The Merger contemplates that the aggregate number of shares of Common Stock to be retained by existing Stockholders in the Merger is 205,000. In the event holders of more than 205,000 shares elect to retain their shares, the number of shares to be retained by such Stockholders will be reduced on a pro rata basis to an aggregate of 205,000 shares and such Stockholders will receive $23.25 per share in cash for the balance of their shares of Common Stock. See "Risk Factors -- Certain Proration Risks."

    Fractional shares of Common Stock will not be issued in the Merger. Holders of Common Stock otherwise entitled to a fractional share of Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described under "-- Fractional Shares" below.

    Any shares of Common Stock held in the Company's treasury will automatically be cancelled at the Effective Time and will cease to exist.

    In the Merger, each share of common stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time will be converted into one share of Surviving Corporation Common Stock. As a result of the Merger and the purchase of 2,484,892 shares of Class B Common Stock from the Management Stockholders and the Company prior to the Merger, the Investors will hold 2,484,992 shares, or approximately 82% of the outstanding shares Surviving Corporation Common Stock expected to be outstanding immediately after the Merger.

NON-CASH ELECTION

    Stockholders of shares of Common Stock will be entitled to make a Non-Cash Election on or prior to the Election Date to retain Non-Cash Election Shares. Such election must be with respect to all of such

Stockholder's shares of Common Stock owned as of the Election Date. In addition, as a condition to the election to retain shares, a Stockholder must become a party to, and agree to be bound by, the Stockholders Agreement described elsewhere in this Proxy Statement. See "Stockholders Agreement." If no election is made, a Stockholder will receive the Cash Price for such Stockholder's shares of Common Stock. If the number of Electing Shares exceeds the Non-Cash Election Number, however, then the number of Electing Shares covered by a holder's Non-Cash Election to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among stockholders who made the election to retain Non-Cash Election Shares, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

    If a Stockholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described above, such Stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "Risk Factors -- Non-Cash Election and Proration into Cash; Possible Dividend Treatment." See also "Certain Federal Income Tax Consequences." If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares and (ii) the Patricof Stockholders and the Epstein Stockholders will retain, on a pro rata basis, a number of shares of Common Stock equal to 205,000 MINUS the number of Electing Shares.

    With respect to certain risks related to the retention of Common Stock, see "RISK FACTORS" above.

NON-CASH ELECTION PROCEDURE

    The Form of Election and Stockholders Agreement is being mailed to holders of record of Common Stock together with this Proxy Statement. IN ORDER TO ELECT TO RETAIN NON-CASH ELECTION SHARES IN THE MERGER, A STOCKHOLDER MUST PROPERLY COMPLETE SUCH FORM OF ELECTION WITH RESPECT TO ALL SHARES HELD BY SUCH STOCKHOLDER, AND SUCH FORM OF ELECTION, TOGETHER WITH THE EXECUTED STOCKHOLDERS AGREEMENT AND ALL CERTIFICATES FOR ALL SHARES OF COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH
IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY       (THE "EXCHANGE AGENT") AT
ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION (AND NOT SUBSEQUENTLY WITHDRAWN BY SUCH STOCKHOLDERS), BY 5:00 P.M., EASTERN TIME, ON THE SECOND BUSINESS DAY PRECEDING THE DATE OF THE SPECIAL MEETING (THE "ELECTION DATE"). HOLDERS OF COMMON STOCK MAY NOT MAKE A NON-CASH ELECTION FOR LESS THAN ALL OF THEIR SHARES.

    The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

    The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable on or after the satisfaction or waiver of the conditions to the Merger specified in the Merger Agreement unless another date is agreed to in writing by the Company and Acquisition Corp. Subject to certain limitations, the Merger Agreement may be terminated by either Acquisition Corp. or the Company. See "The Merger Agreement -- Conditions to the Merger" and "-- Termination; Termination Fees."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of shares of Common Stock (other than Dissenting Shares) into the right to receive cash or the right to retain shares of Common Stock following the Merger will occur at the Effective Time. As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Common Stock (other than holders of Common Stock making a Non-Cash Election with respect to all such holders' shares who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Common Stock in exchange for cash for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

    EXCEPT FOR COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "-- NON-CASH ELECTION PROCEDURE", STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Common Stock will, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Common Stock previously represented by such certificate or certificates surrendered will have been converted pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Common Stock.

FRACTIONAL SHARES

    No certificates or scrip representing fractional shares of retained Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained Common Stock (after taking into account all shares of Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the per share Cash Price of such share.

ACCOUNTING TREATMENT

    It is intended that the Merger will be treated as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's operating assets and liabilities will not be impacted by the transaction. The acquisition of XSL will be treated as a purchase for financial reporting purposes.

EFFECT ON STOCK OPTIONS AND EMPLOYEE BENEFIT MATTERS

    Pursuant to the Merger Agreement, at the Effective Time, (i) each Company Stock Option granted under the Stock Plans (as such terms are defined under "The Merger -- Effect on Stock and Employee Benefit Matters") outstanding immediately prior to the Effective Time, whether or not then exercisable, will be cancelled and retired and (ii) each holder of any such cancelled Company Stock Option having an exercise price of less than the Cash Price (which as of the date of this Proxy Statement constitutes all outstanding Company Stock Options) will receive, in consideration of such cancellation, a payment from the Company after the Merger (subject to any applicable withholding taxes) equal to the product of
(A) the total number of shares of Common Stock subject to such Company Stock Option and (B) the excess of the Cash Price over the exercise price per share of Common Stock subject to such Company Stock Option, payable in cash as of or as soon as practicable after the Effective Time.

    It is anticipated that the Stock Plans will terminate as of the Effective Time, and that following the Effective Time no holder of a Company Stock Option nor any participant in any Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger. It is expected that certain members of management will receive new options to acquire shares of Common Stock after the Merger. See "Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of the Company relating, with respect to the Company and its subsidiaries, to, among other things, (a) organization, standing and similar corporate matters;
(b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) the Company's capital structure; (d) documents filed by the Company with the Commission and the accuracy of information contained therein; (e) the absence of any violation, breach, termination, acceleration, default (i) under certain agreements to which the Company is a party, (ii) under the certificate of incorporation or bylaws of the Company or (iii) as a result of the execution of the Merger Agreement any of the items referred to in clauses
(i) and (ii) above; (f) the absence of the need for governmental approvals and consents in connection with the Merger Agreement; (g) the accuracy of information supplied by the Company in connection with this Proxy Statement; (h) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company; (i) the absence of undisclosed liabilities; (j) pending or threatened material litigation, certain labor matters and compliance with applicable laws; (k) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (l) title to owned real or personal property and valid leasehold and subleasehold interests in leased real or personal property; (m) filing of tax returns and payment of taxes; (n) environmental matters; (o) insurance matters; (p) receipt of an opinion of the Company's financial advisor; (q) brokers' fees and expenses; (r) books and records; (s) ownership of or rights to use Company intellectual property; (t) material contracts; (u) information systems; (v) improper payments; (w) transactions with affiliates; and (x) the regulation of the Company's business.

    The Merger Agreement also contains customary representations and warranties of Acquisition Corp. relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution delivery, performance and enforceability of the Merger Agreement and related matters; (c) the accuracy of information supplied by Acquisition Corp. in connection with this Proxy Statement; (d) the absence of the need for governmental approvals and consents in connection with the Merger Agreement; (e) brokers' fees and expenses; (f) the business of Acquisition Corp. outside the consummation of the transactions contemplated by the Merger Agreement; and (g) financing matters.

NO SOLICITATION

    The Merger Agreement provides that the Company will not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries (i) solicit, initiate or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, sale of all or any significant portion of assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transactions involving the Company or any its subsidiaries other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any person in connection with any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. By the terms of the Merger Agreement, the Company is permitted to engage in negotiations or discussions with respect to a recapitalization transaction after November 30, 1997; provided that it does not incur or commit to incur, except in each case upon consummation of such transaction, fees and expenses in excess of $250,000 in the aggregate in connection with such negotiations or discussions. In addition, the Merger Agreement provides that the Board is permitted to consider, negotiate, discuss, approve and recommend to the Stockholders a bona fide Acquisition Proposal not solicited in violation of the Merger Agreement, PROVIDED that the Board has determined in good faith (after consultation with and based upon the advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties to the Stockholders; and PROVIDED, FURTHER, that the Company keep Acquisition Corp. informed, on a reasonably current basis, as to the status and details of any such consideration, negotiations or discussions.

    The Merger Agreement provides that in the event the Company receives (a) an Acquisition Proposal from any third party or any modification or amendment thereto or (b) any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its subsidiaries, by any person or entity that informs the Board or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, the Company will immediately notify Acquisition Corp. after the receipt thereof.

    The Merger Agreement further provides that if the Board receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board determines in good faith and upon the advice of outside counsel that it is required to cause the Company to provide such person such material nonpublic information in order to discharge properly the directors' fiduciary duties to the Stockholders, then, PROVIDED that such person has executed a confidentiality agreement substantially similar to the one then in effect among the Company and Acquisition Corp.'s stockholders the Company may provide such person with access to information regarding the Company.

COOPERATION AND BEST EFFORTS

    Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and use their respective best efforts to take certain specified and other actions so that the transactions contemplated by the Merger Agreement may be consummated as soon as practicable.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, the Company made various customary covenants relating to the conduct of its business prior to the Merger. The Company has agreed that, prior to the Effective Time, unless Acquisition Corp. agrees otherwise in writing and except as required by the XSL Purchase Agreement, it will conduct its business and will cause its subsidiaries to conduct their businesses in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, will use all reasonable efforts to preserve substantially intact its business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business relations with it. In the Merger Agreement, the Company has further agreed, among other things, that prior to the Effective Time it will not and it will cause each of its subsidiaries to not: (a) amend its charter or bylaws or similar organizational documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its subsidiaries; (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except in the ordinary of business and in certain other limited circumstances); (d) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock; (e) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock; (f) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its subsidiaries, or provide that upon the exercise or conversion of any option, warrant or right to acquire shares of Common Stock the holder thereof will receive cash, or propose to do any of the foregoing; (g) acquire any corporation, partnership or other business organization or division or any equity interest therein; (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances (except in certain limited circumstances in the ordinary course of business); (i) enter into or amend any material contract or agreement;
(j) authorize any capital expenditures or purchase of fixed assets in excess of $1,000,000 per month in the aggregate for the Company and its subsidiaries taken as a whole; (k) make any loan to, or investment in, any of its minority-owned affiliates or XSL, other than business transactions with minority-owned affiliates or XSL in the ordinary course of business; (l) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the Merger Agreement; (m) increase the compensation payable or to become payable to its officers or employees except for increases in salary or wages as provided for in employment agreements (other than certain increases in the ordinary course of business); (n) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries; (o) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (p) except as may be required as a result of a change in law or in generally accepted accounting principles take any action to change accounting policies or procedures; (q) make any material tax election inconsistent with past practice or settle or compromise or amend any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; (r) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company's filings with the Commission filed prior to the date of the Merger Agreement or incurred in the ordinary course of business and consistent with past practice; (s) offer employment to any person as an officer of the Company, or promote any existing employee to such office; (t) settle or agree to a final settlement of any litigation against the Company or any of its subsidiaries for an amount in excess of $250,000; (u) amend or grant waivers or approvals in its discretion under the XSL Purchase Agreement; or (v) take, or agree in writing or otherwise to take, any of the actions described in this paragraph, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants thereunder.

INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that the By-Laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    The Merger Agreement also provides that after the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any cost or expense (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement.

    Pursuant to the Merger Agreement, Acquisition Corp. has agreed that, for a period of six years after the Effective Time, it will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of the Company; PROVIDED that in no event will Acquisition Corp. or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Acquisition Corp. or the Surviving Corporation will purchase a policy with the greatest coverage available for such 150% of the annual premium.

CONDITIONS TO THE MERGER

    ALL PARTIES. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date: (i) approval and adoption of the Merger Agreement and the Merger by the Stockholders; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and under any legal requirement of the European community; and (iii) no statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order having been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or otherwise being in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

    ACQUISITION CORP. Acquisition Corp.'s obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time except for (a) changes contemplated by the Merger Agreement and (b) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date); (ii) the Company having performed or complied in all material respects with all agreements and covenants required to be complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) all conditions precedent to the closing of the transactions contemplated by the XSL Purchase Agreement having been satisfied; (iv) the management team and officers of the Company, its subsidiaries and XSL being satisfactory in all respects to Acquisition Corp. in its sole discretion; (v) the Stockholders having approved and adopted the Charter Amendment and the Company having filed the Charter Amendment with the Delaware Secretary of State; (vi) the Company having authorized the issuance of one or more series of preferred stock and having filed the certificate(s) of designation setting forth the rights, preferences and privileges of such preferred stock with the Delaware Secretary of State;
(vii) holders of no more than 10% of the outstanding shares of the Common Stock having perfected their dissenters' rights in accordance with Section 262 of the DGCL; (viii) there being no governmental ruling or advice with respect to, or any change in existing accounting standards or interpretations thereof relating to, the permitted use of recapitalization accounting for the Merger which, in the opinion of Acquisition Corp.'s independent accountants, would materially and adversely affect the ability of the Surviving Corporation to account for the transactions contemplated by the Merger Agreement as a recapitalization; (ix) there being no material adverse effect on the business, assets, properties, condition (financial or other), results of operations or prospects of the Company since August 8, 1997; (x) the Company having obtained the funds pursuant to the Financing Commitments, substantially on the terms provided therein; (xi) in the event the Charter Amendment is approved by the Stockholders, the Management Stockholders (a) having exchanged an aggregate of 643,569 shares of Common Stock for shares of Class B Common Stock, and (b) having sold to the Investors an aggregate of 322,709 of such shares of Class B Common Stock for a per share amount equal to the Cash Price; and (xii) the France Option Agreement having been amended to provide that the consideration thereunder may be satisfied in cash, securities or any combination thereof, at the Company's option.

    THE COMPANY. The obligation of the Company to effect the Merger is further subject to the representations and warranties of Acquisition Corp. set forth in the Merger Agreement being true and correct as of the Effective Time (except for changes contemplated by the Merger Agreement and except to the extent such representations and warranties speak as of an earlier date), and Acquisition Corp. having performed all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

TERMINATION; TERMINATION FEES

    The Merger Agreement may be terminated, and the Merger abandoned prior to the Effective Time as follows: (i) upon the mutual written consent of the Company and Acquisition Corp.; (ii) by either the Company or Acquisition Corp., if the Merger is not completed by February 28, 1998, although such deadline may be extended by an additional 30 days if this Proxy Statement has been mailed to Stockholders on or prior to such date; (iii) by either the Company or Acquisition Corp. if a court or other governmental body has issued a nonappealable final order permanently restraining, enjoining or otherwise legally prohibiting the Merger (provided that if a temporary order has been entered restraining, enjoining or prohibiting the Merger, such temporary order will be deemed a nonappealable final order if it remains continuously in effect for 60 days); (iv) by either the Company or Acquisition Corp., if (A) the Board of Directors recommends an Alternative Transaction or (B) a tender offer or exchange offer for 15% or more of the Common Stock is commenced by a third party and the Board of Directors recommends that the Stockholders tender their shares in such tender or exchange offer (provided that the Company will not be entitled to exercise such termination right unless the Board determines that the failure to accept or recommend such proposal would constitute a breach of its fiduciary duties to the Stockholders); (v) by Acquisition Corp., if the Board of Directors withdraws or modifies its approval or recommendation of the

Merger Agreement and the transactions contemplated thereunder in a manner adverse to Acquisition Corp.; (vi) by either the Company or Acquisition Corp., if the other party breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the obligation of the terminating party would be incapable of being satisfied by February 28, 1998, unless such breach or failure to comply is cured within 30 days.

    The term "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Acquisition Corp. or its subsidiaries (a "Third Party") acquires or would acquire more than 15% of the outstanding shares of Common Stock, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its subsidiaries by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not the Company or any of its subsidiaries is the entity surviving any such merger or business combination),
(iii) any reorganization, recapitalization, liquidation or dissolution of the Company or any of its subsidiaries (other than the liquidation or dissolution of a wholly-owned subsidiary of the Company or any of its subsidiaries) or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or business combination with any such subsidiary) of the Company or any of its subsidiaries having a fair market value equal to more than 15% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

    In general, except as otherwise described in this paragraph, if the Merger Agreement is terminated, the Company will be obligated to pay Acquisition Corp. a fee of $7,500,000 and reimburse Acquisition Corp. for its documented fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement up to a maximum of $2,000,000. The Company will not be required to pay such fee or reimburse Acquisition Corp. for such expenses in the event the Merger Agreement is terminated in any one of the following manners: (i) by the mutual written consent of the Company and Acquisition Corp.; (ii) by the Company
(a) if Acquisition Corp. breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the Company's obligation would be incapable of being satisfied by February 28, 1998, unless such breach or failure to comply by Acquisition Corp. is cured within 30 days; or (b) if the Merger is not consummated by February 28, 1998 (as may be extended by 30 days as described above), in either case as a result of a breach of representation or warranty by Acquisition Corp. or failure by Acquisition Corp. to comply with any of its material representations or warranties or obligations under the Merger Agreement; or (iii) by Acquisition Corp. solely due to a failure of any one of the following conditions to be satisfied: (a) the approval by Acquisition Corp. of the management team of the Company and its subsidiaries, (b) there being no adverse ruling or advice or change in existing accounting standards or interpretations relating to the Company accounting for the transactions contemplated by the Merger Agreement as a recapitalization, (c) the receipt of the financing necessary to consummate the Merger, (d) the Management Stockholders exchanging a specified portion of their Common Stock for Class B Common Stock and selling a portion of such shares to UBS or an affiliate of Fenway or (e) the satisfactory amendment of the France Option Agreement. The Company will not be obligated to pay the $7,500,000 fee, but will be obligated to reimburse Acquisition Corp. for its expenses in an amount up to $2,000,000, in the event the Merger Agreement is terminated by Acquisition Corp. as a result of (i) the failure of the transactions contemplated by the XSL Purchase Agreement to be consummated (other than as a result of a breach or failure to comply with any representation or warranty or obligation of the Company in the XSL Purchase Agreement) or (ii) a material adverse effect occurring on the business, assets, properties, condition (financial or other), results of operations or prospects of the Company and its subsidiaries taken as a whole after August 8, 1997.

AMENDMENT; WAIVER

    The Merger Agreement provides that it may be amended only by written agreement of both the Company and Acquisition Corp. at any time prior to the Effective Time; provided, however, that, after the Stockholders have approved the Merger Agreement and the Merger at the Special Meeting, no such amendment is permitted which by applicable law would require further approval by the Stockholders, without first obtaining such further approval. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, by written agreement signed by the party to be bound, (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement.

                               MERGER FINANCINGS

    Acquisition Corp. has received Financing Commitments adequate to complete the financing necessary to consummate the Merger. Such Merger Financings will be provided by a combination of (i) a portion of the senior credit facilities of up to $129.5 million (which includes the provision of a letter of credit in the face amount of $31.5 million to be used for the XSL Acquisition), (ii) senior subordinated financing of up to $150 million and (iii) equity financing of approximately $102.8 million through the purchase of 322,709 shares of Class B Common Stock from the Management Stockholders and the issuance by the Company of common stock and preferred stock. The Financing Commitments set forth certain agreed upon terms and conditions for each type of financing, as follows (definitive documentation has not yet been finalized as of the date of this Proxy Statement):

SENIOR FACILITIES

    The Financing Commitment for the senior financing (the "Senior Facilities") provided by the lenders (the "Lenders") and arranged by Goldman Sachs Credit Partners L.P. ("GSCP") and Union Bank of Switzerland ("UBS", and collectively with GSCP, the "Arrangers") comprises term loans totalling up to $78 million, a revolving facility of up to $20 million and a letter of credit facility of up to $31.5 million (the
"L/C Facility"), all with guarantees (the "Guarantees") from certain subsidiaries of the Company. The Senior Facilities and the Guarantees will be secured by first priority security interests in substantially all assets of the Company and such guarantors and by pledges of the stock of the Company and certain of its subsidiaries (subject to exceptions and limitations as to foreign subsidiaries based on adverse tax consequences).

    The Senior Facilities will contain customary and appropriate affirmative and negative covenants including, without limitation, covenants with respect to: (a) financial ratios and tests relating to minimum EBITDA, maximum capital expenditures, minimum interest coverage and maximum leverage; (b) limitations on other indebtedness, liens, negative pledges, investments and guarantees; (c) restrictions on certain payments (including, without limitation, dividends, redemptions and payments on subordinated debt); and (d) limitations on mergers and sales of assets, leases and transactions with affiliates. The Senior Facilities will also contain customary and appropriate events of default including, without limitation, events of default with respect to: (a) failure to make payments when due, (b) defaults under other agreements or instruments of indebtedness, (c) noncompliance with covenants, (d) breaches of representations and warranties, (e) bankruptcy, (f) judgments in excess of specified amounts,
(g) ERISA and pension matters, (h) impairment of security interests in collateral, (i) invalidity of the Guarantees, and (j) certain changes of control.

    Voluntary prepayment of the Senior Facilities, in whole or in part, will be allowed without premium or penalty, subject to payment of breakage costs. Mandatory prepayments will be required upon the occurrence of certain events including asset sales, debt and equity issuances, the generation of excess cash flow and the receipt of insurance or condemnation proceeds and other extraordinary payments.

    The obligations of the Lenders to make extensions of credit under the Senior Facilities will be subject to certain conditions precedent including, without limitation: (a) the structure, documentation and consummation of the Merger satisfactory to the Arrangers and Lenders and the requirement that XSL become a subsidiary of the Company as of the closing; (b) the concurrent issuance of subordinated debt by the Company on terms and conditions satisfactory to the Arrangers and Lenders (see "Merger Financings--Senior Subordinated Financing"), with proceeds applied in full to pay a portion of the costs of the Merger, to repay certain indebtedness of the Company and one or more of the European Affiliates and to pay transaction costs; (c) the receipt of proceeds from the issuance of equity by the Company on terms and conditions satisfactory to the Arrangers and Lenders (see "Merger Financings--Equity Financing"), with proceeds applied in full to pay a portion of the costs of the Merger, to repay certain indebtedness of the Company and the European Affiliates and to pay transaction costs; (d) receipt by the Arrangers of an officer's financial condition certificate from the Company and a solvency letter from an independent valuation consultant satisfactory to the Arrangers; (e) since December 31, 1996, no material adverse change in the business or prospects of the Company and its subsidiaries and the European Affiliates taken as a whole, and no information submitted to the Arrangers that proves to have been inaccurate, incomplete or misleading in any material respect; (f) no disruption or adverse change in the financial or capital markets generally or in the market for loan syndications in particular; (g) receipt by the Arrangers of financial statements, auditors' letters and pro forma balance sheet and income and cash flow statements satisfactory to the Lenders; (h) receipt of all necessary governmental and third party approvals; (i) absence of litigation reasonably likely to have a material adverse effect on the Senior Facilities or on the business or prospects of the Company and its subsidiaries and the European Affiliates taken as a whole; (j) payment of fees and transaction costs; (k) all material contracts (including key employee contracts), constitutive documents, licenses, permits, franchises, insurance policies and other intangible rights of the Company and its subsidiaries and the European Affiliates being satisfactory to the Arrangers; (l) receipt by the Arrangers of opinions and certificates satisfactory to the Arrangers; (m) completion of due diligence with respect to relevant foreign regulatory and structural matters satisfactory to the Arrangers; and (n) closing of the Senior Facilities on or prior to December 31, 1997.

    Amounts outstanding under the Senior Facilities will mature, amortize and bear interest as follows:

                                     MATURITIES                  AMORTIZATION               INTEREST RATE(1)
                             ---------------------------  ---------------------------  ---------------------------

Term Loan A                  5 1/2 years following        year 1: $1.5MM               Base Rate +
                             Closing Date                 (6-mo grace period)          1.50% or reserve
                                                          year 2: $3.5MM               adjusted
                                                          year 3: $4.5MM               Eurodollar Rate
                                                          year 4: $5.5MM               + 2.50%
                                                          year 5: $6.5MM
                                                          year 5 1/2: $3.5MM

Term Loan B                  7 years following Closing    year 1: $0.25MM              Base Rate +
                             Date                         (6-mo grace period)          2.00% or reserve
                                                          each of years 2-5:           adjusted
                                                          $0.50MM                      Eurodollar Rate
                                                          each of years 6-7:           + 3.00%
                                                          $25.375MM

Revolving Facility           5 1/2 years                  none                         Base Rate +
                             following                                                 1.50% or reserve
                             Closing Date                                              adjusted
                                                                                       Eurodollar Rate
                                                                                       + 2.50%

L/C Facility(2)              available through first      proportionate to             If drawn and not
                             anniversary of               amortization of              reimbursed, Base Rate +
                             Closing Date                 Term Loan B                  2.00% or reserve adjusted
                                                                                       Eurodollar Rate + 3.00%

------------------------

(1) In each case, the Company has a choice of two rates. "Base Rate" and "reserve adjusted Eurodollar Rate" shall have meanings customary and appropriate to similar financings, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate shall be customary and appropriate to similar financings. Upon the occurrence of a payment default, outstanding amounts will bear interest at the rate otherwise applicable to such amounts plus 2.00% per annum and shall be payable on demand.

(2) Drawings made under the L/C Facility not immediately reimbursed will be treated for all purposes as additional amounts outstanding under Term Loan B.

    Fees payable under the Senior Facilities include a fee of 3.00% per annum of the face amount of letters of credit outstanding under the L/C Facility, plus standard L/C issuance and administrative charges. A per annum fee for letters of credit issued and outstanding under the revolving facility will equal the applicable interest rate margin on reserve adjusted Eurodollar Rate loans outstanding under the revolving facility. Commitment fees on the revolving facility will equal 0.50% per annum times the daily average unused portion (L/Cs issued under the revolving facility will be considered a "used" portion thereof for the purpose of calculating commitment fees). An agent's fee will also be payable to UBS as administrative agent for the Lenders in an amount and on dates to be agreed.

SENIOR SUBORDINATED FINANCING

    The Financing Commitment for the senior subordinated financing (the "Senior Subordinated Facilities") provides that UBS or one of its affiliates (the "Initial Purchaser") will purchase from the Company $150 million of Unsecured Senior Subordinated Increasing Rate Notes (together with the Rollover Notes defined below, the "Bridge Notes"). On the first anniversary of the date of issue, the Bridge Notes will be exchanged for an equal principal amount of senior subordinated rollover notes (the "Rollover Notes") with a maturity of nine years.

    Notwithstanding the terms of this Financing Commitment, the parties intend to consummate an offering of $150 million of senior subordinated notes in a public offering or private placement transaction (a "Debt Offering") as expeditiously as possible, and it is intended that bridge financing on the terms and conditions set forth in the following paragraphs will be drawn down only if a Debt Offering cannot be completed prior to the closing of the Merger. The parties have entered into an engagement letter (the "Engagement") with UBS Securities LLC ("UBS Securities") with respect to a Debt Offering.

    The Bridge Notes will contain certain financial and operating covenants customary and appropriate for unsecured senior subordinated bridge financings including, without limitation, covenants with respect to: (a) limitations on other indebtedness and liens; (b) restrictions on certain payments; (c) limitations on mergers and consolidations, sales of assets, transactions with affiliates and issuances of stock by subsidiaries; and (d) subordination. The Bridge Notes will also contain customary events of default.

    Borrowings under the Bridge Notes may be prepaid at any time at par, plus accrued and unpaid interest. Subject to any required payment under the Senior Facilities, the Bridge Notes will be required to be repaid at par plus accrued and unpaid interest upon the occurrence of certain events, including a change of control, the proceeds of issuances of debt and equity and certain asset sales.

    The obligations of the Initial Purchaser to purchase the Bridge Notes will be subject to several conditions customary for similar bridge financings including, without limitation: (a) the Company shall not have issued securities (the "Debt Securities") pursuant to the Debt Offering, and neither the Company nor any of its subsidiaries shall, since the date of the Financing Commitment relating to the Bridge Notes, have sold securities that would in the reasonable judgment of the Initial Purchaser impair the ability of the Initial Purchaser to sell the Debt Securities or to syndicate the Bridge Notes; (b) the Company shall have performed its obligations under the Engagement, and shall have used its reasonable best efforts to cause the Debt Securities to be sold, in a public registration or a private placement; (c) the Company shall have deposited into escrow certain warrants representing 3% of the Surviving Corporation Common Stock on a fully-diluted basis subject to release to the Initial Purchaser upon the issuance of the Rollover Notes; (d) receipt by the Initial Purchaser of solvency letters, legal opinions and officers' certificates satisfactory to the Initial Purchaser; (e) no material adverse change in the business, prospects or material agreements of the Company and its subsidiaries taken as a whole; (f) no dividend or distribution after the date of the relevant Financing Commitment being declared or paid by the Company on its capital stock; (g) no disruption or material adverse change in the financial, banking or capital markets or in the market for loan syndications that in the Initial Purchaser's judgment could reasonably be expected to adversely affect the ability of the Initial Purchaser to successfully syndicate the commitment or to place or sell the Debt Securities, and the absence of a banking moratorium declared by federal or New York State banking authorities; (h) no litigation or governmental or regulatory action adverse to the transactions contemplated; (i) capitalization, corporate and organizational structure of the Company and its subsidiaries satisfactory to the Initial Purchaser; (j) no default under the Bridge Notes documentation, under material agreements of the Company resulting from the transactions contemplated by the Financing Commitment not resolved to the satisfaction of the Initial Purchaser; (k) all material governmental and third party consents and expiration of all waiting periods for the transactions contemplated by the Financing Commitment, and no law or regulation restraining, prohibiting or imposing materially adverse conditions on any material component of such transactions; (l) documentation for the Merger and other transactions contemplated by the Financing Commitment reasonably satisfactory to the Initial Purchaser and all conditions precedent thereunder satisfied; (m) financial statements, auditors' letters, and pro forma balance sheet and income and cash flow statement for the Company, its subsidiaries and those European Affiliates which will become subsidiaries on closing, including as may be required for a registration statement for the Debt Securities, as may be required by the Initial Purchaser or as may be required under federal securities laws, all satisfactory to the Initial Purchaser; (n) concurrent closing of and extensions of credit under the Senior Facilities, on terms and conditions reasonably satisfactory to the Initial Purchaser; (o) receipt of proceeds from equity issuance of the Company on terms and conditions satisfactory to the Initial Purchaser; (p) consummation of the Merger satisfactory to the Initial Purchaser;
(q) payment of transaction costs including all fees payable to the Initial Purchaser; and (r) closing of the Bridge Notes on or prior to December 31, 1997.

    The Bridge Notes will have a maturity of one year from their date of issue (the "Issuance Date") and will bear interest for each interest period at a rate per annum equal to the three-month LIBOR rate plus, initially, 5.00%. If the Bridge Notes are not retired in whole by the end of the first six-month period following the Issuance Date, they will accrue interest for the next three-month period at a rate per annum equal to the three-month LIBOR rate plus 7.00%. Such rate will continue to increase by an additional 0.25% per annum at the end of each subsequent three-month period for so long as the Bridge Notes are outstanding; provided that such rate shall never exceed 17.00% per annum, and provided further that the Company may pay the portion of interest payments representing a per annum interest rate in excess of 13.50% by issuing additional Bridge Notes with a principal amount equal to such excess portion. Upon the occurrence of a payment default, outstanding amounts will bear interest at the rate otherwise applicable to such amounts plus 1.00% per annum.

    At their maturity, the Bridge Notes will be exchanged for an equal principal amount of senior subordinated rollover notes (the "Rollover Notes") to be issued pursuant to an indenture. The Rollover Notes will mature in nine years and are non-callable for the first four years, callable at a premium in the fifth year and at declining premiums thereafter, and callable at par in years eight and nine; provided that the Company may call one-third of the Rollover Notes in the first three years (the definitive terms of which shall be agreed upon by the Issuance Date), and provided further that the Company at any time may call any Rollover Notes held by the Initial Purchaser at par plus accrued and unpaid interest.

    The Rollover Notes will bear interest (payable semiannually in cash) at either (a) a fixed rate equal to the higher of (i) the rate borne by the Bridge Loans at their maturity plus 0.50% per annum and (ii) the rate applicable to the most recent (prior to the maturity of the Bridge Notes) auction of U.S. Treasuries having a maturity closest to that of the Rollover Notes plus 7.00% per annum, or (b) a floating rate equal to three-month LIBOR plus the spread borne by the Bridge Notes at their maturity plus 0.50%, provided that such rate shall never exceed 17.00% per annum, and provided further that the Company may pay the portion of interest payments representing a per annum interest rate in excess of 13.50% by issuing additional Rollover Notes with a principal amount equal to such excess portion.

    Upon the issuance of the Bridge Notes, warrants representing 3.00% (as of the issuance date) of the fully diluted common stock of the Company (the "Warrants") to acquire Surviving Corporation Common Stock for a nominal value will be placed in anescrow account. The Warrants will expire on the date of final maturity of the Rollover Notes and will contain standard anti-dilution provisions. In the event that the Bridge Notes are exchanged for the Rollover Notes, the Initial Purchaser shall be entitled to one-third of the Warrants upon such exchange, to an additional one-third of the Warrants after the Rollover Notes have been outstanding for six months and to the remaining one-third of the Warrants after the Rollover Notes have been outstanding for one year. Notwithstanding the foregoing, each such one-third tranche of warrants to which the Initial Purchaser shall be entitled shall be reduced to an amount equal to the product obtained by multiplying (i) a number equal to one-third of the Warrants by (ii) a fraction, the numerator of which is the aggregate principal amount of the Bridge Notes outstanding immediately prior to the exchange for the Rollover Notes, and the denominator of which is the original aggregate principal amount of the Bridge Notes upon their issuance.

    The Debt Securities to be offered in the Debt Offering will have a maturity of ten years and will be issued pursuant to an indenture containing customary terms for debt offerings similar to the Debt Offering (the "Debt Securities Indenture"). The Debt Securities will be general unsecured obligations of the Company and subordinated in right of payment to all senior indebtedness of the Company, including all indebtedness of the Company under the Senior Facility. The Debt Securities will be guaranteed on a senior subordinated unsecured basis by the subsidiary guarantors under the Senior Facility. Interest on the Debt Securities will be payable semi-annually.

    The Debt Securities will be subject to redemption at any time on or after the fifth anniversary of issuance at the option of the Company at redemption
prices of    %,    % and    % during the 12-month periods beginning on the
fifth, sixth and seventh anniversary of issuance, respectively and thereafter at par. In addition, the Company may redeem up to 33 1/3% of the original principal amount of the Debt Securities with the proceeds of certain public equity offerings.

    Upon a "change of control" (as defined in the Debt Securities Indenture), each holder of the Debt Securities will have the right to require the Company to repurchase such holder's Debt Securities at a price equal to 101% of the principal amount thereof plus accrued interest through the date of repurchase in the event of certain asset sales.

    The Debt Securities Indenture will include covenants that impose certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, impose restrictions on the ability of the subsidiaries to pay dividends or make any payments to the Company, or merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. See "Risk Factors -- Substantial Leverage; Stockholders' Deficit; Liquidity."

EQUITY FINANCING

    UBS Partners LLC and Fenway Partners, Inc. have provided to the Company a Financing Commitment stating that each will provide or cause to be provided one-half of the equity financing (I.E., the equity other than that provided by the Roll-over Requirement and the shares to be retained by the Management Stockholders) necessary to consummate the Merger. It is anticipated that such financing will be in the form of common stock and preferred stock issuances. Such common stock will be purchased by the Investors through purchases of Class B Common from the Management Stockholders and directly from the Company and all such Class B Common Stock will be converted into Surviving Corporation Common Stock in the Merger. The Investors have also committed to buy $45 million of redeemable preferred stock, with a dividend rate (payable semi-annually in-kind or in cash at the option of the Company) of 13% per annum and mandatory redemption required on the twelfth anniversary of issuance (with optional redemption available to the Company under certain circumstances and to holders on a change of control at a premium prior to that time); in connection therewith, the Investors will receive warrants to purchase 9.41% of the fully diluted Surviving Corporation Common Stock at a nominal purchase price. However, the Investors are currently exploring opportunities to privately or publicly place such preferred stock prior to or after the closing of the transaction and may offer warrants to purchasers in connection with any such placement.

                                   LITIGATION

    The Company and the individual members of the Board of Directors and certain of its executive officers have been named as defendants in THREE (3) lawsuits filed in Court of Chancery of the State of Delaware in connection with the Merger. In these proceedings the plaintiffs, on behalf of themselves and other Stockholders, primarily assert that the members of the Board of Directors have failed to maximize shareholder value and have breached their fiduciary duties and that the Merger does not provide sufficient value to the Company and its Stockholders. The plaintiffs seek, among other things, to enjoin the Merger. The Company has consulted with counsel and believes that each of these lawsuits is without merit and, accordingly, will have no material adverse affect on the Company or the Merger. See "Litigation."

                               ACQUISITION OF XSL

GENERAL

    On August 8, 1997, the Company, XSL Acquisition Corp. and the shareholders of XSL (the "XSL Shareholders") entered into a share purchase agreement (the "XSL Purchase Agreement"). A copy of the XSL Purchase Agreement is attached as an exhibit to the Report on Form 8-K filed by the Company on August 12, 1997 which is incorporated by reference in this Proxy Statement. This summary of the XSL Purchase Agreement is qualified in its entirety by reference to the entire XSL Purchase Agreement included in such Form 8-K. Pursuant to the XSL Purchase Agreement, XSL Acquisition Corp. agreed to acquire all of the share capital of XSL for an aggregate purchase price of $87.0 million. The purchase price is payable in two installments with an installment of $57.0 million due at the closing and the remaining balance to be paid six months after such closing date. Such purchase is subject to a maximum adjustment upward or downward of $1.5 million based upon the difference between XSL's net asset value on the last day of the calendar month prior to the closing of the XSL Purchase Agreement based upon the balance sheet of XSL for such date as audited by the Company's auditors (Ernst & Young LLP) after the closing of such transaction and XSL's net asset value for such date shown on the projected balance sheets previously delivered to the Company.

REPRESENTATIONS AND WARRANTIES

    The XSL Purchase Agreement contains customary representations and warranties from the XSL Shareholders including, without limitation, with respect to (i) the existence and good standing of XSL, (ii) the capital structure and outstanding securities of XSL, (iii) the accuracy of XSL's historical financial statements and the outstanding liabilities of XSL, (iv) tax matters with respect to XSL,
(v) XSL's title to its real and personal property, (vi) absence of changes with respect to XSL since December 31, 1996, (vii) litigation matters, (viii) permits and licenses held or used by XSL, (ix) material contracts to which XSL is a party or is otherwise bound, (x) intellectual property matters, (xi) insurance matters, (xii) employee benefit plans, (xiii) labor relations and employees,
(xiv) customers and suppliers and (xv) environmental matters. The XSL Purchase Agreement also contains representations from the XSL Shareholders regarding their ownership of the shares of XSL free and clear of all liens and their power and authority to sell such shares. The representations and warranties given by the XSL Shareholders will survive the closing of the XSL Purchase Agreement for a period of one year and the APAX Funds are required to deliver a deed of guaranty or letter of credit in the amount of $5,000,000 (the "APAX Letter of Credit") to secure the payment of any claim of breach of representation or warranty.

COVENANTS

    The XSL Purchase Agreement also contains customary covenants regarding the conduct of XSL's business pending the closing of such acquisition. Such covenants include, without limitation, covenants with respect to: (a) operating the business in the ordinary course, (b) preserving XSL's relationships with its customers and suppliers, (c) maintaining its properties in their current state of repair, (d) maintaining the current level of insurance, (e) limitations with respect to increases in compensation for XSL's employees, (f) making no changes to its current capital structure except as expressly contemplated by the XSL Purchase Agreement, (g) restricting dividends and other distributions that may be made to XSL's shareholders and (h) limiting the amount of capital expenditures that may be made and indebtedness that may be incurred.

NO SOLICITATION

    In addition, the XSL Purchase Agreement provides that the XSL Shareholders may not initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any person with respect to, or have any discussions with any person relating to, any acquisition, business combination, tender or exchange offer or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, XSL or its subsidiaries, or otherwise facilitate any effort or attempt to do or seek any of the foregoing and were required as of August 8, 1997 to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing. The XSL Purchase Agreement further provides that the XSL Shareholders will not permit XSL to engage in any of the activities described in the preceding sentence.

CONDITIONS TO CLOSING

    The obligation of XSL Acquisition Corp. to close the transactions contemplated by the XSL Purchase Agreement are subject to several conditions including, but not limited to: (a) the representations and warranties of the XSL Shareholders being true and correct in all material respects on and as of such closing date PROVIDED, that this condition will be satisfied unless the failure of such representations and warranties to be true and correct (i) constitutes a Material Adverse Change (as defined below) or (ii) with respect to certain specified matters relating to the capitalization of XSL, the ownership of the shares of XSL or the ability of the XSL Shareholders to sell the shares of XSL to XSL Acquisition Corp., would cause any party to the XSL Purchase Agreement to be unable to complete the transactions contemplated thereby or (iii) is as a result of the actual revenues, cash flow (I.E., earnings before interest, taxes, depreciation and amortization) or net profit for the aggregate six-month period covered by the June 30, 1997 balance sheet delivered to XSL Acquisition Corp., being in any case less than 90% of the amount thereof reflected in such balance sheet; (b) the XSL Shareholders having performed and complied in all material respects with all agreements and covenants required by the XSL Purchase Agreement to be performed and complied with by them; PROVIDED, that such condition will be deemed satisfied unless the failure to perform and comply with such agreements and covenants (1) constitutes a Material Adverse Change or (2) involves a breach of certain specified covenants set forth in the XSL Purchase Agreement; (c) all material consents required to be obtained by the XSL Shareholders having been so obtained; (d) there being no pending legal action that would make the XSL Acquisition illegal or prevent or delay such transaction; (e) the APAX Funds delivering the APAX Letter of Credit; (f) there having been no material adverse change in the business, financial condition or operations of XSL which would reasonably likely result in a 10% or greater decline in calendar 1998 for (i) revenues, (ii) cash flow or (iii) net profit of XSL and its subsidiaries, taken as a whole, when compared to the period from January 1, 1997 to the closing date of the XSL Purchase Agreement annualized (a "Material Adverse Change"); (g) all stock options of XSL having either lapsed or been exercised and included in the shares sold to XSL Acquisition Corp.; (h) a key employee of XSL entering into an employment agreement with the Company; (i) to the extent required, XSL having made all filings and satisfied all other material requirements under English law to enable XSL to make certain payments; and (j) all requirements necessary to redeem certain outstanding preferred shares of XSL having been satisfied.

    The obligation of the XSL Shareholders to close the transactions contemplated by the XSL Purchase Agreement are subject to the following conditions: (a) the representations and warranties of the Company and XSL Acquisition Corp. being true and correct in all material respects on and as of such closing date; (b) XSL Acquisition Corp. having performed and complied in all material respects with all agreements and covenants required by the XSL Purchase Agreement to be performed and complied with by it; (c) all material consents required to be obtained by the Company and XSL Acquisition Corp. having been so obtained; (d) there being no pending legal action commenced against the Company or XSL that would make the acquisition illegal or preventing or delaying such transaction; and (e) the Company delivering a letter of credit in the amount of $31.5 million to the XSL Shareholders to secure the payment of the second installment of the purchase price pursuant to the XSL Purchase Agreement.

TERMINATION

    The XSL Purchase Agreement may be terminated as follows: (i) by the mutual written consent of the Company, XSL Acquisition Corp. and the XSL Shareholders,
(ii) by XSL Acquisition Corp., if (a) there is a Material Adverse Change, unless such Material Adverse Change is cured by the XSL Shareholders within 10 days after receipt of notice thereof, (b) the representations, warranties or agreements of the XSL Shareholders contained in the XSL Purchase Agreement are not true and correct or performed in all material respects and such misrepresentation or breach (1) constitutes a Material Adverse Change and (2) has not been waived by XSL Acquisition Corp. or cured by the XSL Shareholders within 10 days after receipt of notice thereof, (iii) by the XSL Shareholders if the representations, warranties or agreements of the Company and XSL Acquisition Corp. contained in the XSL Purchase Agreement are not true and correct or performed in all material respects and such misrepresentation or breach has not been waived by the XSL Shareholders or cured by the Company and XSL Acquisition Corp. within 10 days after receipt of notice thereof from the XSL Shareholders, or (iv) by either XSL Acquisition Corp. or the XSL Shareholders if in the reasonable judgment of such party there is an immovable and insurmountable legal impediment to closing the transactions contemplated by the XSL Purchase Agreement if such closing has not occurred on or prior to December 31, 1997 or such later date as agreed upon the parties.

TERMINATION FEE

    In the event the XSL Purchase Agreement is terminated by XSL Acquisition Corp. in certain circumstances it will be entitled to receive a fee of $1.7 million from the XSL Shareholders or, under certain circumstances, it may be entitled to seek specific performance from the XSL Shareholders.

                         DESCRIPTION OF XSL'S BUSINESS

GENERAL

    XSL is a leading provider of Enhanced Services in the United Kingdom. To capitalize on the market need for the provision of Enhanced Services, XSL was formed as a start-up company in January 1993 by certain members of XSL's management and the APAX Funds. The APAX Funds currently own approximately 75% of XSL's outstanding share capital, a United Kingdom bank owns approximately 0.5%, and the remainder of such outstanding share capital is held by XSL's management. Through internal growth and strategic acquisitions, XSL has significantly improved its financial performance since its formation. For the fiscal year ended December 31, 1996, net revenues increased 143% to L16.3 million, EBITDA increased 814% to L5.2 million and net income increased to L3.4 million from a loss of L0.3 million in the prior year. Excluding acquisitions, XSL "same store" revenues grew 262% to L15.9 million in 1996 from L4.4 million in 1995. The historical audited consolidated financial data of XSL for the three fiscal years ended December 31, 1996 and the unaudited consolidated data for the six months ended June 30, 1997 and 1996 and the related notes thereto are included elsewhere in this Proxy Statement. See "Financial Statements of XSL."

    Based in York, England, XSL primarily provides to the U.K. market fax broadcast and gateway messaging services similar to those provided by the Company via XSL's network with points of presence in five cities located in three countries and approximately 1,000 fax lines. XSL's customer base has historically been concentrated in the U.K. financial sector where XSL has a significant market share.

PRODUCTS AND SERVICES

    XSL currently provides a wide range of Enhanced Services. XSL's offering of broadcast fax and gateway messaging services is substantially similar to those offered by the Company with the exception that XSL does not offer certain specialty broadcast fax services such as the Company's "Enhanced Fax Merging" service. Gateway messaging services accounted for approximately 5% of XSL's net revenues in 1996.

THE XSL NETWORK

    Since January 1993, XSL and the Company have been party to a System and Marketing Agreement (the "System and Marketing Agreement") whereby, among other things, XSL agreed to purchase the Company's document distribution system and license the Company's software (for which XSL pays royalties to the Company of approximately 8% of XSL's net revenues). As a result, XSL's network architecture essentially mirrors the Company's architecture. The main operations center and system resides in York, England with remote delivery capability in Leeds, London, Milan, Zurich and Geneva, all linked by XSL-leased private circuits. XSL's system is then interconnected with the networks and systems of Xpedite, XSG and XSSA via private circuits owned by the Company, XSG and XSSA. Currently XSL has over 1,000 outbound telephone lines operational in the U.K. and has a dual carrier strategy in the U.K. to provide enhanced fault protection.

    A substantial portion of XSL's fax traffic terminates in major capital cities where XSL or its affiliates have Nodes. XSL purchases its telecommunications services in the U.K. primarily from two carriers. In 1996, approximately L6.9 million of the total L8.9 million cost of sales related to telecommunications costs with another L0.2 million relating to XSL network costs.

SALES AND MARKETING

    Direct sales by XSL's sales personnel accounted for more than 90% of XSL's net revenues in 1996. As of June 30, 1997, XSL employed an 18-member sales force.

    In addition to XSL's direct sales force, indirect sales are made through sales agents and resellers. While indirect sales were not a significant component of XSL's sales efforts in prior years, it is becoming an increasing focus of XSL's sales program. Sales agents accounted for approximately 7% of XSL's net revenues in 1996 with resellers representing the remaining 3%.

STRATEGIC ACQUISITIONS AND RELATIONSHIPS

    Another component of XSL's recent growth has been through several strategic acquisitions completed by XSL. In July 1995, XSL acquired Transmit International Ltd., and in March 1996 it acquired Connaught Commercial Services Ltd. Both businesses consisted entirely of fax broadcast services. The customer bases from both of these acquisitions have been migrated to XSL's network and both of the acquired businesses' U.K. operations have been closed down.

    In addition, XSL has entered into a number of agreements with U.K. companies who are primarily systems integrators to provide computer to fax capabilities utilizing the XSL network.

COMPETITION

    Competition is relatively fragmented in the U.K. Enhanced Services market due to the recent consolidation of the industry.

EMPLOYEES

    As of June 30, 1997, XSL employed 70 individuals. None of the employees are represented by a union or subject to a collective bargaining agreement. XSL considers its relations with its employees to be good.

PROPERTIES

    In early 1997, XSL completed the purchase of a two-story building in York, England consisting of 13,000 square feet in which XSL's headquarters are located.

    XSL also leases a self-contained facility within a multi-occupancy building in the City of London consisting of 1,500 square feet on a lease which expires in November 1997 on an annual rental of L22,500. XSL is currently searching for new premises for its London sales operation. XSL also leases 3,000 square feet of offices in York, England on a lease due to expire in May 1999. Currently XSL subleases 1,500 square feet.

                           THE STOCKHOLDERS AGREEMENT

    As provided in the Merger Agreement, the Company, the Investors and the Stockholders (such Stockholders being the "Retaining Stockholders") who retain Non-Cash Election Shares (the "Retained Shares") in the Merger will enter into the Stockholders Agreement as of the Effective Time that will contain, among other things, certain restrictions on the transfer of the Retained Shares. A copy of the Stockholders Agreement is attached as Appendix D to this Proxy Statement. The following is a summary of the Stockholders Agreement. All references to and summaries of the Stockholders Agreement are qualified in their entirety by reference to the Stockholders Agreement. Stockholders are urged to read the Stockholders Agreement carefully and in its entirety prior to making a determination on whether to elect to retain all such Stockholder's shares in the Merger.

    The Stockholders Agreement provides that the Retaining Stockholders will agree not to transfer the Retained Shares prior to the first anniversary of the Effective Time and will grant a right of first refusal to the Company and the Investors with respect to any proposed sale of the Retained Shares thereafter.

    The Stockholders Agreement also provides that the Investors will have "drag-along" rights and the Retaining Stockholders will have "tag-along" rights with respect to the Retained Shares. If the Investors decide to sell (x) all of their remaining shares of the Company (other than to an affiliate of any of the Investors) or (y) at least 80% of their shares of the Company provided that the acquiring party or parties are acquiring at least 80% of the then outstanding shares of the Company, and collectively hold more than 40% of the then outstanding shares of the Company, then the Investors will have the right to require the Retaining Stockholders to sell their remaining Retained Shares as part of that sale on the same price and terms (or to vote in favor of any merger or other transaction which would effect such a sale). If, prior to a registered offering of equity securities of the Company or an institutional private placement or an offering of such equity securities under Rule 144A of the Securities Act (a "Public Offering"), the Investors propose to engage in a sale of equity interests by them that would result in a transfer of 40% or more of the then outstanding shares of the Company to an unaffiliated purchaser, then the Retaining Stockholders will have the right to participate pro rata in such sale transaction.

    The Retaining Stockholders will be entitled to unlimited "piggyback" registration rights at the Company's expense, subject to customary provisions and restrictions. If requested by the Company in a non-underwritten public offering, or by the underwriters for an underwritten public offering, of equity securities of the Company, the Retaining Stockholders will agree not to sell or transfer any equity securities of the Company for a period of 90 days (or such longer period as may be required by the underwriters) following the effectiveness of the registration statement relating to a Public Offering.

    The Stockholders Agreement will grant the Retaining Stockholders the right to receive quarterly and annual financial statements of the Company.

    The Stockholders Agreement will provide that, except under certain conditions, agreements or transactions between the Company and any of the Investors will require the prior approval of the holders of a majority of the then outstanding voting common stock of the Company (excluding shares held by the interested person and its affiliates).

                                APPRAISAL RIGHTS

    If the Merger is consummated, a holder of record of Common Stock on the date of making a demand for appraisal, as described below, who (i) continues to hold such shares through the Effective Time, (ii) strictly complies with the procedures set forth under Section 262 of the DGCL ("Section 262") and (iii) has not voted in favor of the Merger will be entitled to have such shares appraised by the Delaware Court of Chancery under Section 262 and to receive payment for the "fair value" of such shares in lieu of the consideration provided for in the Merger Agreement. This Proxy Statement is being sent to all holders of record of
Common Stock as of       , 1997 and constitutes notice of the appraisal rights
available to such holders under Section 262. THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO FOLLOW ANY OF SUCH PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER SECTION 262. The following is a summary of certain of the provisions of Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Proxy Statement as Appendix E.

    A holder of Common Stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal for such Stockholder's shares to the Company prior to the vote on the Merger Agreement and the Merger. Such a written demand must reasonably inform Xpedite Systems, Inc., One Industrial Way West, Eatontown, N.J. 07724, Attention: Corporate Secretary of the identity of the Stockholder of record and of such Stockholder's intention to demand appraisal of his or its shares. All such demands should be delivered to the Company.

    Only a holder of shares of Common Stock on the date of making such written demand for appraisal who continuously holds such shares through the Effective Time is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's stock certificates representing shares of Common Stock. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners of such shares.

    A record holder such as a broker who holds shares of Common Stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares of Common Stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares of Common Stock covered by it. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

    Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

    Within ten days after the Effective Time, the Surviving Corporation is required to send notice of the effectiveness of the Merger to each Stockholder who prior to the Effective Time complied with the requirements of Section 262.

    Within 120 days after the Effective Time, the Surviving Corporation or any Stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Common Stock held by all Stockholders seeking appraisal. A dissenting Stockholder must serve a copy of such petition on the Surviving Corporation. If no petition is filed by either the Surviving Corporation or any dissenting Stockholders within such 120 day period, the rights of all dissenting Stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file a petition with respect to the appraisal of the fair value of their shares or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Acquisition Corp. is under no obligation to and has no present intention to take any action in this regard. Accordingly, Stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the Stockholder's right to an appraisal to cease.

    Within 120 days after the Effective Time, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the Company or within ten days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

    If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which Stockholders are entitled to appraisal rights and will appraise the shares of Common Stock owned by such Stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value. In determining such fair value, the court is to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation." The Delaware Supreme Court also held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

    Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more, the same or less than the value of the Cash Price without the exercise of appraisal rights, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value as determined under Section
262. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as such Court deems equitable in the circumstances. Upon application of a dissenting Stockholder, the court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all shares of the Common Stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Stockholder who has fully demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to receive payment of dividends or other distributions on the Common Stock, except for dividends or distributions payable to stockholders of record at a date prior to the Effective

Time. The Company has no intention of declaring or paying any dividends on the Common Stock prior to the consummation of the Merger.

    A Stockholder may withdraw a demand for appraisal and accept the Cash Price any time within 60 days after the Effective Time, or thereafter may withdraw such demand with the written approval of the Company. In the event an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any Stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the terms the Court of Chancery deems just. If after the Effective Time a holder of Common Stock who had demanded appraisal for such shares fails to perfect or loses his right to appraisal, such shares will be treated under the Merger Agreement as if they had been converted as of the Effective Time into the right to receive the Cash Price.

    In view of the complexity of these provisions of Delaware law, any Stockholder who is considering exercising appraisal rights should consult his legal advisor.

                                  PROPOSAL TWO
                               CHARTER AMENDMENT

                   DESCRIPTION OF CAPITAL STOCK BEFORE MERGER

    The Company is currently authorized by its Amended and Restated Certificate of Incorporation to issue an aggregate of 15,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Proxy Statement, there are no shares of Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to the Common Stock. For a full description of Common Stock, reference is made to the Company's Amended and Restated Certificate of Incorporation and By-Laws, as amended, as currently in effect, copies of which are on file with the Commission, and to the Company's Amended and Restated Certificate of Incorporation as the same is proposed to be in effect in the case that the Charter Amendment is approved by the Stockholders.

VOTING RIGHTS

    Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders requires the affirmative vote of a majority of shares present and voting.

DIVIDEND RIGHTS

    Holders of Common Stock are entitled to participate in dividends as and when declared by the Board of Directors of the Company out of funds legally available therefor.

LIQUIDATION RIGHTS

    Subject to the rights of creditors and holders of preferred stock, if any, holders of Common Stock are entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding-up of the Company.

    THE CHARTER AMENDMENT; DESCRIPTION OF CAPITAL STOCK AFTER MERGER

    If the Merger and Charter Amendment are approved by the requisite vote of the Stockholders at the Special Meeting, at the Effective Time, the Company's Amended and Restated Certificate of Incorporation will be amended and restated. A complete copy of the Company's Certificate of Incorporation as proposed to be amended and restated by the Charter Amendment is attached as Appendix B to this Proxy Statement and the summary contained herein is qualified in its entirety by reference to the Charter Amendment.

    The Charter Amendment provides for the authorization of a new class of capital stock, the Class B Common Stock. The Common Stock and the Class B Common Stock will have identical rights other than that holders of Class B Common Stock will have two votes per share in the election of directors as compared to one vote per share for holders of Common Stock. On all other matters, both Class B Common Stock and Common Stock have one vote per share.

    In connection with the Merger, 643,569 shares of Class B Common Stock will be issued to the Management Stockholders in exchange for 643,569 shares of Common Stock owned by them. Such shares will either be sold immediately prior to the Merger by the Management Stockholders to the Investors or retained by the Management Stockholders. In addition, the Investors will purchase 2,162,183 shares of Class B Common Stock from the Company prior to the Merger. All shares of Class B Common Stock will be converted into shares of Common Stock of the Surviving Corporation at the Effective Time on a one-for-one basis.

    The Board of Directors is currently, and after the Merger will be, authorized (without obtaining the approval of the Stockholders), by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and to become effective in accordance with the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock. It is anticipated that the Company will issue one or more series of preferred stock in connection with the Merger.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

    Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy Statement or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

                                    EXPERTS

    The consolidated financial statements of Xpedite Systems, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    The consolidated financial statements of Xpedite Systems Limited for the year ended December 31, 1996 have been audited by Price Waterhouse LLP, independent auditors to Xpedite Systems Limited, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included herein upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL COUNSEL

    The legality of the shares of Common Stock being retained in the Merger will be passed upon by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from Xpedite Systems, Inc., One Industrial Way West, Eatontown, New Jersey 07724, Attention: Corporate Secretary, telephone: (732) 389-3900. In order to ensure timely delivery of the
documents requested, any such request should be made by       , 1997.

    The following documents previously filed by the Company with the Commission (File Number 0-23394) are incorporated in this Proxy Statement by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 28, 1997;

    (2) the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997 and mailed to the Stockholders on April 14, 1997;

    (3) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 filed with the Commission on May 15, 1997;

    (4) the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 filed with the commission on August 14, 1997; and

    (5) the Company's Current Report on Form 8-K filed with the Commission on August 12, 1997.

    All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

                            XPEDITE SYSTEMS LIMITED

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of directors and

shareholders of Xpedite Systems Limited

    We have audited the accompanying consolidated balance sheets of Xpedite Systems Limited (the "company") and its subsidiary companies (the "group") at 31 December 1995 and 1996 and the related consolidated profit and loss accounts, and cash flows for each of the three years ended 31 December, all expressed in pounds sterling, and prepared on the basis set forth in Note 1 to the consolidated financial statements. The financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on those financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom which do not differ in any significant respect from auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the group's financial position at 31 December 1995 and 1996 and the results of its operations and its cash flows for each of the three years ended 31 December 1996, in conformity with accounting principles generally accepted in the United Kingdom.

    Accounting principles generally accepted in the United Kingdom differ in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the group's consolidated profit after taxation for each of the three years ended 31 December 1996 and of consolidated shareholders' equity and of the consolidated financial position at 31 December 1995 and 1996. Note 22 to the consolidated financial statements summarises these effects for each of the three years ended 31 December 1996 and at 31 December 1995 and 1996.

PRICE WATERHOUSE

Leeds, England

16 September 1997

                            XPEDITE SYSTEMS LIMITED
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                                       YEAR ENDED 31 DECEMBER
                                                                             ------------------------------------------
                                                                   NOTES         1994           1995           1996
                                                                   -----     -------------  -------------  ------------
TURNOVER
Continuing operations.........................................                   1,144,318      4,396,376    15,892,498
Acquisitions..................................................           2        --            2,431,418       440,634
                                                                             -------------  -------------  ------------
                                                                                 1,144,318      6,827,794    16,333,132
Cost of sales.................................................                    (884,375)    (4,334,054)   (8,984,235)
                                                                             -------------  -------------  ------------
GROSS PROFIT                                                                       259,943      2,493,740     7,348,897

Administrative expenses.......................................                  (1,011,573)    (2,179,349)   (2,631,380)

OPERATING PROFIT/(LOSS).......................................           3
-Continuing operations........................................                    (751,630)       222,415     4,783,732
-Acquisitions.................................................                    --               91,976       (66,215)
                                                                             -------------  -------------  ------------
                                                                                  (751,630)       314,391     4,717,517
Exceptional write down of fixed assets                                            --             (390,548)      --
Interest receivable...........................................                       9,167         25,610        12,654
Interest payable..............................................           5            (584)      (161,631)     (456,203)
                                                                             -------------  -------------  ------------

PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION..........                    (743,047)      (212,178)    4,273,968

Tax on profit/(loss) on ordinary activities...................           6        --              (63,617)     (894,372)
                                                                             -------------  -------------  ------------

PROFIT/(LOSS) ON ORDINARY ACTIVITIES AFTER TAXATION...........                    (743,047)      (275,795)    3,379,596
Appropriations in respect of non-equity shares................           7        (141,829)      (315,186)     (672,865)
                                                                             -------------  -------------  ------------

PROFIT/(LOSS) FOR THE FINANCIAL YEAR TRANSFERRED TO/(FROM)
  RESERVES....................................................          13       L(884,876)     L(590,981)   L2,706,731
                                                                             -------------  -------------  ------------
                                                                             -------------  -------------  ------------

The financial statements are prepared on an unmodified historical cost basis. There are no recognised gains or losses other than as shown above.

The above-noted appropriations in respect of non-equity shares includes amounts which cannot legally be declared as dividends and have been added back as a movement on the profit and loss account reserve as shown in Note 13.

                            XPEDITE SYSTEMS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                                                                                 NOTES             31 DECEMBER
                                                                                 -----     ----------------------------
                                                                                               1995           1996
                                                                                           -------------  -------------
FIXED ASSETS
Tangible fixed assets.......................................................           8       1,466,680      1,864,630
                                                                                           -------------  -------------

CURRENT ASSETS
Debtors.....................................................................           9       2,833,101      4,761,650
Cash........................................................................                     587,586        419,765
                                                                                           -------------  -------------
                                                                                               3,420,687      5,181,415

CREDITORS (AMOUNTS FALLING DUE WITHIN ONE YEAR)                                       10      (4,091,619)    (5,308,574)
                                                                                           -------------  -------------

NET CURRENT ASSETS/(LIABILITIES)............................................                    (670,932)      (127,159)

TOTAL ASSETS LESS CURRENT LIABILITIES.......................................                     795,748      1,737,471
                                                                                           -------------  -------------

CREDITORS (AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR)....................          11      (3,250,000)    (3,515,000)
                                                                                           -------------  -------------

                                                                                             L(2,454,252)   L(1,777,529)
                                                                                           -------------  -------------
                                                                                           -------------  -------------

CAPITAL AND RESERVES
Called up share capital.....................................................          12       3,749,274      5,329,033
Unissued non-equity share capital...........................................          12       1,568,959       --
Profit and loss account.....................................................          13      (1,582,074)     1,194,173
                                                                                           -------------  -------------
                                                                                               3,736,159      6,523,206
Goodwill write-off reserve..................................................          13      (6,190,411)    (8,300,735)
                                                                                           -------------  -------------

TOTAL SHAREHOLDERS' FUNDS-DEFICIT...........................................                 L(2,454,252)   L(1,777,529)
                                                                                           -------------  -------------
                                                                                           -------------  -------------

EQUITY INTERESTS............................................................                  (7,929,500)    (7,323,093)
NON-EQUITY INTERESTS........................................................                   5,475,248      5,545,564
                                                                                           -------------  -------------

                                                                                             L(2,454,252)   L(1,777,529)
                                                                                           -------------  -------------
                                                                                           -------------  -------------

                            XPEDITE SYSTEMS LIMITED

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                                        YEAR ENDED 31 DECEMBER
                                                                                 ------------------------------------
                                                                       NOTES        1994        1995         1996
                                                                       -----     ----------  -----------  -----------

CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES...................          17     (595,776)     533,134    2,536,277

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received.................................................                    9,167       25,610       12,653
Interest paid.....................................................                   --          (33,336)    (583,019)
Interest element of hire purchase lease payments..................                     (584)        (295)         (50)
                                                                                 ----------  -----------  -----------

NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE............................................                    8,583       (8,021)    (570,416)

TAXATION
Corporation tax paid..............................................                   --         (239,028)      (5,500)
ACT paid..........................................................                   --         (221,639)     --
                                                                                 ----------  -----------  -----------
                                                                                     --         (460,667)      (5,500)

INVESTING ACTIVITIES
Deferred consideration............................................                   --          --          (154,086)
Payments to acquire tangible fixed assets.........................                 (295,782)  (1,093,675)    (876,571)
Purchase of subsidiary undertakings...............................          18       --       (3,168,703)  (2,105,523)
                                                                                 ----------  -----------  -----------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES........................                 (295,782)  (4,262,378)  (3,136,180)
                                                                                 ----------  -----------  -----------

NET CASH OUTFLOW BEFORE FINANCING.................................                 (882,975)  (4,197,932)  (1,175,819)

FINANCING
Issue of ordinary share capital...................................                   --          --            10,000
Issue of A ordinary share capital.................................                   --           50,000      --
Issue of cumulative redeemable preference shares..................                1,000,000      400,000      --
Secured loan repayable within five years..........................                   --        4,000,000    1,000,000
Capital element of HP hire purchase lease payments................                   (2,951)      (2,942)      (2,002)
                                                                                 ----------  -----------  -----------

NET CASH INFLOW FROM FINANCING....................................          19      997,049    4,447,058    1,007,998
                                                                                 ----------  -----------  -----------

(DECREASE)/INCREASE IN CASH.......................................          20     L114,074     L249,126    L(167,821)

CASH AT 1 JANUARY.................................................                  224,386      338,460      587,586
                                                                                 ----------  -----------  -----------

CASH AT 31 DECEMBER...............................................                 L338,460     L587,586     L419,765
                                                                                 ----------  -----------  -----------
                                                                                 ----------  -----------  -----------

                            XPEDITE SYSTEMS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1 ACCOUNTING POLICIES

    The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards. The principal accounting policies are set out below.

(1) BASIS OF CONSOLIDATION

    The group's financial statements consolidate the financial statements of Xpedite Systems Limited and its subsidiaries. When businesses are acquired or sold during the year, their results are included from or to the date on which control passes.

(2) TURNOVER

    Turnover represents the invoiced value of services provided in the year, excluding Value Added Tax.

(3) TANGIBLE FIXED ASSETS AND DEPRECIATION

    Tangible fixed assets are stated at cost less accumulated depreciation. The cost of assets is written off in equal annual instalments over estimated useful lives, which are as follows:

Motor vehicles....................................................    3 years
Computers, equipment and furniture................................  3-5 years

(4) FOREIGN EXCHANGE

    Transactions denominated in foreign currencies are converted into sterling at the rates ruling at the transaction date. Assets and liabilities denominated in foreign currencies are included in the balance sheet at the rates prevailing at that date. Any translation differences arising are dealt with in the profit and loss account.

(5) LEASE AND HIRE PURCHASE ARRANGEMENTS

    Assets held under hire purchase arrangements and their related obligations are recorded at the value of the asset at inception. The amount by which payments exceed the recorded liability are treated as finance charges and are written off over the term of the hire purchase agreement so as to give a constant rate of charge.

    Rental costs under operating leases are charged to the profit and loss account in the period in which they are incurred.

(6) GOODWILL

    Goodwill represents the difference between the value of a business acquired, as represented by the consideration paid, and the fair value of the net assets acquired and is written off to a goodwill reserve on consolidation.

(7) TAXATION

    The charge for taxation is based upon the results for the year and takes into account deferred taxation, calculated on the liability method, which is provided to the extent that the directors consider a liability will crystallise in the foreseeable future.

                            XPEDITE SYSTEMS LIMITED

2 INVESTMENTS IN SUBSIDIARIES

    On 7 July 1995 the company acquired the whole of the issued ordinary share capital of Transmit International Limited.

    The aggregate book and fair values of the assets acquired were as follows:

                                                                                                  BOOK VALUE AND
                                                                                                   FAIR VALUE TO
                                                                                                       GROUP
                                                                                                 -----------------
Tangible fixed assets..........................................................................          390,548
Debtors........................................................................................        1,237,113
Cash...........................................................................................          354,695
Creditors (amounts falling due within one year)................................................       (1,849,895)
                                                                                                 -----------------
Net assets acquired............................................................................         L132,461
                                                                                                 -----------------
                                                                                                 -----------------
Consideration
Cash...........................................................................................        3,364,504
Cumulative redeemable A preference shares issued (Note 12).....................................        1,074,274
Expenses of acquisitions.......................................................................          158,894
                                                                                                 -----------------
                                                                                                       4,597,672
Deferred consideration.........................................................................
Cash...........................................................................................          156,241
Cumulative redeemable A preference shares (Note 12)............................................        1,568,959
                                                                                                 -----------------
                                                                                                       1,725,200
                                                                                                 -----------------
                                                                                                      L6,322,872
                                                                                                 -----------------
                                                                                                 -----------------
Goodwill written off to reserves (Note 13).....................................................       L6,190,411
                                                                                                 -----------------
                                                                                                 -----------------

    The following cumulative redeemable A preference shares were issued as fully paid and cash payments made in satisfaction of the deferred consideration:

                                                                                         CUMULATIVE
                                                                                         REDEEMABLE
                                                                                         PREFERENCE
                                                                              CASH         SHARES        TOTAL
                                                                          ------------  ------------  ------------
12 January 1996.........................................................        90,900       909,900     1,000,800
15 February 1996........................................................        60,986       609,859       670,845
11 September 1996.......................................................         2,200        50,000        52,200
                                                                          ------------  ------------  ------------
                                                                              L154,086    L1,569,759    L1,723,845
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The par value of the redeemable A preference shares was considered to be equivalent to their fair market value at the date of question.

    The total deferred consideration of L1,723,845 when compared to the original estimate of L1,725,200 provided at 31 December 1995, resulted in a downward revision of L1,355 to goodwill in 1996. The level of deferred consideration was based on sales levels for the six month period ended 31 December 1995. These targets were substantially achieved.

                            XPEDITE SYSTEMS LIMITED

2 INVESTMENTS IN SUBSIDIARIES (CONTINUED)
    The results of Transmit International Limited from 1 January 1995 to the date of acquisition were as follows compared with its results for the previous year:

                                                                                     YEAR ENDED      PERIOD ENDED
                                                                                  31 DECEMBER 1994    7 JULY 1995
                                                                                  -----------------  -------------
Turnover........................................................................         3,472,499       2,558,838
Cost of sales...................................................................        (1,939,758)     (1,625,914)
Gross profit....................................................................         1,532,741         932,924
Other operating expenses........................................................          (762,110)       (469,922)
                                                                                  -----------------  -------------
Operating profit................................................................           770,631         463,002
Interest........................................................................             3,458          24,438
                                                                                  -----------------  -------------
Profit before taxation..........................................................           774,089         487,440
Taxation........................................................................          (239,028)       (168,343)
                                                                                  -----------------  -------------
Profit after taxation...........................................................          L535,061        L319,097
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------

    Transmit International Limited recognised no gains or losses other than the profit for the periods.

    On 15 March 1996 the company acquired the whole of the issued ordinary share capital of Connaught Commercial Services Limited.

    The aggregate book and fair values of the assets acquired were as follows:

                                                                                                      FAIR VALUE
                                                                           BOOK VALUE   ADJUSTMENTS    TO GROUP
                                                                          ------------  -----------  ------------
Intangible fixed assets.................................................     2,676,550   (2,676,550)      --
Debtors.................................................................       336,810      (18,618)      318,192
Creditors (amounts falling due within one year).........................      (324,348)     --           (324,348)
Net liabilities acquired................................................     2,689,012   (2,695,168)       (6,156)
Intangible assets held for sale.........................................     1,152,150      --          1,152,150
Net assets acquired.....................................................                               L1,145,994
                                                                                                     ------------
                                                                                                     ------------
Consideration:
Cash....................................................................                                3,146,613
Expenses of acquisition.................................................                                  111,060
                                                                                                     ------------
                                                                                                       L3,257,673
Goodwill written off to reserves (Note 13)..............................                               L2,111,679
                                                                                                     ------------
                                                                                                     ------------

    On the day of acquisition of Connaught Commercial Services Limited, the company sold intangible assets, representing customer lists for U.S.A. and Germany based customers, at estimated book value to Xpedite Systems, Inc. and Xpedite Systems GmbH for total cash consideration of L1,152,150.

                            XPEDITE SYSTEMS LIMITED

2 INVESTMENTS IN SUBSIDIARIES (CONTINUED)
    The results of Connaught Commercial Services Limited for the 26 weeks ended 13 March 1996, were as follows:

Turnover..........................................................................    224,859
Cost of sales.....................................................................   (173,356)
                                                                                    ---------
Gross profit......................................................................     51,503
Other operating expenses..........................................................    (32,878)
                                                                                    ---------
Profit before taxation............................................................     18,625
Taxation..........................................................................     (6,156)
                                                                                    ---------
Profit after taxation.............................................................    L12,469
                                                                                    ---------
                                                                                    ---------

    The principal activity of the subsidiary undertakings was the provision of fax broadcast services in the United Kingdom and both have ceased to trade in the period since acquisition. The subsidiary undertakings are registered in England.

3 OPERATING PROFIT/(LOSS)

                                                                                 1994        1995        1996
                                                                               ---------  ----------  ----------
                                                                                   L          L           L
Operating profit/(loss) is stated after charging:
Rentals under operating leases
Plant and machinery..........................................................     41,382      54,071      57,147
Land and buildings...........................................................     33,011      73,965      86,675
Depreciation
Owned assets.................................................................    132,122     251,825     476,305
Assets held under hire purchase contracts....................................      4,638       2,316       2,316
Auditors' remuneration.......................................................      5,000      12,000      12,000
Staff costs (Note 4).........................................................    508,728   1,244,439   2,007,962
                                                                               ---------  ----------  ----------
                                                                               ---------  ----------  ----------

                            XPEDITE SYSTEMS LIMITED

4 DIRECTORS' EMOLUMENTS AND STAFF COSTS

                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Staff costs during the year comprised:
Salaries (including directors' emoluments)..............................       455,306     1,123,651     1,847,884
Social security costs...................................................        53,422       120,788       160,078
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
                                                                              L508,728    L1,244,439    L2,007,962
Remuneration of Chairman................................................          LNil          LNil          LNil
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Remuneration of highest paid director...................................       L74,656      L225,183       L73,888
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
    No pension contributions are made in respect of directors.

The average number of persons employed by the group during the year
  was:..................................................................        Number        Number        Number

Sales...................................................................            11            15            12
Administration..........................................................             9            18            51
                                                                          ------------  ------------  ------------
                                                                                    20            33            63
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

5 INTEREST PAYABLE

                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Hire purchase interest.......................................................         584         295          50
Interest on loans repayable within five years................................      --         161,336     456,153
                                                                               ----------  ----------  ----------
                                                                                     L584    L161,631    L456,203
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

6 TAXATION

                                                                                   1994        1995        1996
                                                                                 ---------  ----------  ----------
Current year corporation tax at 33%............................................     --          63,717     1081289
Prior years....................................................................     --          --        (186,917)
                                                                                 ---------  ----------  ----------
                                                                                        L-     L63,717    L894,372
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

    The tax charges have been reduced due to the utilisation of tax losses brought forward from previous years.

7 APPROPRIATIONS IN RESPECT OF NON-EQUITY SHARES

                                                                                  1994        1995        1996
                                                                               ----------  ----------  ----------
Cumulative redeemable preference share dividends (Note 12)...................     141,829     224,020     237,500
Cumulative redeemable A preference share redemption premium (Note 12)........      --          91,166     435,365
                                                                               ----------  ----------  ----------
                                                                                 L141,829    L315,186    L672,865
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            XPEDITE SYSTEMS LIMITED

8 TANGIBLE FIXED ASSETS

                                                                                         COMPUTERS,
                                                                                         EQUIPMENT
                                                                  FREEHOLD     MOTOR        AND
                                                                  PROPERTY   VEHICLES    FURNITURE       TOTAL
                                                                  ---------  ---------  ------------  ------------
GROUP AND COMPANY
COST
At 1 January 1995...............................................     --         11,595      812,235        823,830
Assets of acquired business.....................................     --         --          659,342        659,342
Additions.......................................................     --         --        1,093,675      1,093,675
Exceptional write down..........................................     --         --         (659,342)      (659,342)
                                                                  ---------  ---------  ------------  ------------

At 1 January 1996...............................................     --         11,595    1,905,910      1,917,505
Additions.......................................................     90,000     --          786,571        876,571
                                                                  ---------  ---------  ------------  ------------

At 31 December 1996.............................................     90,000     11,595    2,692,481      2,794,076
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------

DEPRECIATION
At 1 January 1995...............................................     --          5,797      190,887        196,684
Assets of acquired business.....................................     --         --          268,794        268,794
Charge for the year.............................................     --          2,316      251,825        254,141
Exceptional write down..........................................     --         --         (268,794)      (268,794)
                                                                  ---------  ---------  ------------  ------------

At 1 January 1996...............................................     --          8,113      442,712        450,825
Charge for the year.............................................     --          2,316      476,305        478,621
                                                                  ---------  ---------  ------------  ------------

At 31 December 1996.............................................     --         10,429      919,017        929,446
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------
NET BOOK AMOUNT

At 31 December 1996.............................................    L90,000     L1,166   L1,773,464     L1,864,630
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------

At 31 December 1995.............................................       LNil     L3,482   L1,463,198     L1,466,680
                                                                  ---------  ---------  ------------  ------------
                                                                  ---------  ---------  ------------  ------------

    The net book amount at 31 December 1996 includes no amount (1995 L5,798) in respect of equipment held under hire purchase arrangements.

9 DEBTORS

                                                                                            1995          1996
                                                                                        ------------  ------------
Trade debtors.........................................................................     2,435,896     4,294,176
Amounts owed by related parties (Note 21).............................................       378,750       304,373
Other debtors and prepayments.........................................................        18,455       163,101
                                                                                        ------------  ------------
                                                                                          L2,833,101    L4,761,650
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            XPEDITE SYSTEMS LIMITED

10 CREDITORS (AMOUNTS FALLING DUE WITHIN ONE YEAR)

                                                                                            1995          1996
                                                                                        ------------  ------------
Bank loan (Note 11)...................................................................       750,000     1,485,000
Hire purchase liabilities.............................................................         2,002       --
Trade creditors.......................................................................     1,686,357     1,533,210
Dividend payable......................................................................       --            603,349
Amounts owed to related parties (Note 21).............................................       804,642       243,299
Other creditors and accruals..........................................................       450,714        96,120
Corporation tax.......................................................................        10,322       905,349
Social security and other taxes.......................................................       231,341       442,247
Deferred purchase consideration.......................................................       156,241       --
                                                                                        ------------  ------------
                                                                                          L4,091,619    L5,308,574
                                                                                        ------------  ------------
                                                                                        ------------  ------------

11 CREDITORS (AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR)

                                                                                            1995          1996
                                                                                        ------------  ------------
Bank loan.............................................................................    L3,250,000    L3,515,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The loan is wholly repayable within five years and is secured by a mortgage over the assets of the company and its subsidiary undertakings.

AGGREGATE AMOUNTS REPAYABLE

                                                                                            1995          1996
                                                                                        ------------  ------------
Within one year.......................................................................       750,000     1,485,000
Between one and two years.............................................................       750,000     1,515,000
Between two and five years............................................................     2,500,000     2,000,000
                                                                                        ------------  ------------
                                                                                          L4,000,000    L5,000,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            XPEDITE SYSTEMS LIMITED

12 CALLED UP SHARE CAPITAL

                                                                      1995                        1996
                                                           --------------------------  --------------------------
                                                              NUMBER          L           NUMBER          L
AUTHORISED
Ordinary shares of L1....................................        83,333        83,333        83,333        83,333
A ordinary shares of L1..................................       250,000       250,000       250,000       250,000
Cumulative redeemable preference shares of L1............     2,775,000     2,775,000     2,775,000     2,775,000
Cumulative redeemable A preference shares of L1..........     2,712,094     2,712,094     2,712,094     2,712,094
Cumulative redeemable B preference shares of L1..........     6,238,778     6,238,778     6,238,778     6,238,778
                                                           ------------  ------------  ------------  ------------
                                                             12,059,205    12,059,205    12,059,205    12,059,205
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

ISSUED AND FULLY PAID
  Ordinary shares of L1                                          50,000        50,000        60,000        60,000
A ordinary shares of L1..................................       250,000       250,000       250,000       250,000
Cumulative redeemable preference shares of L1............     2,375,000     2,375,000     2,375,000     2,375,000
Cumulative redeemable A preference shares of L1..........     1,074,274     1,074,274     2,644,033     2,644,033
Cumulative redeemable B preference shares of L1..........       --            --            --            --
                                                           ------------  ------------  ------------  ------------
                                                              3,749,274     3,749,274     5,329,033     5,329,033
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

    During the year ended 31 December 1995, the authorised numbers of ordinary and A ordinary shares were increased to 83,333 and 250,000, respectively. Two new classes of cumulative preference share were created during the year ended 31 December 1995.

    During the year ended 31 December 1995, 400,000 cumulative redeemable preference shares and 50,000 A ordinary shares were issued at par to existing shareholders. In addition 1,074,274 cumulative redeemable A preference shares were issued to finance the acquisition of Transmit International Limited (Note
2).

    During the year ended 31 December 1996, 10,000 ordinary shares were issued for cash at par and 1,569,759 cumulative redeemable A preference share were issued at par. The preference shares were issued as part of the consideration for the acquisition of Transmit International Limited.

    The A ordinary and ordinary shares have equal voting rights. None of the cumulative redeemable preference shares have voting rights. The A and B cumulative redeemable preference shares rank PARI PASSU with the cumulative redeemable preference shares for capital distribution purposes. The A ordinary shares rank pari passu with the ordinary shares for dividend and in priority to them for capital distribution purposes, but behind the cumulative redeemable preference shares for both.

    The cumulative redeemable A preference shares are redeemable at a premium representing 17.5% of the paid up amount in issue per annum. The accumulated premium at 31 December 1996 was L526,531 (1995 L91,166). The shares are redeemable at the earlier of:

    -- a request from holders of these shares on the anniversary of the date of issue

    -- an agreement being reached for the sale of the ordinary and A ordinary shares

    --  1 January 1998

                            XPEDITE SYSTEMS LIMITED

12 CALLED UP SHARE CAPITAL (CONTINUED)
    The cumulative redeemable B preference shares are entitled to receive a dividend at the annual rate of 15% of the paid up amount. No cumulative redeemable B preference shares have been issued. The cumulative redeemable A preference share dividend is to be paid in priority to dividends on cumulative redeemable B preference shares and both in priority to the dividends on cumulative redeemable preference shares.

    No dividends were payable in respect of the cumulative redeemable preference shares in respect of accounting periods up to 31 December 1994. Subject to the availability of sufficient distributable reserves, dividends are to be declared payable in respect of subsequent years at the annual rate of 10% of the paid up amount. The dividend amount in respect of 1996 was L237,500 (1995 L224,020, declared in 1996, L141,824 declared in 1996). Dividends are payable on redemptions of the shares. The cumulative redeemable preference shares and redeemable preference shares are redeemable when agreement is reached for sale of the ordinary and A ordinary shares.

13 RESERVES

                                                          PROFIT AND LOSS ACCOUNT      GOODWILL WRITE-OFF RESERVE
                                                        ----------------------------  ----------------------------
                                                            1995           1996           1995           1996
                                                        -------------  -------------  -------------  -------------
At 1 January..........................................     (1,306,279)    (1,582,074)      --           (6,190,411)

Profit/(loss) for the financial year..................       (590,981)     2,706,731       --             --
Goodwill written off (Note 2).........................       --             --           (6,190,411)    (2,111,679)
Goodwill adjustment re prior year acquisition (Note
  2)..................................................       --             --             --                1,355
Adjustment in respect of premium on redemption of
  preference shares...................................         91,166        435,365       --             --
Preference share dividend (from prior year
  declared)/not declarable............................        224,020       (365,849)      --             --
                                                        -------------  -------------  -------------  -------------
At 31 December........................................    L(1,582,074)    L1,194,173    L(6,190,411)   L(8,300,735)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

                            XPEDITE SYSTEMS LIMITED

14 RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                             1994         1995           1996
                                                                          ----------  -------------  -------------
Profit/(loss) on ordinary activity for the year.........................    (743,047)      (275,795)     3,379,596
Dividends declared on cumulative redeemable preference shares...........      --           --             (603,349)
New unissued cumulative redeemable A preference shares..................      --          1,568,959       --
Adjustment to cumulative redeemable A preference shares.................      --           --                  800
New share capital issued................................................   1,000,000      1,524,274         10,000
Adjustment to goodwill..................................................      --           --                1,355
Goodwill written off on acquisition.....................................                 (6,190,411)    (2,111,679)
                                                                          ----------  -------------  -------------

Net addition to/(reduction in) shareholders' funds......................     256,953     (3,372,973)       676,723
Shareholders' funds at 1 January........................................     661,768        918,721     (2,454,252)
                                                                          ----------  -------------  -------------

Shareholders' funds at 31 December......................................    L918,721    L(2,454,252)   L(1,777,529)
                                                                          ----------  -------------  -------------
                                                                          ----------  -------------  -------------

15 CAPITAL COMMITMENTS

                                                                                               1995        1996
                                                                                            ----------  ----------
Authorised and contracted.................................................................    L276,315    L810,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------

16 OPERATING LEASE COMMITMENTS

    The group was committed to make the following payments in respect of operating leases in the subsequent year:

                                                                         LAND AND BUILDINGS          OTHER
                                                                        --------------------  --------------------
                                                                          1995       1996       1995       1996
                                                                        ---------  ---------  ---------  ---------
Leases which expire:
Within less than two years............................................    L15,555     L8,128    L23,833    L16,230
Within two to five years..............................................    L45,385    L48,025     L7,620    L13,752
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

17 RECONCILIATION OF OPERATING PROFIT/(LOSS) TO CASH INFLOW (OUTFLOW) FROM
    OPERATING ACTIVITIES

                                                                              1994         1995          1996
                                                                           -----------  -----------  ------------
Operating profit/(loss)..................................................     (751,630)     314,391       4717517
Depreciation charge......................................................      136,760      254,141       478,621
Increase in debtors......................................................     (257,196)  (1,278,535)   (1,610,357)
(Decrease)/increase in creditors.........................................      276,290    1,243,137    (1,049,504)
                                                                           -----------  -----------  ------------
Net cash inflow/(outflow) from operating activities......................    L(595,776)    L533,134    L2,536,277
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

                            XPEDITE SYSTEMS LIMITED

18 ANALYSIS OF OUTFLOW OF CASH IN RESPECT OF THE PURCHASE
    OF SUBSIDIARY UNDERTAKINGS

                                                                                   1994          1995          1996
                                                                                   -----     ------------  -------------
Cash consideration paid.......................................................      --          3,364,504        3146613
Cash received on disposal of intangible assets................................      --            --          (1,152,150)
Cash balances acquired........................................................      --           (354,695)      --
Expenses......................................................................      --            158,894        111,060
                                                                                       ---   ------------  -------------
                                                                                    L--        L3,168,703     L2,105,523
                                                                                       ---   ------------  -------------
                                                                                       ---   ------------  -------------

19 ANALYSIS OF CHANGES IN FINANCING

                                                                                                    LOAN AND HIRE
                                                                                         ISSUED       PURCHASE
                                                                                         SHARE          LEASE
                                                                                        CAPITAL      OBLIGATIONS
                                                                                      ------------  -------------
At 1 January 1994...................................................................    1,225,000           7395
Cash inflow from financing..........................................................    1,000,000         (2,451)
                                                                                      ------------  -------------

At 1 January 1995...................................................................    2,225,000          4,944
Cash inflow from financing..........................................................      450,000      3,997,058
Shares issued for non-cash consideration............................................    1,074,274        --
                                                                                      ------------  -------------

At 1 January 1996...................................................................    3,749,274      4,002,002
Cash inflows from financing.........................................................       10,000        997,998
Shares issued for non-cash consideration............................................    1,569,759        --
                                                                                      ------------  -------------

At 31 December 1996.................................................................   L5,329,033     L5,000,000
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                            XPEDITE SYSTEMS LIMITED

20 RECONCILIATION OF CASHFLOW TO MOVEMENT IN CASH

                                                                                 1994        1995        1996
                                                                              ----------  ----------  -----------
Cash balance................................................................    L338,460    L587,586    L 419,765
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
Cash inflow/(outflow).......................................................    L114,074    L249,126    L(167,821)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

21 RELATED PARTIES

    Xpedite Systems Inc ("XSI"), a US corporation, had, during the period of these financial statements, an option to acquire, under certain conditions at some future date, shares of the company. XSI has similar arrangements with a French company, Xpedite Systems SA ("XSF") and with a German company Xpedite Systems GmbH ("XSG") which are engaged in the same area of business as Xpedite Systems Limited. Under the terms of a license agreement between the company and XSI, royalty payments are made to XSI as a fixed percentage of sales less communication costs. During the ordinary course of business the company has entered into certain transactions with XSI, XSF and XSG which are summarised below:

                                                                                                1994         1995        1996
                                                                                                -----        -----     ---------
                                                                                                L'000        L'000       L'000
Sales by the group.........................................................................         224          568         889
                                                                                                    ---          ---   ---------
                                                                                                    ---          ---   ---------
Purchase of tangible fixed assets..........................................................         139          935         609
                                                                                                    ---          ---   ---------
                                                                                                    ---          ---   ---------
Charges payable by the group, reflected in cost of sales...................................          67          338       2,048
                                                                                                    ---          ---   ---------
                                                                                                    ---          ---   ---------
Proceeds from sale of intangible assets....................................................      --           --           1,152
                                                                                                    ---          ---   ---------
                                                                                                    ---          ---   ---------

22 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
   ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES

    These consolidated financial statements of the group have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP ") which differ in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). The effects of significant differences between UK GAAP and US GAAP, insofar as they relate to the group, are as follows:

(A) GOODWILL AND OTHER INTANGIBLE ASSETS

    Under UK GAAP goodwill arising on consolidation may be written off directly to reserves. Under US GAAP goodwill, representing the excess of consideration paid over the fair value of the net assets of businesses acquired is amortised, the estimated period of useful life, not to exceed 40 years. US GAAP requires valuation of identifiable acquired intangible assets. For US GAAP purposes the company, having evaluated their reasonable lives, is amortising goodwill and other acquired intangible assets arising on acquisitions over a period of ten years. Goodwill is not an allowable charge for taxation purposes in the United Kingdom.

    For UK GAAP purposes, the company recorded fixed assets acquired in 1995 in the acquisition of Transmit International Limited at book value which approximated the fair value in use at the time of

                            XPEDITE SYSTEMS LIMITED

22 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
   ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES (CONTINUED) acquisition. The assets were subsequently abandoned resulting in a loss for UK GAAP purposes of L390,548.

    For US GAAP purposes, such assets have been accounted for as assets to be disposed of at their disposed value of nil. Accordingly, for US GAAP purposes the loss on disposal has been reversed with a corresponding increase in goodwill.

(B) DEFERRED INCOME TAXES

    Under UK GAAP, deferred income taxes are accounted for, in calculating the effect of such difference in accounting policy, to the extent that it is considered probable that a liability or asset will crystallise in the foreseeable future. Under US GAAP, deferred income taxes are accounted for on all temporary differences between the book and tax values of assets and liabilities. A valuation allowance is established where it is more likely than not that they will be realised.

    The company has no significant deferred tax assets or liabilities, other than net operating losses existing as of 31 December 1995 and 1994. Due to the company's recurring losses, prior to 1996, at 31 December 1995 and 1994 the company considered it more likely than not that the deferred tax asset arising from the net operating losses would not be realised and established a valuation allowance for the full amount of the deferred tax asset. Such net operating loss was fully realised in 1996, however, giving rise to a tax benefit in 1996 of L386,000. Accordingly, there are no US GAAP differences with respect to deferred taxes.

(C) REDEEMABLE EQUITY

    Under UK GAAP, redeemable preference shares are included in shareholders' funds with disclosure within the non-equity element. Under US GAAP, redeemable preference shares do not form part of shareholders' equity.

    The effects in the group's reported results of the significant differences between UK GAAP and US GAAP, are as follows:

                                                                                    YEAR ENDED 31 DECEMBER
                                                                            --------------------------------------
                                                                               1994         1995          1996
                                                                            -----------  -----------  ------------
Profit after taxation in accordance with UK GAAP..........................     (743,047)    (275,795)    3,379,596
Appropriation in respect of non-equity shares.............................     (141,829)    (375,186)     (672,865)

Adjustments:
  Reclassification of exceptional write down of fixed assets to
    goodwill..............................................................      --           390,548       --
  Goodwill amortisation...................................................      --          (320,934)     (825,005)
                                                                            -----------  -----------  ------------
Net income/(loss) in accordance with US GAAP..............................    L(884,876)   L(521,367)   L1,881,726
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

                            XPEDITE SYSTEMS LIMITED

22 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
   ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES (CONTINUED)
    The effects on equity shareholders' funds of the significant differences between UK GAAP and US GAAP are as follows:

                                                                                              31 DECEMBER
                                                                                       --------------------------
                                                                                           1995          1996
                                                                                       -------------  -----------
Shareholders' equity:
Equity shareholders' fund in accordance with UK GAAP--deficit........................     (2,454,252)  (1,777,529)

Adjustments:
  Redeemable preference shares.......................................................     (5,475,248)  (5,545,364)
Goodwill.............................................................................      6,260,025    7,546,698
                                                                                       -------------  -----------
Shareholders' equity in accordance with US GAAP......................................    L(1,669,475)    L223,605
                                                                                       -------------  -----------
                                                                                       -------------  -----------

    There are certain differences between the classification of cash flow items between UK GAAP and US GAAP. Following is condensed cash flow information prepared in accordance with US GAAP.

                                                                               1994        1995         1996
                                                                            ----------  -----------  -----------
Cash flow from operations.................................................    (587,193)      64,446    1,960,361
Cash flow from investing activities.......................................    (295,782)  (4,262,378)  (3,136,180)
Cash flow from financing activities.......................................     997,049    4,447,058    1,007,998
                                                                            ----------  -----------  -----------
Net increase/(decrease) in cash...........................................     114,074      249,126     (167,821)
Cash at beginning of year.................................................     224,386      338,460      587,586
                                                                            ----------  -----------  -----------
Cash at end of year.......................................................    L338,460     L587,586     L419,765
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------

                 CONSOLIDATED UNAUDITED PROFIT AND LOSS ACCOUNT

                     FOR THE SIX MONTHS ENDED 30 JUNE 1997

                                                                                            1996          1997
                                                                                        ------------  ------------
TURNOVER..............................................................................     7,443,150     9,752,115
Continuing operations.................................................................       422,209       --
                                                                                        ------------  ------------
Acquisitions..........................................................................     7,865,359     9,752,115

Cost of sales.........................................................................    (4,645,716)   (3,970,107)
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................     3,219,643     5,782,008

Administrative expenses...............................................................    (1,402,050)   (1,542,172)
                                                                                        ------------  ------------
OPERATING PROFIT......................................................................     1,822,704     4,239,836
Continuing operations.................................................................        (5,111)      --
                                                                                        ------------  ------------
Acquisitions..........................................................................     1,817,593     4,239,836

Interest payable (net)................................................................      (211,368)     (157,116)
                                                                                        ------------  ------------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION.........................................     1,606,225     4,082,720

Tax on profit on ordinary activities..................................................      (142,934)   (1,305,298)
                                                                                        ------------  ------------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION..........................................     1,463,291     2,777,422

Appropriations in respect of non-equity shares........................................      (319,885)     (347,225)
                                                                                        ------------  ------------
  PROFIT FOR THE FINANCIAL PERIOD
    TRANSFERRED TO RESERVES...........................................................    L1,143,406    L2,430,197
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            XPEDITE SYSTEMS LIMITED

               CONSOLIDATED UNAUDITED BALANCE SHEET-30 JUNE 1997

                                                                                  31 DECEMBER 1996   30 JUNE 1997
                                                                                  -----------------  -------------
FIXED ASSETS
Tangible fixed assets...........................................................         1,864,630       2,917,651
                                                                                  -----------------  -------------

CURRENT ASSETS
Debtors.........................................................................         4,761,650       5,502,492
Cash............................................................................           419,765         189,107
                                                                                  -----------------  -------------

                                                                                         5,181,415       5,691,599
CREDITORS (AMOUNTS FALLING DUE WITHIN ONE YEAR).................................        (5,308,574)     (5,557,131)
                                                                                  -----------------  -------------

NET CURRENT ASSETS..............................................................          (127,159)        134,468

TOTAL ASSETS LESS CURRENT LIABILITIES...........................................         1,737,471       3,052,119
                                                                                  -----------------  -------------

CREDITORS (AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR)........................        (3,515,000)     (2,170,000)
                                                                                  -----------------  -------------

                                                                                       L(1,777,529)       L882,119
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------
CAPITAL AND RESERVES
Called up share capital.........................................................         5,329,033       5,329,033
Profit and loss account.........................................................         1,194,173       3,853,821
                                                                                  -----------------  -------------

                                                                                         6,523,206       9,182,854
Goodwill write-off reserve......................................................        (8,300,735)     (8,300,735)
                                                                                  -----------------  -------------

TOTAL SHAREHOLDERS' FUNDS.......................................................       L(1,777,529)       L882,119
                                                                                  -----------------  -------------
                                                                                  -----------------  -------------

                            XPEDITE SYSTEMS LIMITED

                   CONSOLIDATED UNAUDITED CASH FLOW STATEMENT

                     FOR THE SIX MONTHS ENDED 30 JUNE 1997

                                                                                    NOTES        1996         1997
                                                                                    -----     -----------  -----------
NET CASH INFLOW FROM OPERATING ACTIVITIES......................................           2       278,254    4,111,049

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received..............................................................                     3,624       10,320
Interest paid..................................................................                  (341,808)    (166,302)
Interest element of hire purchase lease payments...............................                       (50)     --
                                                                                              -----------  -----------

NET CASH OUTFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF FINANCE..........                  (338,234)    (155,982)

INVESTING ACTIVITIES
Deferred consideration.........................................................                  (154,086)     --
Payments to acquire tangible fixed assets......................................                  (447,237)  (1,355,725)
Purchase of subsidiary undertakings............................................           3    (1,861,269)     --
                                                                                              -----------  -----------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES.....................................                (2,462,592)  (1,355,725)

NET CASH INFLOW/(OUTFLOW) BEFORE FINANCING.....................................                (2,522,572)   2,599,342

FINANCING
Repayment of secured loan......................................................                   --        (2,830,000)
Additional secured loan repayable within five years............................                 2,049,338      --
Capital element of HP hire purchase lease payments                                                 (2,002)     --
                                                                                              -----------  -----------

NET CASH (OUTFLOW)/INFLOW FROM FINANCING.......................................           4     2,047,336   (2,830,000)
                                                                                              -----------  -----------

DECREASE IN CASH...............................................................           5     L(475,236)   L(230,658)

CASH AT 1 JANUARY..............................................................                   587,586      419,765
                                                                                              -----------  -----------

CASH AT 30 JUNE................................................................                  L112,350     L189,107
                                                                                              -----------  -----------
                                                                                              -----------  -----------

                            XPEDITE SYSTEMS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

1 BASIS OF PREPARATION

    The unaudited consolidated financial statements for the six months ended 30 June 1996 and 1997 have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). See Note 5 for a summary of significant differences between UK GAAP and accounting principles generally accepted in the United States of America ("US GAAP") as they relate to Xpedite Systems Limited and its subsidiary undertakings (together the "group") to the extent such principles relate to the presentation of abbreviated interim financial information. These financial statements have been prepared in accordance with accounting principles consistent with those applied in the preparation of the audited financial statements for the three years ended 31 December 1996.

    In the opinion of management, all adjustments considered necessary for a fair presentation of results for the periods reported have been included. The adjustments consist only of normal recurring adjustments. Operating results for the six months ended 30 June 1997 are not necessarily indicative of the results that may be expected for the year ending 31 December 1997.

2 RECONCILIATION OF OPERATING LOSS TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                                           1996          1997
                                                                                        -----------  ------------
Operating profit......................................................................    1,817,593     4,239,836
Depreciation charge...................................................................      233,467       302,704
Increase in debtors...................................................................     (596,462)     (740,842)
(Decrease)/increase in creditors......................................................   (1,176,344)      309,351
                                                                                        -----------  ------------
                                                                                           L278,254    L4,111,049
                                                                                        -----------  ------------
                                                                                        -----------  ------------

3 ANALYSIS OF OUTFLOW OF CASH IN RESPECT OF THE PURCHASE OF SUBSIDIARY
  UNDERTAKINGS

                                                                                                   1996         1997
                                                                                               ------------     -----
Cash consideration paid......................................................................     3,013,419      --
Cash received on disposal of intangible assets...............................................    (1,152,150)     --
Expenses.....................................................................................       --           --
                                                                                               ------------         ---
                                                                                                 L1,861,269      L-
                                                                                               ------------         ---
                                                                                               ------------         ---

4 ANALYSIS OF CHANGES IN FINANCING

                                                                                                    LOAN AND HIRE
                                                                                         ISSUED       PURCHASE
                                                                                         SHARE          LEASE
                                                                                        CAPITAL      OBLIGATIONS
                                                                                      ------------  -------------
At 1 January 1997...................................................................    5,329,033      5,000,000
Cash outflows from financing........................................................       --         (2,830,000)
                                                                                      ------------  -------------
At 30 June 1997.....................................................................   L5,329,033     L2,170,000
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                            XPEDITE SYSTEMS LIMITED

5 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
  ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES

    These consolidated financial statements of the group have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP ") which differ in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). The effects of significant differences between UK GAAP and US GAAP, insofar as they relate to the group, are as follows:

(A) GOODWILL AND OTHER INTANGIBLE ASSETS

    Under UK GAAP goodwill arising on consolidation may be written off directly to reserves. Under US GAAP goodwill, representing the excess of consideration paid over the fair value of the net tangible assets of businesses acquired, is amortised over the estimated period of useful life, not to exceed 40 years. US GAAP requires valuation of identifiable acquired intangible assets. For US GAAP purposes the company, having evaluated their reasonable lives, is amortising goodwill and other acquired intangible assets arising on acquisitions over a period of ten years. Goodwill is not an allowable charge for taxation purposes in the United Kingdom.

(B) DEFERRED INCOME TAXES

    Under UK GAAP, deferred income taxes are accounted for, in calculating the effect of such difference in accounting policy, to the extent that it is considered probable that a liability or asset will chrystallise in the foreseeable future. Under US GAAP, deferred income taxes are accounted for on all temporary differences between the book and tax values of assets and liabilities and deferred tax assets are recognised, net of a valuation allowance, where it is more likely than not that they will be realised.

    The company has no significant deferred tax assets or liabilities.

(C) REDEEMABLE EQUITY

    Under UK GAAP, redeemable preference shares are included in shareholders' funds with disclosure within the non-equity element. Under US GAAP, redeemable preference shares do not form part of shareholders' equity.

    The effects on net income of the significant differences between UK GAAP and US GAAP are as follows:

                                                                                         SIX MONTHS ENDED 30 JUNE
                                                                                        --------------------------
                                                                                            1996          1997
                                                                                        ------------  ------------
Profit after taxation in accordance with UK GAAP......................................     1,463,291     2,777,422

Adjustments:
  Goodwill amortisation...............................................................      (362,313)     (434,632)
                                                                                        ------------  ------------

Net income in accordance with US GAAP.................................................    L1,100,978    L2,342,790
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            XPEDITE SYSTEMS LIMITED

5 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY
  ACCEPTED IN THE UNITED KINGDOM AND THE UNITED STATES (CONTINUED)
    The effects on shareholders' equity of the significant differences between UK GAAP and US GAAP are as follows:

                                                                                                      30 JUNE 1997
                                                                                                      ------------
Shareholders' equity:
Shareholders' funds in accordance with UK GAAP......................................................      882,119

Adjustments:
  Redeemable preference shares......................................................................   (5,775,515)
  Goodwill..........................................................................................    7,112,066
                                                                                                      ------------

Shareholders' equity in accordance with US GAAP.....................................................   L2,218,670
                                                                                                      ------------
                                                                                                      ------------

    There are certain differences between the classification of cash flow items between UK GAAP and US GAAP. Following is condensed cash flow information prepared in accordance with US GAAP.

                                                                                            1996         1997
                                                                                         -----------  -----------
Cash flow from operations..............................................................      (59,980)   3,955,067
Cash flow from investing activities....................................................   (2,462,592)  (1,355,725)
Cash flow from financing activities....................................................    2,047,336   (2,830,000)
                                                                                         -----------  -----------

Net increase/(decrease) in cash........................................................     (475,236)    (230,658)
Cash at 1 January......................................................................      587,586      419,765
                                                                                         -----------  -----------

Cash at 30 June........................................................................     L112,350     L189,107
                                                                                         -----------  -----------
                                                                                         -----------  -----------

                                                                      APPENDIX A
                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                           XPEDITE ACQUISITION CORP.
                                      AND
                             XPEDITE SYSTEMS, INC.
                           DATED AS OF AUGUST 8, 1997

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I                      [INTENTIONALLY OMITTED].....................................................           1

ARTICLE II                     The Merger..................................................................           1
    SECTION 2.01.                  The Merger..............................................................           1
    SECTION 2.02.                  Closing.................................................................           1
    SECTION 2.03.                  Certificate of Incorporation............................................           1
    SECTION 2.04.                  By-Laws.................................................................           1
    SECTION 2.05.                  Directors...............................................................           1
    SECTION 2.06.                  Officers................................................................           1
    SECTION 2.07.                  Effective Time..........................................................           1

ARTICLE III                    Effect of the Merger on the Capital Stock of the Constituent Corporations;
                               Exchange of Certificates....................................................           2
    SECTION 3.01.                  Effect on Company Common Stock and Class B Common Stock.................           2
    SECTION 3.02.                  Conversion of Acquisition Sub Common Stock..............................           4
    SECTION 3.03.                  Dissenting Shares.......................................................           4
    SECTION 3.04.                  Exchange Procedures.....................................................           5
    SECTION 3.05.                  Stock Transfer Books....................................................           6
    SECTION 3.06.                  No Further Ownership Rights in Company Common Stock or Class B Common
                                     Stock.................................................................           6
    SECTION 3.07.                  Lost, Stolen or Destroyed Certificates..................................           7
    SECTION 3.08.                  Company Stock Options and Warrants......................................           7

ARTICLE IV                     Representations and Warranties of the Company...............................           7
    SECTION 4.01.                  Organization and Standing...............................................           7
    SECTION 4.02.                  Authority and Status....................................................           8
    SECTION 4.03.                  Capitalization..........................................................           8
    SECTION 4.04.                  No Conflict; Required Filings and Consents..............................           9
    SECTION 4.05.                  Compliance; Permits.....................................................          10
    SECTION 4.06.                  SEC Filings; Financial Statements.......................................          10
    SECTION 4.07.                  Absence of Certain Changes or Events....................................          11
    SECTION 4.08.                  No Undisclosed Liabilities..............................................          11
    SECTION 4.09.                  Absence of Litigation...................................................          11
    SECTION 4.10.                  Employee Benefit Plans, Employment Agreements...........................          11
    SECTION 4.11.                  Labor Matters...........................................................          12
    SECTION 4.12.                  Information Supplied....................................................          12
    SECTION 4.13.                  Title to Property.......................................................          12
    SECTION 4.14.                  Taxes...................................................................          13
    SECTION 4.15.                  Environmental Matters...................................................          14
    SECTION 4.16.                  Insurance...............................................................          14
    SECTION 4.17.                  Opinion of Financial Advisor............................................          14
    SECTION 4.18.                  Brokers.................................................................          14
    SECTION 4.19.                  Books and Records.......................................................          14

                                                                                                                PAGE
                                                                                                                -----
    SECTION 4.20.                  Certain Payments........................................................          15
    SECTION 4.21.                  Intellectual Property...................................................          15
    SECTION 4.22.                  Contracts...............................................................          15
    SECTION 4.23.                  Information Systems.....................................................          15
    SECTION 4.24.                  Regulation of Business..................................................          15

ARTICLE V                      Representations and Warranties of Acquisition Sub...........................          16
    SECTION 5.01.                  Corporate Organization..................................................          16
    SECTION 5.02.                  Authorization...........................................................          16
    SECTION 5.03.                  No Conflict; Required Filings and Consents..............................          16
    SECTION 5.04.                  Information Supplied....................................................          17
    SECTION 5.05.                  Brokers.................................................................          17
    SECTION 5.06.                  No Business.............................................................          17
    SECTION 5.07.                  Financing...............................................................          17

ARTICLE VI                     Conduct of Business Pending the Merger......................................          17
    SECTION 6.01.                  Conduct of Business by the Company Pending the Merger...................          17
    SECTION 6.02.                  No Solicitation.........................................................          19

ARTICLE VII                    Additional Agreements.......................................................          20
    SECTION 7.01.                  HSR Act; Etc............................................................          20
    SECTION 7.02.                  Preparation of the Prospectus/Proxy Statement...........................          20
    SECTION 7.03.                  Stockholder Approval....................................................          21
    SECTION 7.04.                  Access to Information; Confidentiality..................................          21
    SECTION 7.05.                  Consents; Approvals.....................................................          21
    SECTION 7.06.                  Indemnification and Insurance...........................................          22
    SECTION 7.06A.                 Employment and Benefit Matters..........................................          23
    SECTION 7.07.                  Notification of Certain Matters.........................................          23
    SECTION 7.08.                  Further Action..........................................................          23
    SECTION 7.09.                  Public Announcements....................................................          23
    SECTION 7.10.                  Conveyance Taxes........................................................          23
    SECTION 7.11.                  NASDAQ Listing..........................................................          23
    SECTION 7.12.                  Stockholders Agreement..................................................          23
    SECTION 7.13.                  No Acquisition Sub Business.............................................          23
    SECTION 7.14.                  Solvency Opinion........................................................          24
    SECTION 7.15.                  Negotiations with Minority Affiliate....................................          24
    SECTION 7.16.                  Rollover................................................................          24

ARTICLE VIII                   Conditions to the Merger....................................................          24
    SECTION 8.01.                  Conditions to Obligation of Each Party to Effect the Merger.............          24
    SECTION 8.02.                  Additional Conditions to Obligations of Acquisition Sub.................          24
    SECTION 8.03.                  Additional Conditions to Obligation of the Company......................          26

                                                                                                                PAGE
                                                                                                                -----
ARTICLE IX                     Termination.................................................................          26
    SECTION 9.01.                  Termination.............................................................          26
    SECTION 9.02.                  Effect of Termination...................................................          27
    SECTION 9.03.                  Fees and Expenses.......................................................          28

ARTICLE X                      General Provisions..........................................................          28
    SECTION 10.01.                 Effectiveness of Representations, Warranties and Agreements, Etc........          28
    SECTION 10.02.                 Notices.................................................................          28
    SECTION 10.03.                 Certain Definitions.....................................................          29
    SECTION 10.04.                 Amendment...............................................................          30
    SECTION 10.05.                 Waiver..................................................................          30
    SECTION 10.06.                 Headings................................................................          30
    SECTION 10.07.                 Severability............................................................          30
    SECTION 10.08.                 Entire Agreement........................................................          30
    SECTION 10.09.                 Assignment..............................................................          30
    SECTION 10.10.                 Parties in Interest.....................................................          30
    SECTION 10.11.                 Failure or Indulgence Not Waiver; Remedies Cumulative...................          31
    SECTION 10.12.                 Governing Law...........................................................          31
    SECTION 10.13.                 Counterparts............................................................          31
    SECTION 10.14.                 Consent to Jurisdiction.................................................          31

EXHIBIT A                      Certificate of Merger
EXHIBIT B                      Affiliate Letter
EXHIBIT C                      Terms of Stockholders Agreement
EXHIBIT D                      Charter Amendment

SCHEDULE 3.01(e)               Principal Stockholders
SCHEDULE 4.01(b)               Certificate of Incorporation and By-Laws of the Company
SCHEDULE 4.03(a)               Capitalization
SCHEDULE 4.03(b)               Conversion Rights
SCHEDULE 4.03(c)               Minority Affiliates
SCHEDULE 4.04(a)               Contracts
SCHEDULE 4.04(b)               Defaults
SCHEDULE 4.04(c)               Conflicts
SCHEDULE 4.05(a)               Compliance with Laws and Agreements
SCHEDULE 4.05(b)               Permits
SCHEDULE 4.06                  SEC Reports
SCHEDULE 4.07(a)-(g)           Absence of Certain Changes
SCHEDULE 4.08                  Liabilities
SCHEDULE 4.09                  Litigation
SCHEDULE 4.10                  ERISA Matters
SCHEDULE 4.11                  Labor Matters

SCHEDULE 4.13                  Title to Property
SCHEDULE 4.14                  Taxes
SCHEDULE 4.15                  Environmental Matters
SCHEDULE 4.18                  Brokers
SCHEDULE 4.21                  Intellectual Property Rights
SCHEDULE 4.22(a)               Change of Control Provisions
SCHEDULE 4.22(b)               Affiliate Contracts
SCHEDULE 5.01(b)               Certificate of Incorporation and By-Laws of Acquisition Sub
SCHEDULE 5.03(a)               Acquisition Sub Conflicts
SCHEDULE 5.05                  Acquisition Sub Brokers
SCHEDULE 5.07                  Financing Commitments
SCHEDULE 6.01                  Conduct of Business by the Company
SCHEDULE 7.06A(a)              Benefit Plans
SCHEDULE 8.02(j)               Class B Common Stock Conversion

                              INDEX OF DEFINITIONS

DEFINITION                                                                                           SECTION
---------------------------------------------------------------------------------------------  -------------------

"Acquisition Proposal".......................................................................  Section 6.02(a)
"Acquisition Sub"............................................................................  Introduction
"Acquisition Sub Common Stock"...............................................................  Section 3.02
"Agreement"..................................................................................  Introduction
"Alternative Transaction"....................................................................  Section 9.01(g)
"Antitrust Division".........................................................................  Section 7.01
"Benefit Plan"...............................................................................  Section 7.06A(a)
"Blue Sky Laws"..............................................................................  Section 4.04(d)
"Cash Election Price"........................................................................  Section 3.01(a)
"Cash Proration Factor"......................................................................  Section 3.01(e)
"Certificate"................................................................................  Section 3.04(b)
"Certificate of Merger"......................................................................  Introduction
"Charter Amendment"..........................................................................  Section 8.02(e)
"Class B Certificates".......................................................................  Section 3.04(d)
"Class B Common Stock".......................................................................  Section 3.01(b)
"Class B Merger Consideration"...............................................................  Section 3.01(b)
"Class B Shares".............................................................................  Section 3.01(b)
"Closing"....................................................................................  Section 2.02
"Closing Date"...............................................................................  Section 2.02
"Code".......................................................................................  Section 3.04(f)
"Company"....................................................................................  Introduction
"Company Common Stock".......................................................................  Section 3.01(a)
"Company Employee Plans".....................................................................  Section 4.10
"Company Permits"............................................................................  Section 4.05(b)
"Company SEC Reports"........................................................................  Section 4.06(a)
"Company Stockholders Meeting"...............................................................  Section 4.12
"Company Stock Option Plans".................................................................  Section 3.08(a)
"Confidentiality Letter".....................................................................  Section 7.04
"Dissenting Consideration"...................................................................  Section 3.03
"Dissenting Shares"..........................................................................  Section 3.03
"Effective Time".............................................................................  Section 2.07
"Election Date"..............................................................................  Section 3.01(d)
"Electing Shares"............................................................................  Section 3.01(a)
"Environmental Laws".........................................................................  Section 4.15
"ERISA"......................................................................................  Section 4.10
"Exchange Act"...............................................................................  Section 4.04(a)
"Exchange Agent".............................................................................  Section 3.04(a)
"Exchange Fund"..............................................................................  Section 3.04(a)
"Excluded Shares"............................................................................  Section 3.01(c)
"Expenses"...................................................................................  Section 9.02(b)
"Fee"........................................................................................  Section 9.02(b)
"Financing Commitments"......................................................................  Section 5.07
"Form of Election"...........................................................................  Section 3.01(d)
"FTC"........................................................................................  Section 7.01
"GCL"........................................................................................  Section 2.01
"HSR Act"....................................................................................  Section 4.04(d)
"Indemnified Parties"........................................................................  Section 7.06(b)

DEFINITION                                                                                           SECTION
---------------------------------------------------------------------------------------------  -------------------
"Intellectual Property Rights"...............................................................  Section 4.21
"IRS"........................................................................................  Section 4.10
"Laws".......................................................................................  Section 4.04(c)
"Liens"......................................................................................  Section 4.03(a)
"Material Adverse Effect"....................................................................  Section 4.01(a)
""Merger"....................................................................................  Introduction
"Merger Consideration".......................................................................  Section 3.01(a)
"Minority Affiliate".........................................................................  Section 4.03(c)
"NASDAQ".....................................................................................  Section 7.09
"Non-Cash Election"..........................................................................  Section 3.01(d)
"Non-Cash Election Holder Number"............................................................  Section 3.01(e)
"Non-Cash Election Share"....................................................................  Section 3.01(a)
"Non-Cash Election Share Number".............................................................  Section 3.01(e)
"Non-Cash Proration Factor"..................................................................  Section 3.01(e)
"1996 Company Balance Sheet".................................................................  Section 4.08
"Option".....................................................................................  Section 3.08(a)
"Option Consideration".......................................................................  Section 3.08(a)
"PBGC".......................................................................................  Section 4.10
"Principal Non-Cash Election Shares".........................................................  Section 3.01(e)
"Principal Stockholders".....................................................................  Section 3.01(e)
"Prospectus/Proxy Statement".................................................................  Section 4.12
"Preferred Stock"............................................................................  Section 8.02(e)
"Recap Accounting"...........................................................................  Section 8.02(g)
"Securities Act".............................................................................  Section 4.04(d)
"SEC"........................................................................................  Section 4.01(a)
"S-4 Registration Statement".................................................................  Section 4.12
"Shares".....................................................................................  Section 3.01(a)
"Significant Subsidiary".....................................................................  Section 4.01(a)
"Subsidiary".................................................................................  Section 4.01(a)
"Stockholders Agreement".....................................................................  Section 7.12
"Surviving Corporation"......................................................................  Section 2.01
"Surviving Corporation Common Stock".........................................................  Section 3.01(a)
"Tax" or ""Taxes"............................................................................  Section 4.14(a)
"Tax Returns"................................................................................  Section 4.14(a)
"Third-Party"................................................................................  Section 9.01
"Xpedite"....................................................................................  Introduction
"Xpedite"GmbH................................................................................  Section 7.15
"XSL"........................................................................................  Section 8.02(c)
"XSL Purchase Agreement".....................................................................  Section 8.02(c)

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER ("AGREEMENT"), dated as of August 8, 1997, is entered into by and between XPEDITE ACQUISITION CORP., a Delaware corporation ("ACQUISITION SUB"), and XPEDITE SYSTEMS, INC., a Delaware corporation (the "COMPANY" or "XPEDITE").

    WHEREAS, the respective Boards of Directors of Acquisition Sub and the Company have approved the merger of Acquisition Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth herein and in the articles of merger annexed as EXHIBIT A (the "CERTIFICATE OF MERGER"); and

    WHEREAS, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, covenants and agreements hereinafter contained, Acquisition Sub and the Company agree as follows:

                                   ARTICLE I

                              [INTENTIONALLY OMITTED]

                                   ARTICLE II

                                   THE MERGER

    SECTION 2.01. THE MERGER. In accordance with the provisions of this Agreement, the Certificate of Merger and the General Corporation Law of the State of Delaware, as amended (the "GCL"), at the Effective Time (as defined in SECTION 2.07), Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of Acquisition Sub shall cease.

    SECTION 2.02. CLOSING. The closing of the Merger (the "CLOSING") will take place as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VIII (the "CLOSING DATE") at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, NY 10022, unless another date or place is agreed to in writing by the parties hereto.

    SECTION 2.03. CERTIFICATE OF INCORPORATION. As of the Effective Time, the Certificate of Incorporation of the Company immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law or in such Certificate of Incorporation.

    SECTION 2.04. BY-LAWS. The By-Laws of Acquisition Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended or repealed as provided by law.

    SECTION 2.05. DIRECTORS. The directors of Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

    SECTION 2.06. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

    SECTION 2.07. EFFECTIVE TIME. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the GCL. The Certificate of Merger shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The time when the Merger becomes effective is herein referred to as the "EFFECTIVE TIME."

                                  ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    SECTION 3.01. EFFECT ON COMPANY COMMON STOCK AND CLASS B COMMON STOCK.

    (a) Except as otherwise provided herein and subject to SECTION 3.01(D) and
SECTION 3.01(E), each share of common stock, par value $.01 per share of the Company (each, a "SHARE" or collectively, the "SHARES" or the "COMPANY COMMON STOCK") actually issued and outstanding immediately prior to the Effective Time (except for the Excluded Shares and Dissenting Shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one of the following (the "MERGER CONSIDERATION"):

        (i) for each Share with respect to which an election to retain pursuant to SECTION 3.01(D) has been effectively made, and not revoked or lost (each, an "ELECTING SHARE" and collectively, the "ELECTING SHARES"), the right to retain one fully paid and nonassessable Share (a "NON-CASH ELECTION SHARE"), and the certificate representing such retained Share shall be surrendered in exchange pursuant to the terms of this Agreement, for a certificate representing one fully paid and nonassessable share of common stock, par value $.01 per share (the "SURVIVING CORPORATION COMMON STOCK"), of the Surviving Corporation; or

        (ii) for each Share (other than Electing Shares), the right to receive $23.25 in cash, payable to the holder of such Share, without interest thereon, less any required back-up withholding taxes (the "CASH ELECTION PRICE").

    (b) Each share of Class B Common Stock, par value $.01 per share, of the Company (the "CLASS B SHARES" or the "CLASS B COMMON STOCK") issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Surviving Corporation Common Stock (the "CLASS B MERGER CONSIDERATION"). From and after the Effective Time, each outstanding certificate theretofore representing Class B Shares shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such Class B Shares shall have been converted.

    (c) Each share of Company Common Stock and Class B Common Stock held in the Company's treasury immediately prior to the Effective Time (the "EXCLUDED SHARES") shall, at the Effective Time, by virtue of the Merger, be cancelled without payment of any consideration therefor and without any conversion thereof.

    (d) SHARE ELECTIONS.

        (i) Each person who, on or prior to the Election Date, is a record holder of Shares will be entitled, with respect to all, but not less than all, such holder's Shares, to make an unconditional election (a "NON-CASH ELECTION") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis set forth herein.

        (ii) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Acquisition Sub (the "FORM OF ELECTION"), with the Prospectus/Proxy Statement to the record holders of Shares as of the record date for the Company Stockholders Meeting, which Form of Election shall be used by each record holder of Shares that wishes to elect, with respect to all, but not less than all, such holder's Shares, to retain Non-Cash Election Shares. The Company will use its reasonable efforts to make the Form of Election and the Prospectus/Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office by 5:00 p.m., New York City time, on the second trading day (the "ELECTION DATE") next preceding the date of the Company Stockholders Meeting, a Form of Election reflecting such holder's election with respect to all, but not less than all, such holder's Shares and the Stockholders Agreement, in each case, properly completed and signed and accompanied by certificates for all Shares held by such holder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States, PROVIDED that such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

       (iii) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by the Company and Acquisition Sub that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as applicable) for the Shares to which such Form of Election relates shall be promptly returned to the holder submitting the same to the Exchange Agent.

        (iv) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this SECTION 3.01(D) with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Non-Cash Election Shares was revoked or was not properly made with respect to Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time. The Exchange Agent also shall make all computations as to the allocation and the proration contemplated by
    SECTION 3.01(E), and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of the Company and Acquisition Sub, make such rules as are consistent with this
    Section 3.01 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

    (e) PRORATION.

        (i) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares to be converted into the right to retain Shares at the Effective Time (the "NON-CASH ELECTION SHARE NUMBER") shall equal 205,000 Shares (excluding for this purpose any Excluded Shares).

        (ii) If the number of Electing Shares exceeds the Non-Cash Election Share Number, then the Electing Shares covered by each Non-Cash Election shall be converted into the right to retain Non-Cash Election Shares or to receive cash in accordance with the terms of SECTION 3.01(A) in the following manner:

           (A) A proration factor (the "NON-CASH PRORATION FACTOR") shall be determined by dividing the Non-Cash Election Share Number by the total number of Electing Shares.

           (B) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

           (C) All Electing Shares, other than that number of shares converted into the right to receive Non-Cash Election Shares in accordance with
       SECTION 3.01(E)(II)(B), shall be converted into cash (on a consistent basis among holders who made the election referred to in SECTION

       3.01(A)(I), pro rata to the number of Shares as to which they made such election) as if such Shares were not Electing Shares in accordance with the terms of SECTION 3.01(A)(II).

       (iii) If the number of Electing Shares is less than the Non-Cash Election Share Number, then:

           (A) All Electing Shares shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of SECTION 3.01(A)(I).

           (B) Additional Shares held by the Persons listed on SCHEDULE 3.01(E) (the "PRINCIPAL STOCKHOLDERS") shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of SECTION 3.01(A)(I) in the following manner:

               (1) A proration factor (the "CASH PRORATION FACTOR" shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares held by the Principal Stockholders (the "PRINCIPAL NON-CASH ELECTION SHARES").

               (2) The number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Principal Non-Cash Election Shares.

           (C) Shares subject to clause (B) of this SECTION 3.01(E)(III) shall be converted into the right to retain Non-Cash Election Shares in accordance with SECTION 3.01(A)(I) on a consistent basis among the Principal Stockholders who held Principal Non-Cash Election Shares, pro rata to the number of Principal Non-Cash Election Shares held by each Principal Stockholder, and each Principal Stockholder will enter into the Stockholders Agreement.

    SECTION 3.02. CONVERSION OF ACQUISITION SUB COMMON STOCK. Each share of common stock, par value $.01 per share, of Acquisition Sub (the "ACQUISITION SUB COMMON STOCK") issued and outstanding at the Effective Time shall, at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one fully paid and nonassessable share of Surviving Corporation Common Stock. From and after the Effective Time, each outstanding certificate theretofore representing shares of Acquisition Sub Common Stock shall be deemed for all purposes to evidence ownership of, and to represent the number of shares of, Surviving Corporation Common Stock into which such shares of Acquisition Sub Common Stock shall have been converted.

    SECTION 3.03. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Class B Common Stock issued and outstanding at the Effective Time which are held of record by stockholders who shall not have voted such shares (or, in the case of shares of Class B Common Stock, shares converted into such shares) in favor of the Merger and who shall have properly exercised rights to demand payment of the fair value of such shares in accordance with Section 262 of the GCL ("DISSENTING SHARES") shall not be converted into the right to receive any portion of the Merger Consideration or the Class B Merger Consideration, as the case may be, specified in SECTION 3.01, but the holders thereof instead shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the GCL (the "DISSENTING CONSIDERATION"); PROVIDED that (i) if such a holder fails to file a notice of election to dissent in accordance with Section 262 of the GCL or, after filing such notice of election, subsequently delivers an effective written withdrawal of such notice or fails to establish his entitlement to appraisal rights as provided in Section 262 of the GCL, if he or she be so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his or her appraisal rights, then in either of such cases, each share of Company Common Stock and Class B Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Merger Consideration or the Class B Merger Consideration, as the case may be, upon the surrender of the certificate or certificates representing such Dissenting Shares.

    SECTION 3.04. EXCHANGE PROCEDURES.

    (a) Prior to the Effective Time, the Company and Acquisition Sub jointly shall select a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT") and, as of or as soon as reasonably practicable after the Effective Time, the Surviving Corporation shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article, in a separate fund (the "EXCHANGE FUND") established for the benefit of the holders of Shares (other than Dissenting Shares and Excluded Shares) immediately available funds in an amount necessary to make the payments of the cash portion of the Merger Consideration to the holders of Company Common Stock entitled thereto pursuant to SECTION 3.01.

    (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record entitled to the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Surviving Corporation, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which such holder is entitled pursuant to Section 3.01. Upon the proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal and any additional documentation as the Surviving Corporation may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole retained Shares, if any, to be retained by the holder of such Certificates (and cash in lieu of any fractional retained Shares) pursuant to this Agreement or the amount of cash into which the number of Shares previously represented by such Certificates shall have been converted pursuant to this Agreement (less any required withholding tax), and the Certificate so surrendered shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be promptly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

    (c) Until surrendered in accordance with the provisions of this SECTION 3.04, from and after the Effective Time, each Certificate (other than Certificates representing Excluded Shares or Dissenting Shares) shall represent for all purposes only the right to receive, upon such surrender, the Merger Consideration, without interest, into which the Shares represented by such Certificates shall have been converted pursuant to SECTION 3.01, and shall cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law.

    (d) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall deliver to each holder of record entitled to the Class B Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates which immediately prior to the Effective Time represented outstanding Class B Shares (the "CLASS B CERTIFICATES") shall pass, only upon proper delivery of the Class B Certificates to the Surviving Corporation, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Class B Certificates in exchange for the Class B Merger Consideration to which such holder is entitled pursuant to SECTION 3.01. Upon the proper surrender of a Class B Certificate to the Exchange Agent, together with such letter of transmittal and any additional documentation as the Surviving Corporation may reasonably require, the holder of such Class B Certificate shall be entitled to receive a certificate or certificates representing the number of shares of Surviving Corporation Common Stock into which the Class B Shares previously represented by such Class B Certificate shall have been converted pursuant to this Agreement, and the Class B Certificate so surrendered shall forthwith be cancelled.

    (e) Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time will be returned to the Surviving Corporation and any holder of shares of Company Common Stock or Class B Common Stock prior to the Merger who has not theretofore complied with this Article III shall look thereafter only to the Surviving Corporation for payment of the Merger Consideration or Class B Merger Consideration, as applicable, in respect of such holder's shares. Any amounts remaining unclaimed by former stockholders of the Company one year after the Effective Time shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled to such claims. All interest accrued in respect of the Exchange Fund shall inure to the benefit of and be paid to the Surviving Corporation. If any certificate representing shares of Company Common Stock or Class B Common Stock (or such documents as may be required pursuant to SECTION 3.07 if such certificate is lost, stolen or destroyed) shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock or any dividends or distribution with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any applicable governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any person in respect of retained Company Common Stock or Class B Common Stock (or dividends or distributions with respect to either of the foregoing) for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Class B Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Class B Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

    SECTION 3.05. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock or Class B Common Stock thereafter on the records of the Company.

    SECTION 3.06. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK OR CLASS B COMMON STOCK. The Merger Consideration delivered upon the surrender of a certificate representing Shares and the Class B Merger Consideration delivered upon surrender of a certificate representing Class B Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares or Class B Shares, as the case may be, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares or Class B Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Class B Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
Article III.

    SECTION 3.07. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates or Class B Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquisition Sub or any stockholder of Acquisition Sub or the Exchange Agent with respect to the Certificates or Class B Certificates alleged to have been lost, stolen or destroyed, the Merger Consideration or Class B Merger Consideration, as applicable, attributable to such Certificates or Class B Certificates as may be required pursuant to SECTION 3.04.

    SECTION 3.08. COMPANY STOCK OPTIONS AND WARRANTS.

    (a) At the Effective Time, except as otherwise provided in this SECTION 3.08, each option and warrant granted by the Company to purchase shares of Company Common Stock, which is outstanding immediately prior thereto (an "OPTION" or, collectively, the "OPTIONS"), shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor, except to the extent that (i) any such Option granted by the Company to purchase shares of Company Common Stock has vested and is exercisable immediately prior to the Effective Time, whether as a result of the passing of time, the Merger or otherwise, or (ii) any such Option was granted pursuant to the Company's 1992, 1993 or 1996 Incentive Stock Option Plans or the Officers' Contingent Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS") and such option has not yet vested. In such event, each holder of such an Option shall, individually, in settlement thereof, receive from the Surviving Corporation for each share subject to such an Option an amount (subject to any applicable back-up withholding taxes) in cash equal to the difference between:
(i) the Merger Consideration and (ii) the per share exercise price of such Option, to the extent such difference is a positive number (the "OPTION CONSIDERATION").

    (b) Upon receipt of the Option Consideration, the Option shall be cancelled. The surrender of an Option to the Surviving Corporation in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option.

    (c) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Options under any of the Company Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties: (i) the Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled as of the Effective Time and (ii) the Company shall take all commercially reasonable action in an effort to provide that following the Effective Time no participant in any stock option plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation and to terminate all such plans.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Acquisition Sub as follows:

    SECTION 4.01. ORGANIZATION AND STANDING.

    (a) Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to carry on its business in the places as it is now being conducted and to own and lease the properties and assets which it now owns or leases, except where the failure of same will not in any case result in a Material Adverse Effect. The Company and each of its Subsidiaries is now duly qualified to transact business and in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where failure to be qualified could not reasonably be expected to have a Material Adverse Effect. When used in connection with the Company or any of its Subsidiaries or Acquisition Sub or any of its Subsidiaries, as the case may be, a "MATERIAL ADVERSE EFFECT" is a material adverse effect on the business, assets, properties, condition (financial or other), results of operations or prospects of the Company and its Subsidiaries or Acquisition Sub and its Subsidiaries, as the case may be, in each case taken as a whole. For purposes of this Agreement, a "SUBSIDIARY" of any Person is any corporation, partnership, joint venture or other legal entity of which a majority of all outstanding shares of capital stock or other equity interests (the holders of which are ordinarily and generally entitled to vote for the election of the board of directors or other governing body thereof) is owned, directly or indirectly, by such Person (either alone or through or together with any other Subsidiary). For purposes of this agreement "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Company or Acquisition Sub as the case may be, that constitutes a significant subsidiary within the meaning of Rule 1.02(w) of Regulation S-X of the United States Securities and Exchange Commission (the "SEC").

    (b) True, correct and complete copies of the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and By-Laws of the Company are attached hereto as SCHEDULE 4.01(B).

    SECTION 4.02. AUTHORITY AND STATUS.

    (a) The Company has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    (b) This Agreement and the Charter Amendment (as hereinafter defined) have been approved by the Board of Directors of the Company in accordance with the GCL and except for the approval of the stockholders of the Company, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Charter Amendment or to consummate the transactions contemplated hereby or thereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement and the Charter Amendment is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Charter Amendment and the transactions contemplated by this Agreement and the Charter Amendment.

    (c) This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter relating to creditors' rights generally, and by equitable principles (whether considered in a proceeding at law or in equity).

    SECTION 4.03. CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of (i) fifteen million (15,000,000) shares of common stock, par value $.01 per share, of which 8,987,233 shares were issued and outstanding and 72,000 shares were held in the Company's treasury as of July 31, 1997; (ii) one million (1,000,000) shares of preferred stock, par value $.01 per share, of which none are outstanding or held in the Company's treasury as of July 31, 1997; and (iii) as of July 31, 1997, 866,913 and 136,832 Shares reserved for future issuance pursuant to outstanding stock options and warrants under the Company Stock Option Plans and the Non-Employee Directors' Warrant Plan together with certain other warrant awards, respectively. All of the issued and outstanding capital stock of the Company is validly issued, fully paid and non-assessable. All of the outstanding capital stock of each of the Company's Subsidiaries is owned directly or indirectly by the Company free and clear of all security interests, liens, pledges, claims, charges, escrows, encumbrances, mortgages, indentures or easements (collectively, "LIENS") of any nature, except as disclosed on SCHEDULE 4.03(A).

    (b) Except as set forth on SCHEDULE 4.03(B), there are no other shares of capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for shares of capital stock of the Company or any of its Subsidiaries, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings, arrangements or claims of any character by which the Company or any of its Subsidiaries is or may become bound to issue, transfer, sell, repurchase or otherwise acquire or retire any shares of capital stock or other ownership interest of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any such shares or other ownership interest.

    (c) SCHEDULE 4.03(C) sets forth a complete and accurate list of entities (each, a "MINORITY AFFILIATE"), other than the Company's Subsidiaries, of which the Company owns equity securities (as defined in Rule 3a-11 promulgated under the Exchange Act (as hereinafter defined)), including, as to each Minority Affiliate, its name, its jurisdiction of incorporation, formation or organization and its capitalization (including the identity of each stockholder or owner of equity securities or other securities and the number of shares or other securities held thereby). None of the Company or any of its Subsidiaries has entered into any commitment, contract or agreement to provide equity financing to any other person or entity.

    SECTION 4.04. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The exhibit index to the Company's most recently filed Annual Report on Form 10-K, as supplemented by SCHEDULE 4.04(A), includes each agreement, contract or other instrument (including all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. The Company has made available to Acquisition Sub on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

    (b) Except as disclosed in SCHEDULE 4.04(B), (i) neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in SECTION 4.04(A), (ii) to the best knowledge of the Company, no other party to any of the agreements, contracts or other instrument referred to in SECTION 4.04(A) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in SECTION 4.04(A) is in full force and effect, except in any such case for breaches, defaults or failures to be in full force and effect that do not constitute a Material Adverse Effect.

    (c) Except as set forth in SCHEDULE 4.04(C), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the organizational documents of any of its Subsidiaries, (ii) conflict with or violate in any material respect any federal, foreign, state, local or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company's or any of its Subsidiaries' rights or materially alter the rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected.

    (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the premerger notification requirements of the European Community and other requirements of foreign jurisdictions and the filing and recordation of the Certificate of Merger or other documents as required by the GCL.

    SECTION 4.05. COMPLIANCE; PERMITS.

    (a) Except as disclosed in SCHEDULE 4.05(A), neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation in any material respect of, (i) any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii), for any such conflicts, defaults or violations which do not constitute a Material Adverse Effect.

    (b) Except as disclosed in SCHEDULE 4.05(B), the Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

    SECTION 4.06. SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Acquisition Sub (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) all other reports or registration statements filed by the Company with the SEC since January 1, 1997, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC ((i)-(iv) collectively, the "COMPANY SEC REPORTS"). Except as disclosed in SCHEDULE 4.06, the Company SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SCHEDULE 4.07(A) through SCHEDULE 4.07(G) or the Company SEC Reports, since December 31, 1996, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of its Subsidiaries; (c) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Material Adverse Effect or that would constitute a Material Adverse Effect if not covered by insurance;
(d) any material change by the Company in its accounting methods, principles or practices except as required by any change in generally accepted accounting principles; (e) any material revaluation by the Company of any of its or any of its Subsidiaries' assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale, pledge, disposition of or encumbrance upon any assets of the Company or any of its Subsidiaries (except (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of other assets not in excess of $100,000 in the aggregate); or (g) any other action or event that would have required the consent of Acquisition Sub pursuant to SECTION 6.01 had such event occurred after the date of this Agreement.

    SECTION 4.08. NO UNDISCLOSED LIABILITIES. Except as is disclosed in SCHEDULE 4.08, neither the Company nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1996 included in the Company's 1996 Annual Report on Form 10-K (the "1996 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the 1996 Company Balance Sheet, (c) incurred since December 31, 1996 in the ordinary course of business consistent with past practice or (d) incurred in connection with this Agreement.

    SECTION 4.09. ABSENCE OF LITIGATION. Except as set forth in SCHEDULE 4.09, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that if determined adversely to the Company, would be reasonably likely to constitute a Material Adverse Effect.

    SECTION 4.10. EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS. Except in each case as set forth in SCHEDULE 4.10, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1975, as amended ("ERISA") and Section 4975 of the Code, with respect to any employee pension plans (as defined in Section 3(2) of ERISA, any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (collectively, the "COMPANY EMPLOYEE PLANS") which could result in any liability of the Company or any of its Subsidiaries; (ii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the

Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA that has resulted in, or could reasonably be expected to result in, any withdrawal liability for the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course), (viii) none of the Company or any of its Subsidiaries is a party to any employment, consulting or similar agreement; and (ix) none of the Company or any of its Subsidiaries is or will be liable for any severance or other payments to any of its employees as a result of this Agreement or the consummation of the transactions contemplated hereby.

    SECTION 4.11. LABOR MATTERS. Except as set forth in Schedule 4.11: (i) there are no claims or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which claims or proceedings constitute a Material Adverse Effect; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

    SECTION 4.12. INFORMATION SUPPLIED. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed by the Company with the SEC in connection with the Merger, including the definitive proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof (the "S-4 REGISTRATION STATEMENT"), will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendments or supplements thereto, will not, on the date the Prospectus/Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders in connection with the meeting of the Company stockholders to consider the Merger and the Charter Amendment (the "COMPANY STOCKHOLDERS MEETING"), at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Subsidiaries or any of their respective affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Prospectus/Proxy Statement, the Company shall promptly inform Acquisition Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquisition Sub or any of its representatives which is contained or incorporated by reference in any of the foregoing documents.

    SECTION 4.13. TITLE TO PROPERTY. Except as set forth in SCHEDULE 4.13, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all material liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries; and, all leases pursuant to which the Company or any of its Subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

    SECTION 4.14. TAXES.

    (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and
(ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Other than as disclosed in SCHEDULE 4.14, (i) the Company and its Subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, (ii) the Company and its Subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and with respect to which the Company is maintaining adequate reserves, and (iii) there are no other material Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. Except as does not involve or would not result in material liability to the Company or any of its
Subsidiaries: (i) there are no tax liens on any assets of the Company or any Subsidiary thereof; and (ii) neither the Company nor any of its Subsidiaries has been granted a waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1996 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis, and the accrual and reserves for Taxes (including deferred taxes) reflected in the books and records of the Company as at the last day of the Company's most recently completed fiscal month end are in all material respects adequate to cover all Taxes required to be accrued through such date (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles applied on a consistent basis.

    (c) Other than as disclosed in SCHEDULE 4.14, (i) all Tax Returns filed with respect to Tax years of the Company and each of the Subsidiaries through the Tax year ended December 31, 1992 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (ii) to the knowledge of the Company, there is no claim, audit, action, suit, proceeding, or investigation now pending against or with respect to the Company or any Subsidiary in respect of any Tax; (iii) there are no written requests for rulings or determinations in respect of any Tax pending between the Company or any Subsidiary and any taxing authority; (iv) neither the Company nor any Subsidiary will be required to include any adjustment in taxable income for any Tax period following the Closing under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period prior to the Closing or pursuant to the provisions of any agreement entered into with any taxing authority with regard to the Tax liability of the Company or any Subsidiary for any Tax period prior to the Closing; (v) all Taxes that the Company or any Subsidiary is, or was, required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority; (vi) the Company is not a U.S. real property holding corporation, as defined under Section 897(c)(2) of the Code; and (vii) there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.

    SECTION 4.15. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 4.15, the Company and each of its Subsidiaries: (i) have obtained all material approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or its Subsidiaries or their respective agents; (ii) are in compliance in all material respects with all terms and conditions of such required approvals, and also are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its Subsidiaries (or any of their respective agents) thereunder.

    SECTION 4.16. INSURANCE. The Company maintains fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies with reputable insurance carriers, which provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets and are in character and amount similar to that carried by entities engaged in similar business and subject to the same or similar perils or hazards.

    SECTION 4.17. OPINION OF FINANCIAL ADVISOR. The Company has been advised by its financial advisor, Merrill Lynch & Co., that in its opinion, as of the date hereof, the cash Merger Consideration set forth herein is fair to the holders of Shares from a financial point of view.

    SECTION 4.18. BROKERS. Except as set forth in SCHEDULE 4.18, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries or affiliates. The fees and expenses of the entities listed on SCHEDULE 4.18 will be paid by the Company. The Company has heretofore furnished to Acquisition Sub a complete and correct copy of all agreements between the Company and the entities listed on SCHEDULE 4.18 pursuant to which such entities would be entitled to any payment relating to the transactions contemplated hereunder.

    SECTION 4.19. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Acquisition Sub, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not the Company and its Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and its Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

    SECTION 4.20. CERTAIN PAYMENTS. Since June 17, 1992, none of the Company or any of its Subsidiaries or any director, officer, agent, or employee of, or any other Person associated with or acting for or on behalf of, the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any of its Subsidiaries.

    SECTION 4.21. INTELLECTUAL PROPERTY. The Intellectual Property Rights (as hereinafter defined) of the Company and its Subsidiaries are listed in SCHEDULE
4.21. Except as set forth in SCHEDULE 4.21, each of the Company and each of its Subsidiaries owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, knowhow and other proprietary rights and information (collectively, "INTELLECTUAL PROPERTY RIGHTS") used or held for use in connection with its business as currently conducted or as contemplated to be conducted, and, to the knowledge of the Company, there is no assertion or claim challenging the validity of any of the foregoing. Except as set forth in
SCHEDULE 4.21, the conduct of the business of the Company and its Subsidiaries as currently conducted does not conflict with any Intellectual Property Rights of any third party. To the knowledge of the Company, there are no infringements of any Intellectual Property Rights used or held for use in connection with the business of the Company and its Subsidiaries.

    SECTION 4.22. CONTRACTS. (a) Except as set forth on SCHEDULE 4.22(A), none of the Company or any of its Subsidiaries is a party to or is bound by any employment agreement, telecommunications agreement, vendor agreement, credit agreement, mortgage or indenture, or any material joint venture agreement which
(i) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or (ii) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

    (b) Except as set forth on SCHEDULE 4.22(B), (i) none of the Company or any of its Subsidiaries is a party to any agreement with any beneficial owner of 5% or more of the capital stock of, or any executive officer or director of, the Company or any of its Subsidiaries or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such person, (ii) no officer or director of the Company or any of its Subsidiaries or any associate of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of the Company or any of its Subsidiaries and (iii) none of the Company or any of its Subsidiaries is a party to any agreement with any of the Company's Minority Affiliates or XSL.

    SECTION 4.23. INFORMATION SYSTEMS. The Company's computer and software systems (including backup systems) are fully operational, and, to the best of the Company's knowledge, there has been no material malfunction or other material problem with such systems.

    SECTION 4.24. REGULATION OF BUSINESS. To the best knowledge of the Company's management, there has not been any change or proposed change in any Laws which has resulted in or is reasonably likely to result in the regulation of the business of the Company or any of its Subsidiaries by the Federal Communications Commission or any other foreign, federal, state or local governmental agency or other governing body, the compliance with which would have a material cost to the Company or an adverse impact on the business of the Company.

                                   ARTICLE V

                              REPRESENTATIONS AND
                         WARRANTIES OF ACQUISITION SUB

    Acquisition Sub hereby represents and warrants to the Company as follows:

    SECTION 5.01. CORPORATE ORGANIZATION.

    (a) Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has the full corporate power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets which it now owns or leases except where the failure of same will not in any case result in a Material Adverse Effect. Acquisition Sub is duly qualified to transact business and in good standing as a foreign corporation in all jurisdictions in which the character of the property owned or leased by it and the nature of the business conducted by it require such qualification, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

    (b) True, correct and complete copies of the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware, and By-Laws (or equivalent documents) of Acquisition Sub as of the date hereof are attached hereto as SCHEDULE 5.01(B).

    (c) Acquisition Sub has no direct or indirect Subsidiaries.

    SECTION 5.02. AUTHORIZATION.

    (a) Acquisition Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

    (b) This Agreement has been approved by the Board of Directors of Acquisition Sub in accordance with the GCL and no other corporate proceeding on the part of Acquisition Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

    (c) This Agreement has been duly and validly executed and delivered by Acquisition Sub and is a valid and binding agreement of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws in effect now or hereafter in effect relating to creditors' rights generally and by equitable principles (whether considered in a proceeding at law or in equity).

    SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Except as set forth in SCHEDULE 5.03(A), the execution and delivery of this Agreement by Acquisition Sub does not, and the performance of this Agreement by Acquisition Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Acquisition Sub, (ii) conflict with or violate in any material respect any Laws applicable to Acquisition Sub or by which any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Acquisition Sub's rights or materially alter the rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the properties or assets of Acquisition Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition Sub is a party or by which Acquisition Sub or any of its properties is bound or affected.

    (b) The execution and delivery of this Agreement by Acquisition Sub does not, and the performance of this Agreement by Acquisition Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the HSR Act, the premerger notification requirements of the European Community and other requirements of foreign jurisdictions and the filing and recordation of appropriate merger or other documents as required by the GCL.

    SECTION 5.04. INFORMATION SUPPLIED. The information supplied or to be supplied by Acquisition Sub for inclusion or incorporation by reference in (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement (or any amendment thereof or supplement thereto) will not, on the date the Prospectus/Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Acquisition Sub or any of its affiliates, officers or directors should be discovered by Acquisition Sub which should be set forth in a supplement to the Prospectus/Proxy Statement, Acquisition Sub shall promptly inform the Company. Notwithstanding the foregoing, Acquisition Sub makes no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

    SECTION 5.05. BROKERS. Except as set forth in SCHEDULE 5.05, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquisition Sub or its affiliates. The fees and expenses of the entities listed on SCHEDULE 5.05 will be paid by Acquisition Sub.

    SECTION 5.06. NO BUSINESS. Acquisition Sub was formed solely for the purpose of effecting the Merger, and has undertaken no business other than in connection with the transactions contemplated by this Agreement.

    SECTION 5.07. FINANCING. Acquisition Sub or its affiliates has received the executed commitments (including the term sheets related thereto) attached as
SCHEDULE 5.07 ("FINANCING COMMITMENTS") from one or more financial institutions or other entities to provide to the Company, subject to the conditions specified therein, funds sufficient in amount to consummate the Merger and the respective transactions contemplated thereby.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquisition Sub shall otherwise agree in writing and except as required by the XSL Purchase Agreement, (i) the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take an action except in, the ordinary course of business and in a manner consistent with past practice, and (ii) the Company shall use all reasonable effort to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as required by the XSL Purchase Agreement or as described on SCHEDULE 6.01, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquisition Sub:

    (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or similar organizational documents of any of its Subsidiaries;

    (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock issuable pursuant to stock options which were granted under the Company Stock Option Plans and are outstanding on the date hereof, in accordance with the terms of the Company Stock Option Plans);

    (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of other assets not in excess of $100,000 in the aggregate);

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash, or propose to do any of the foregoing;

    (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or any equity interest therein; (ii) incur any indebtedness for borrowed money or issue any debt securities, except for short-term, working capital and commercial paper borrowings not in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole at any one time outstanding incurred in the ordinary course of business consistent with past practice and except for the intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries, or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchase of fixed assets, in the aggregate, in excess of $1,000,000 per month for the Company and its Subsidiaries taken as a whole; (v) make any loan to, or investment in, any Minority Affiliate or XSL, other than business transactions with Minority Affiliates or XSL in the ordinary course of business; or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01;

    (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business in accordance with past practice and except for increases in salary or wages as provided for in employment agreements; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries; or (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

    (g) except as may be required as a result of a change in law or in generally accepted accounting principles take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    (h) make any material tax election inconsistent with past practice or settle or compromise or amend any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

    (j) offer employment to any person as an officer of the Company, or promote any existing employee to such office;

    (k) settle or agree to a final settlement of any litigation against the Company or any of its Subsidiaries for an amount in excess of $250,000;

    (l) amend or grant waivers or approvals in its discretion under the XSL Purchase Agreement; or

    (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through (l) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

    SECTION 6.02. NO SOLICITATION.

    (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate or encourage or take any other action to facilitate the institution of any inquiries or proposals regarding any merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution, sale of all or any significant portion of assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transactions involving the Company or any Subsidiaries of the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information or assistance to any person in connection with any Acquisition Proposal or (iii) agree to, approve or recommend any Acquisition Proposal. Notwithstanding the foregoing, the Company may engage in negotiations or discussions with respect to a recapitalization transaction after November 30, 1997; provided that the Company does not incur or commit to incur, except in each case upon consummation of such transaction, fees and expenses in excess of $250,000 in the aggregate in connection with such negotiations or discussions. Nothing contained in this SECTION 6.02(A) shall prevent the Board of Directors of the Company from considering, negotiating, discussing, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, PROVIDED that the Board of Directors of the Company determines in good faith (after consultation with and based upon the advice of outside counsel) that it is required to do so in order to discharge properly its fiduciary duties to the Company's stockholders; and PROVIDED, FURTHER, that the Company shall keep Acquisition Sub informed, on a reasonably current basis, as to the status and details of any such consideration, negotiations or discussions. Nothing contained in this Section
6.02 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

    (b) The Company shall immediately notify Acquisition Sub after receipt of any Acquisition Proposal or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquisition Sub shall be made orally and in writing, shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in SECTION 6.02(C) and, if reasonably practicable, shall be made prior to furnishing any such information to, or entering into negotiations or discussions with, such person.

    (c) If the Board of Directors of the Company receives a request for material nonpublic information by a person who makes, or indicates that it is considering making, a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and upon the advice of outside counsel that it is required to cause the Company to act as provided in this SECTION 6.02(C) in order to discharge properly the directors' fiduciary duties to the Company's stockholders, then, PROVIDED that such person has executed a confidentiality agreement substantially similar to the one then in effect among the Company and Acquisition Sub's stockholders the Company may provide such person with access to information regarding the Company.

    (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquisition
Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this SECTION 6.02.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    SECTION 7.01. HSR ACT; ETC. As promptly as practicable after the date of the execution of this Agreement, the Company and Acquisition Sub shall file notifications under and in accordance with the HSR Act and the legal requirements of the European Community and any other foreign jurisdictions requiring notification in connection with the Merger and the transactions contemplated hereby. The Company and Acquisition Sub shall respond as promptly as practicable to any inquires received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and shall respond as promptly as practicable to all inquires and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

    SECTION 7.02. PREPARATION OF THE PROSPECTUS/PROXY STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, the Company and Acquisition Sub shall prepare and file with the SEC the Prospectus/Proxy Statement and thereafter the S-4 Registration Statement. The Company shall use its reasonable best efforts to respond to all SEC comments, to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Prospectus/Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

    (b) Prior to the Closing Date, the Company shall deliver to Acquisition Sub a letter identifying all persons whom the Company believes to be, at the date of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and who shall have made a Non-Cash Election. Each of the Company and Acquisition Sub shall use all reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to Acquisition Sub on or prior to the Closing Date a written agreement substantially in the form of Exhibit B.

    SECTION 7.03. STOCKHOLDER APPROVAL.

    (a) As soon as practicable after the S-4 Registration Statement is effective, the Company shall call and hold the Company Stockholders Meeting in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the Charter Amendment and the adoption of this Agreement and the transactions contemplated hereby. At the Company Stockholders Meeting, Acquisition Sub shall cause all of the shares of Company Common Stock for which it holds proxies to vote to be voted in favor of the Merger and the Charter Amendment.

    (b) Acquisition Sub shall (i) promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by its stockholders; and (ii) cause to be taken all additional actions necessary for Acquisition Sub to adopt and approve this Agreement and the transactions contemplated hereby.

    SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Acquisition Sub shall each (and shall cause each of their Subsidiaries, and use commercially reasonable efforts to cause their Minority Affiliates and XSL, to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Acquisition Sub each shall (and shall cause each of their Subsidiaries, and use commercially reasonable efforts to cause their Minority Affiliates and XSL, to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business (including, in the case of the Company, the business of the Minority Affiliates and XSL), properties and personnel as either Acquisition Sub or the Company may reasonably request. From and after the date of this Agreement through the Effective Time, the Company shall provide to Acquisition Sub monthly consolidated statements of operations and cash flows and monthly consolidated balance sheets for the Company and its Subsidiaries and, if the Company receives such statements from its Minority Affiliates or XSL, from such Minority Affiliates or XSL, within 30 days following the end of each calendar month during such period. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter, dated April 4, 1997 (the "CONFIDENTIALITY LETTER") among Acquisition Sub's stockholders and the Company.

    SECTION 7.05. CONSENTS; APPROVALS. The Company and Acquisition Sub shall each use all reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Acquisition Sub shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquisition Sub and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Acquisition Sub shall furnish promptly all information required to be included in the Prospectus/Proxy Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement. The Company will take all actions reasonably requested by Acquisition Sub (including, without limitation, entering into agreements with underwriters, placement agents and other financing sources and assuming the obligations of Acquisition Sub and its stockholders under the Financing Commitments) in order to effect or facilitate the financing described in the Financing Commitments.

    SECTION 7.06. INDEMNIFICATION AND INSURANCE.

    (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any cost or expense (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Certificate of Incorporation or By-Laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (c) Acquisition Sub and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

    (d) For a period of six years after the Effective Time, Acquisition Sub shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Acquisition Sub) on terms comparable to those now applicable to directors and officers of the Company; PROVIDED that in no event shall Acquisition Sub or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and PROVIDED, FURTHER, that if the premium for such coverage exceeds such amount, Acquisition Sub or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Acquisition Sub and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

    SECTION 7.06A. EMPLOYMENT AND BENEFIT MATTERS. The Surviving Corporation shall for a period of one (1) year following the Effective Time maintain the contractual benefit programs identified in SCHEDULE 7.06A (each, a "BENEFIT PLAN"); PROVIDED that nothing herein shall affect the Surviving Corporation's rights to modify or terminate any such Benefit Plan at or after the end of such one (1) year period.

    SECTION 7.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Acquisition Sub, and Acquisition Sub shall give prompt notice to the Company, of (i) the occurrence and nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and PROVIDED, FURTHER, that failure to give such notice shall not be treated as a breach of covenant for the purposes of SECTIONS 8.02(A) and 8.03(a) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 7.08. FURTHER ACTION. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

    SECTION 7.09. PUBLIC ANNOUNCEMENTS. Acquisition Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, but following consultation with the other party and the use of reasonable efforts to agree on a mutually satisfactory text, which shall not be unreasonably withheld; PROVIDED that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NASDAQ National Market ("NASDAQ"), as the case may be.

    SECTION 7.10. CONVEYANCE TAXES. Acquisition Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

    SECTION 7.11. NASDAQ LISTING. The Company shall use its best efforts to continue the listing of the Company Common Stock on the NASDAQ during the term of this Agreement.

    SECTION 7.12. STOCKHOLDERS AGREEMENT. The Company and Acquisition Sub agree that, prior to the Effective Time, each of them will enter into a stockholders agreement containing terms consistent with the provisions of EXHIBIT C (the "STOCKHOLDERS AGREEMENT"), with the Principal Stockholders and the other holders of Electing Shares in the Merger.

    SECTION 7.13. NO ACQUISITION SUB BUSINESS. Prior to the Effective Time, Acquisition Sub shall not undertake any business other than as necessary to consummate the transactions contemplated by this Agreement.

    SECTION 7.14. SOLVENCY OPINION. The parties hereto shall use commercially reasonable efforts to obtain an opinion addressed to the Company, the lenders to this transaction and the Board (and on which the Board is entitled to rely) confirming the solvency and adequacy of capital of the Surviving Corporation after the Merger and related financings, taking into account the transactions contemplated hereby and the financial ramifications thereof.

    SECTION 7.15. NEGOTIATIONS WITH MINORITY AFFILIATE. Acquisition Sub shall be entitled to commence and conduct (including without limitation the formulation of the terms and conditions of) negotiations with Xpedite Systems, GmbH ("XPEDITE GMBH") with respect to the acquisition by the Company of all or substantially all the outstanding capital stock or assets of Xpedite GmbH (which acquisition shall be conditioned upon the consummation of the Merger), PROVIDED that the Company agrees to use reasonable efforts requested by Acquisition Sub to facilitate such negotiations and the Company and its representatives shall be entitled to participate in all such negotiations.

    SECTION 7.16. ROLLOVER. Acquisition Sub agrees that, immediately following the Merger and assuming that Section 3.01(e) has been satisfied, the Non-Cash Election Share Number shall constitute not less than 5.1% of the total outstanding capital stock of the Surviving Corporation on a fully-diluted basis, taking into account all shares issued and reserved for issuance.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

    SECTION 8.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL OF THE MERGER. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

    (b) HSR ACT, ETC. The waiting period applicable to the consummation of the Merger under the HSR Act and under any legal requirement of the European Community shall have expired or been terminated, and any material requirements of other foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied; and

    (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

    SECTION 8.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUISITION SUB. The obligations of Acquisition Sub to effect the Merger are also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and Acquisition Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

    (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Acquisition Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

    (c) ACQUISITION OF XPEDITE SYSTEMS LTD. All conditions precedent to the closing of the transactions contemplated by the Stock Purchase Agreement dated as of the date hereof (the "XSL PURCHASE AGREEMENT") by and among PHJ&W No. 2 Limited, Xpedite Systems, Inc. and the stockholders of Xpedite Systems Limited, a company organized under the laws of the United Kingdom ("XSL") shall have been satisfied;

    (d) MANAGEMENT TEAM. The management team and officers of the Company, its Subsidiaries and XSL shall be satisfactory in all respects to Acquisition Sub in its sole discretion.

    (e) CHARTER AMENDMENT. The Company shall have obtained the requisite vote of the stockholders of the Company, approving and adopting an amendment to the Company's Certificate of Incorporation, in the form attached hereto as EXHIBIT D (the "CHARTER AMENDMENT"), which amendment shall authorize the Class B Common Stock, which shall be a new class of common stock identical in all respects to, and voting as a class with, the Company Common Stock, except that it shall have two votes per share in any election of directors. The Company shall have authorized the issuance of one or more series of preferred stock (the "PREFERRED STOCK"), with rights, preferences and privileges to be specified by Acquisition Sub. The Company shall have filed the Charter Amendment and certificate(s) of designation setting forth the rights, preferences and privileges of the Preferred Stock with the Secretary of State of the State of Delaware;

    (f) APPRAISAL RIGHTS. Holders of no more than 10% of the outstanding shares of the Company Common Stock shall have perfected their appraisal rights with respect to the Merger in accordance with Section 262 of the GCL, and Acquisition Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company;

    (g) NO ADVERSE CHANGE REGARDING "RECAP ACCOUNTING". There shall have been no ruling or advice given by any governmental body with respect to, or any change in existing accounting standards or interpretations thereof relating to, the permitted use of Recap Accounting (as defined below) which, in the opinion of Acquisition Sub's independent accountants, would materially and adversely affect the ability of the Surviving Corporation to account for the transactions contemplated by this Agreement using Recap Accounting (as used herein, "Recap Accounting" means that the transactions contemplated by this Agreement qualify to be accounted for as a recapitalization for financial reporting purposes);

    (h) NO MATERIAL ADVERSE EFFECT. There shall have been no Material Adverse Effect with respect to the Company since the date of this Agreement, and Acquisition Sub shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

    (i) FINANCING. The Company shall have obtained the funds pursuant to the Financing Commitments, substantially on the terms provided therein; and

    (j) CONVERSION TO CLASS B COMMON STOCK. In the event the Charter Amendment has been approved by the requisite vote of the stockholders of the Company, each person set forth on SCHEDULE 8.02(J) (A) shall have converted into shares of Class B Common Stock the number of shares of Company Common Stock set forth in Column A next to such person's name on SCHEDULE 8.02(J), and (B) shall have sold to UBS Partners LLC or an affiliate of Fenway Partners, Inc. the number of shares of Class B Common Stock set forth in Column B next to such person's name on SCHEDULE 8.02(J) for a per share amount equal to the Cash Election Price, as provided in the stockholder agreement dated as of the date hereof among such person, the Company and Acquisition Sub.

    (k) AMENDMENT TO MINORITY AFFILIATE AGREEMENT. The Put and Call Option Agreement dated as of December 15, 1993 by and among the Company, Apax Partners & CIE. Gestion S.A., Apax Partners & Co. Ventures Limited, Olivier de Puymorin and Xpedite Systems S.A. shall have been amended to provide that the consideration thereunder may be satisfied in cash, securities or any combination thereof, at the Company's option.

    SECTION 8.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquisition Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or President of Acquisition Sub; and

    (b) AGREEMENTS AND COVENANTS. Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or President of Acquisition Sub.

                                   ARTICLE IX

                                  TERMINATION

    SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

    (a) by mutual written consent duly authorized by the Boards of Directors of Acquisition Sub and the Company; or

    (b) by either Acquisition Sub or the Company if the Merger shall not have been consummated by February 28, 1998 (PROVIDED that such date shall be extended by an additional 30 days in the event the Prospectus/Proxy Statement shall have been mailed to stockholders by such date; and PROVIDED, FURTHER, that the right to terminate this Agreement under this SECTION 9.01(B) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Acquisition Sub or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (PROVIDED that the right to terminate this Agreement under this SECTION 9.01(C) shall not be available to any party who has not complied with its obligations under SECTION 7.08 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); PROVIDED, FURTHER, that for the purposes of this
SECTION 9.01(C), a temporary injunction restraining, enjoining or otherwise prohibiting the Merger shall be deemed to be a nonappealable final order hereunder if such injunction remains continuously in effect for 60 days after the date of issuance thereof; and PROVIDED, FURTHER, that during such period all obligations of the Company or Acquisition Sub to expend funds or incur monetary obligations in connection with the transactions contemplated hereby shall be suspended; or

    (d) [INTENTIONALLY OMITTED]

    (e) by Acquisition Sub or the Company, if: (i) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined below) or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Acquisition Sub or an affiliate of Acquisition Sub) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; PROVIDED that the Company shall not be entitled to exercise any termination rights under clause (i) or (ii) of this SECTION 9.01(E) unless (x) any action of the Board of Directors of the Company referred to in either such clause is required to be taken by the Board of Directors in order to properly discharge its fiduciary duties to its stockholders and (y) the Company has complied with its obligations in SECTION 6.02; or

    (f) by Acquisition Sub, if the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement, the Merger or the Charter Amendment in a manner adverse to Acquisition Sub; or

    (g) by either the Company or Acquisition Sub, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach, in any case such that the conditions set forth in SECTIONS 8.02 or 8.03, as the case may be, would be incapable of being satisfied by February 28, 1998 (PROVIDED that the right to terminate this Agreement under this SECTION 9.01(G) shall not be available to any party who is itself in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in SECTIONS 8.02 or 8.03, as the case may be, would be incapable of being satisfied by February 28, 1998).

    As used herein, "Alternative Transaction" means (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Acquisition Sub or its Subsidiaries (a "THIRD PARTY") acquires or would acquire more than 15% of the outstanding shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its Subsidiaries by a merger, consolidation or other business combination (including any so-called "merger of equals" and whether or not the Company or any of its Subsidiaries is the entity surviving any such merger or business combination), (iii) any reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries (other than the liquidation or dissolution of a wholly-owned subsidiary of the Company or any of its Subsidiaries) or (iv) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or business combination with any Subsidiary) of the Company or any of its Subsidiaries having a fair market value equal to more than 15% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

    SECTION 9.02. EFFECT OF TERMINATION.

    (a) Except as provided in SECTION 10.01, in the event of the termination of this Agreement pursuant to SECTION 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, subject to the provisions of SECTION 9.02(B), and nothing herein shall relieve any party from liability for any breach hereof occurring prior to termination. The Confidentiality Letter shall survive termination of this Agreement as set forth therein.

    (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that this Agreement is terminated by either party for any reason, the Company shall pay to Acquisition Sub, an amount equal to $7,500,000 (the "FEE") plus all documented fees and expenses incurred by Acquisition Sub and its stockholders in connection with or related to the authorization, preparation, regulation, execution and performance of this Agreement, the Financing Commitments, the transactions contemplated hereby and thereby (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, consultants, banks and other financial institutions) (the "EXPENSES") up to a maximum of $2,000,000 in the aggregate. Notwithstanding the foregoing:

        (i) the Company shall not be obligated to pay the Fee or any Expenses if this Agreement is terminated (A) pursuant to SECTION 9.01(A), (B) by the Company due to a failure to satisfy the condition set forth in SECTION 8.03(A) or (B), or pursuant to SECTION 9.01(B) or SECTION 9.01(G), in either such case as a result of Acquisition Sub's breach of a representation or warranty herein or Acquisition Sub's failure to fulfill any of its material obligations under this Agreement or (C) by

    Acquisition Sub solely due to a failure to satisfy any condition set forth in SECTION 8.02(D), (G), (I), (J) or (K); and

        (ii) the Company shall not be obligated to pay the Fee but shall only be obligated to reimburse Acquisition Sub for the amount of Expenses incurred by it up to a maximum of $2,000,000 if this Agreement is terminated by Acquisition Sub due to the failure to satisfy (A) the condition set forth in
    SECTION 8.02(C) other than as a result of the Company's breach of a representation or warranty in the XSL Purchase Agreement or the Company's failure to fulfill any of its material obligations in the XSL Purchase Agreement or (B) the condition set forth in SECTION 8.02(H).

    (c) Any payment required to be made pursuant to SECTION 9.02(B) shall be made to Acquisition Sub or its designee not later than two business days after delivery by Acquisition Sub or its designee to the Company of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Acquisition Sub or its designee in the notice of demand for payment delivered pursuant to this SECTION 9.02(C).

    SECTION 9.03. FEES AND EXPENSES. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, subject to the provisions of SECTION 9.02(B).

                                   ARTICLE X

                               GENERAL PROVISIONS

        SECTION 10.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS, ETC. Except as otherwise provided in this SECTION 10.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to SECTION 9.01, as the case may be, except that the agreements set forth in Article III and SECTION 7.06 shall survive the Effective Time indefinitely and those set forth in SECTIONS 7.04, 9.02 AND 9.03 shall survive such termination indefinitely. Nothing in this SECTION 10.01 shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

        SECTION 10.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Acquisition Sub:

           UBS Partners LLC
           299 Park Avenue
           34th Floor
           New York, NY 10171

           Telecopier No.: (212) 821-6333
           Telephone No.: (212) 821-6380
           Attention:    Michael Greene

           and

           Fenway Partners, Inc.
           152 West 57th Street
           New York, NY 10019

           Telecopier No.: (212) 581-1205
           Telephone No.: (212) 698-9441
           Attention:    Russell W. Steenberg

       With copies to:

           Kaye, Scholer, Fierman, Hays & Handler, LLP
           425 Park Avenue
           New York, NY 10022

           Telecopier No.: (212) 836-8689
           Telephone No.: (212) 836-8000
           Attention:    Nancy E. Fuchs, Esq.

           and

           Ropes & Gray
           1 International Place
           Boston, MA 02110

           Telecopier No.: (617) 951-7050
           Telephone No.: (617) 951-7000
           Attention:    John Ayer, Esq.

    (b) If to the Company:

           Xpedite Systems, Inc.
           446 Highway 35
           Eatontown, New Jersey 07724

           Telecopier No.: (908) 544-1044
           Telephone No.: (908) 389-3900
           Attention:    President

       With a copy to:

           Neil A. Torpey, Esq.
           Paul, Hastings, Janofsky & Walker LLP
           399 Park Avenue
           New York, New York 10022

           Telecopier No.: (212) 319-4090
           Telephone No.: (212) 318-6000

    SECTION 10.03. CERTAIN DEFINITIONS. For purposes of this agreement, the term:

    (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

    (c) "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed;

    (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly, or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (e) "generally accepted accounting principles" shall mean United States generally accepted accounting principles; and

    (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

    SECTION 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED that after approval of the Merger by the stockholders of the Company, no amendment may be made which by law required further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 10.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 10.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 10.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    SECTION 10.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

    SECTION 10.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Acquisition Sub may assign all or any of its rights hereunder to any direct wholly owned Subsidiary of Acquisition Sub, PROVIDED that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 10.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 7.06 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

    SECTION 10.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 10.12. GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, without giving effect to principles of conflicts of laws.

    SECTION 10.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.14.  CONSENT TO JURISDICTION.  Each of the parties hereto:

    (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (ii) the Chancery or other Courts of the State of Delaware otherwise;

    (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

    (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such courts;

    (d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party to its address set forth in SECTION 10.02 or at such other address of which a party shall have been notified pursuant thereto; and

    (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

    IN WITNESS WHEREOF, each of Acquisition Sub and the Company has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.

                                XPEDITE ACQUISITION CORP.

                                By:  /s/ MICHAEL GREENE
                                     -----------------------------------------
                                     Name: Michael Greene
                                     Title: PRESIDENT

                                XPEDITE SYSTEMS, INC.

                                By:  /s/ PHILIP A. CAMBELL
                                     -----------------------------------------
                                     Name: Philip A. Cambell
                                     Title: DIRECTOR

                                   EXHIBIT A
                             CERTIFICATE OF MERGER
                                       OF
                           XPEDITE ACQUISITION CORP.
                                      INTO
                             XPEDITE SYSTEMS, INC.
                       PURSUANT TO SECTION 251(C) OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    ************************************************************************

    THE UNDERSIGNED CORPORATION, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

    1. The name and state of incorporation of each of the constituent corporations of the merger are as follows:

                                          STATE OF
             NAME                      INCORPORATION
------------------------------  ----------------------------
  Xpedite Acquisition Corp.               Delaware
    Xpedite Systems, Inc.                 Delaware

    2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

    3. The name of the surviving corporation of the merger is Xpedite Systems, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

    4. The Certificate of Incorporation, as amended to read in its entirety as set forth in ANNEX A hereto, of Xpedite Systems, Inc. a Delaware corporation, shall be the Certificate of Incorporation of the surviving corporation.

    5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the surviving corporation, the address of which is as follows:

                    Xpedite Systems, Inc.
                    446 Highway 35
                    Eatontown, New Jersey 07724

    6. A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

    IN WITNESS WHEREOF, the undersigned has subscribed this certificate on the date set forth below and hereby affirms that the statements contained herein are true and correct.

                                , 1997

                                XPEDITE SYSTEMS, INC

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                ATTESTED TO:

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                   EXHIBIT B

                            FORM OF AFFILIATE LETTER
                                __________, 1997

Xpedite Systems, Inc.
446 Highway 35
Eatontown, NJ 07724
Attention: ____________________

Ladies and Gentlemen:

    The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Xpedite Systems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 8, 1997 (the "Agreement"), between the Company and Xpedite Acquisition Corp. ("Acquisition Sub"), a newly-formed Delaware corporation, Acquisition Sub will be merged with and into the Company, which will be the surviving company (the "Merger").

    In connection with the Merger, the undersigned may retain shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") currently owned by [him] [her] [it].

    The undersigned represents, warrants and covenants to the Company that in the event the undersigned retains any Company Common Stock as a result of the
Merger:

    A. The undersigned shall not make any sale, transfer of other disposition of the Company Common Stock in violation of the Act or the Rules and Regulations.

    B. The undersigned has carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon [his] [her] [its] ability to sell, transfer or otherwise dispose of the Company Common Stock to the extent the undersigned felt necessary, with [his] [her] [its] counsel or counsel for the Company.

    C. The undersigned has been advised that the issuance of the Company Common Stock to [him] [her] [it] pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that, since at the time the Merger was submitted for a vote of stockholders of the Company, the undersigned may be deemed to have been an affiliate of the Company and the distribution by [him] [her] [it] of the Company Common Stock has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Company Common Stock issued to [him] [her] [it] in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

    D. Except as may be provided in any registration rights agreement between the Company and the undersigned, the undersigned understands that the Company is under no obligation to register the sale, transfer or other disposition of the Company Common Stock by [him] [her] [its] behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

    E. The undersigned also understands that stop transfer instructions will be given to the Company's transfer agents with respect to the Company Common Stock and that there will be placed on the certificates for the Company Common Stock issued to [him] [her] [it], or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT
       DATED       , BETWEEN THE REGISTERED HOLDER THEREOF AND       , A
       COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF
             .

    F. The undersigned also understands that unless the transfer by [him] [her] [it] of [his] [her] [its] Company Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to [his] [her] [its] transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    It is understood and agreed that the legends set forth in Paragraphs E and F above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this letter agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Company Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Company Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Company has received either an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, or a "no action" letter obtained by the undesigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

    Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                                          Very truly yours,
                                          --------------------------------------

Agreed to and Accepted this
______ day of ____________________, 1997
XPEDITE SYSTEMS, INC.
By: __________

                                   EXHIBIT C

                           SUMMARY OF PRINCIPAL TERMS
                             OF ROLLOVER INVESTORS
                             STOCKHOLDERS AGREEMENT

PARTIES                   The Company, UBS Partners LLC, together with its affiliates
                          ("UBS"), Fenway Partners, Inc., together with its affiliates
                          ("Fenway"), and the Principal Stockholders and other
                          shareholders who retain Non-Cash Election Shares ("Shares") in the Merger (such Principal Stockholders and other shareholders being the "Investors").

RESTRICTIONS              The Investors will agree not to transfer Shares prior to the
ON TRANSFER               first anniversary of the Closing Date. The Investors will grant to the Company (or UBS and Fenway or an affiliate thereof) a right of first refusal with respect to any proposed sales by them of Shares thereafter. Reasonable and customary procedures concerning this right of first refusal will be set forth in the
                          Stockholders Agreement. Each Investor which is an "affiliate"
                          of the Company will agree to the restrictions on transfer
                          contained in Exhibit B to the Merger Agreement.

RIGHT TO                  If UBS and Fenway decide to sell all of their remaining shares
CAUSE SALE                of the Company received in the Merger (other than a sale to the other or an affiliate), and collectively hold in the aggregate at that time (prior to giving effect of the proposed sale) more than 40% of the then-outstanding shares of the Company, then
                          UBS and Fenway shall have the right to require the Investors to sell their remaining Shares as part of that sale on the same price and terms (or to vote in favor of any merger or other transaction which would effect such a sale).

RIGHT TO                  In the event that, during the period beginning immediately
PARTICIPATE               after the closing of the Merger and ending upon a Public
IN SALE                   Offering, UBS and Fenway hold 40% or more of the
                          then-outstanding shares of the Company and propose to engage in a sale of equity interests which would result in a transfer of
                          40% or more of the then-outstanding shares of the Company to an unaffiliated purchaser, then the Investors shall have the right to participate pro rata (together, if applicable, with other stockholders, based on the percentage of their fully diluted equity in the Company at the time of such transaction) in such sale transaction on the same price and terms as UBS and Fenway.
                          (As used herein, "Public Offering" shall mean a registered offering of equity securities of the Company or an
                          institutional private placement or 144A offering of such equity securities with or without registration rights.)

REGISTRATION              In the Stockholders Agreement (or by separate registration
RIGHTS                    rights agreement) the Company will grant to the Investors
                          unlimited "piggyback" registration rights in registrations in which stockholders participate, at the Company's expense (other than underwriting discounts and selling commissions), subject to customary provisions and restrictions. Cutbacks will be pro rata among all holders requesting registration (based on each holder's percentage interest in the fully diluted equity of the
                          Company at the time of such registration).

                          The Investors will, if requested by the underwriters for an underwritten public offering of equity securities of the
                          Company, agree not to sell or transfer any equity securities of the Company (other than equity securities, if any, included in such offering), without the consent of the underwriters, for a period of not more than 180 days following effectiveness of the registration statement relating to a Public Offering.

FINANCIAL                 The Stockholders Agreement will grant the Investors the right
INFORMATION               to receive quarterly and annual financial statements of the
                          Company.

AFFILIATE                 The Stockholders Agreement will provide that agreements or
TRANSACTIONS              transactions between the Company and UBS or Fenway or any of their affiliates shall require the prior approval of the
                          holders of a majority of the then-outstanding voting common stock of the Company (excluding shares held by the interested person and its affiliates) other than agreements or
                          transactions which are on arms-length terms or consulting or management agreements on terms (including with respect to fees)
                          that are customary as between UBS and/or Fenway, as applicable, and their respective portfolio companies. Acquisition Sub
                          agrees that any preferred stock to be purchased by UBS and/or
                          Fenway or any of their affiliated entities or any financial accomodation to be provided to them for their preferred equity commitment in connection with the financing of the Merger will be on market terms or terms approved by Roy B. Andersen, Jr.
                          and at least two of the following four indviduals: Robert
                          Vaters, Dennis Schmaltz, Max Slifer and Vincent DeVita. Except
                          as contemplated by the foregoing sentence, nothing in this paragraph shall limit any other activity of UBS and/or Fenway or any of their affiliated entities in connection with the transactions contemplated by the Merger Agreement.

                                   EXHIBIT D

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             XPEDITE SYSTEMS, INC.

                                     * * * * *

    XPEDITE SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That Xpedite Systems, Inc. (the "Corporation") was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 26, 1988.

    SECOND: That this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware.

    THIRD: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

        "1. NAME.

The name of the corporation is Xpedite Systems, Inc.

        2. REGISTERED OFFICE AND REGISTERED AGENT.

        The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in The City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3. PURPOSE.

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. EXISTENCE.

        The Corporation is to have perpetual existence.

        5. CAPITALIZATION.

        A. The total number of shares of all classes of stock which the
    Corporation shall have authority to issue is       Million (      ,000,000)
    shares consisting of (i)       Million (      ,000,000) shares of Preferred
    Stock, par value $.01 per share (hereinafter, the "Preferred Stock"), (ii)
          Million (      ,000,000) shares of Common Stock, par value $.01 per
    share (hereinafter, the "Common Stock") and (iii)       Million
    (      ,000,000) shares of Class B Common Stock, $.01 per share
    (hereinafter, the "Class B Common Stock"). The Common Stock and Class B Voting Common Stock shall be nonassessable and shall not have cumulative voting rights or preemptive rights.

        B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and to become effective in accordance with the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of any shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of Common Stock.

        C. Section 1. RANKING. Except with respect to voting rights provided in the proviso to Section 2, the Common Stock and the Class B Common Stock shall in all respects have the same powers, preferences, rights and qualifications and shall rank PARI PASSU with each other.

        Section 2. VOTING RIGHTS OF COMMON STOCK. The holders of Class B Common Stock shall be entitled to two votes per share in connection with the election of directors of the Corporation, and otherwise on all matters with respect to which they have the right to vote the holders of Common Stock and Class B Common Stock shall be entitled to one vote per share.

        6. LIMITATION OF LIABILITY OF DIRECTOR.

        No Director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a Director, except that this Article shall not eliminate or limit the liability of each Director: (i) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such Director derived an improper personal benefit.

        7. AMENDMENTS TO CERTIFICATE OF INCORPORATION.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

    IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation and hereby affirm that the statements made herein are true under the penalties of perjury, this
day of       , 1997.

                                XPEDITE SYSTEMS, INC.

                                     -----------------------------------------
                                     Roy B. Andersen, Jr., PRESIDENT

ATTEST:

---------------------------------------------
Robert S. Vaters, SECRETARY

                                                                      APPENDIX B

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             XPEDITE SYSTEMS, INC.

                                     * * * * *

    XPEDITE SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

    FIRST: That Xpedite Systems, Inc. (the "Corporation") was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 26, 1988.

    SECOND: That this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of
Section 245 of the General Corporation Law of the State of Delaware.

    THIRD: That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

        "1. NAME.

The name of the corporation is Xpedite Systems, Inc.

        2. REGISTERED OFFICE AND REGISTERED AGENT.

        The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in The City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3. PURPOSE.

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4. EXISTENCE.

        The Corporation is to have perpetual existence.

        5. CAPITALIZATION.

        A. The total number of shares of all classes of stock which the
    Corporation shall have authority to issue is       Million (      ,000,000)
    shares consisting of (i)       Million (      ,000,000) shares of Preferred
    Stock, par value $.01 per share (hereinafter, the "Preferred Stock"), (ii)
          Million (      ,000,000) shares of Common Stock, par value $.01 per
    share (hereinafter, the "Common Stock") and (iii)       Million
    (      ,000,000) shares of Class B Common Stock, $.01 per share
    (hereinafter, the "Class B Common Stock"). The Common Stock and Class B Voting Common Stock shall be nonassessable and shall not have cumulative voting rights or preemptive rights.

        B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and to become effective in accordance with the General Corporation Law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of any shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of Common Stock.

        C. Section 1. RANKING. Except with respect to voting rights provided in the proviso to Section 2, the Common Stock and the Class B Common Stock shall in all respects have the same powers, preferences, rights and qualifications and shall rank PARI PASSU with each other.

        Section 2. VOTING RIGHTS OF COMMON STOCK. The holders of Class B Common Stock shall be entitled to two votes per share in connection with the election of directors of the Corporation, and otherwise on all matters with respect to which they have the right to vote the holders of Common Stock and Class B Common Stock shall be entitled to one vote per share.

        6. LIMITATION OF LIABILITY OF DIRECTOR.

        No Director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a Director, except that this Article shall not eliminate or limit the liability of each Director: (i) for any breach of such Director's duty of loyalty to the Corporation or its stockholders, (ii)for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such Director derived an improper personal benefit.

        7. AMENDMENTS TO CERTIFICATE OF INCORPORATION.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

    IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation and hereby affirm that the statements made herein are true under the penalties of perjury, this
day of       , 1997.

                                XPEDITE SYSTEMS, INC.

                                     -----------------------------------------
                                     Roy B. Andersen, Jr., PRESIDENT

ATTEST:

---------------------------------------------
Robert S. Vaters, SECRETARY

                                                                      APPENDIX C

                                   August 8, 1997

Board of Directors
Xpedite Systems, Inc.
446 Highway 35
Eatontown, New Jersey 07724

Members of the Board of Directors:

    Xpedite Systems, Inc. (the "Company") and Xpedite Acquisition Corp., a newly formed corporation owned by UBS Partners LLC and affiliates of Fenway Partners, Inc. (the "Acquiror"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which the Acquiror will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Company Shares"), other than the Roll-over Shares (as defined below), will be converted into the right to receive $23.25 per share in cash (the "Cash Merger Consideration"). The Merger is conditioned upon, among other things, (a) the satisfaction of all conditions precedent to the closing of the Company's acquisition (the "U.K. Acquisition") of Xpedite Systems Limited (the "U.K. Company") for aggregate consideration of $87 million, subject to adjustment, and on terms as otherwise reflected in the Agreement and (b) no adverse change occurring which would materially and adversely affect the ability of the Company, as the surviving corporation in the Merger, to account for the Merger as a recapitalization under generally accepted accounting principles (the "Recapitalization Accounting Condition"). In order to facilitate the satisfaction of the Recapitalization Accounting Condition (1) certain members of management will agree to exchange their Company Shares for shares of Class B Common Stock of the Company (the "Class B Shares") which, pursuant to the Agreement, will be converted into shares of the surviving corporation in the Merger and (2) to the extent that there are less than a specified number of Roll-over Shares as a result of the Roll-over Election referred to below, certain principal shareholders of the Company have agreed to retain their Company Shares in the Merger. In the Merger, each shareholder may elect (the "Roll-over Election") to retain all, but not less than all, of its Company Shares, subject to proration, in lieu of receiving the Cash Merger Consideration for such Company Shares. All Class B Shares and all such Company Shares to be retained in the Merger by such principal shareholders or by other shareholders making a Roll-over Election are hereinafter referred to as the "Roll-over Shares".

    You have asked us whether, in our opinion, the Cash Merger Consideration to be received in the Merger in consideration for each Company Share other than the Roll-over Shares is fair, from a financial point of view, to the holders of such Company Shares. You have not asked us for, and we are not expressing, any opinion with respect to the consideration to be received by the holders of the Roll-over Shares in exchange for such Roll-over Shares. In rendering our opinion we have evaluated the Company on a pro forma basis after giving effect to the U.K. Acquisition. However, this opinion does not constitute an opinion on the fairness or any other aspect of the U.K. Acquisition itself. Furthermore, in rendering our opinion, due to the speculative nature of the existing put-call arrangements relating to the U.K. Company, Xpedite Systems GmbH and Xpedite Systems S.A. (the "European Put-Call Arrangements"), we have evaluated the Company without regard to any aspect of the European Put-Call Arrangements. This opinion is rendered as if the U.K. Acquisition had been consummated and the European Put-Call Arrangements were not contemplated or consummated and does not take into consideration the potential financial ramifications to the Company of the European Put-Call Arrangements, including any element of value associated therewith.

    In arriving at the opinion set forth below, we have, among other things:

        (1) reviewed certain publicly available business and financial information relating to the Company which we deemed to be relevant;

        (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company (including after giving effect to the U.K. Acquisition), furnished to us by the Company;

        (3) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the U.K. Company, furnished to us by the Company and the U.K. Company;

        (4) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1, 2 and 3 above;

        (5) conducted discussions with members of senior management and representatives of the U.K. Company concerning the matters described in clause 3 above;

        (6) reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

        (7) reviewed the results of operations of the Company (including after giving effect to the U.K. Acquisition) and compared them with those of certain publicly traded companies which we deemed to be relevant;

        (8) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

        (9) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisers;

        (10) reviewed a recent draft of the Agreement; and

        (11) reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company (including after giving effect to the U.K. Acquisition) or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company (including after giving effect to the U.K. Acquisition). With respect to the financial forecast information furnished to or discussed with us by the Company or the U.K. Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the U.K. Company's management as to the expected future financial performance of the Company (including after giving effect to the U.K. Acquisition). In rendering our opinion, we have also relied upon the instruction of the Company's accountants that the U.K. Company's financial data prepared in accordance with United Kingdom generally accepted accounting principles does not require material adjustments to conform to United States generally accepted accounting principles. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

    We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. We are also acting as financial advisor to the Company in connection with the U.K. Acquisition and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the U.K. Acquisition. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We may provide financial advisory and financing services to the surviving corporation in the Merger and/or its affiliates and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or any related transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or as to whether such shareholder should make a Roll-over Election. We are not expressing any opinion herein as to the prices at which the Company Shares or any other securities of the Company will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Merger Consideration to be received in the Merger in consideration for each Company Share other than the Roll-over Shares is fair, from a financial point of view, to the holders of such Company Shares.

                                           Very truly yours,

                                           /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                       INCORPORATED
                                           ---------------------------------------------

                                                                      APPENDIX D

--------------------------------------------------------------------------------

                             STOCKHOLDERS AGREEMENT
                                     AMONG
                             XPEDITE SYSTEMS, INC.,
                               UBS PARTNERS LLC,
                      FENWAY PARTNERS CAPITAL FUND, L.P.,
                                   FPIP, LLC,
                                FPIP TRUST, LLC
                                      AND

                            ------------------------

                         DATED AS OF             , 1997

--------------------------------------------------------------------------------

                             STOCKHOLDERS AGREEMENT

    THIS STOCKHOLDERS AGREEMENT (the "Agreement") is entered into as of this
      day of       , 1997 by and among Xpedite Systems, Inc., a Delaware
corporation (the "Corporation"), UBS Partners LLC, a Delaware limited liability company ("UBS", and together with its Affiliates (as defined below), the "UBS
Holders"), Fenway Partners Capital Fund, L.P., a       limited partnership
("Fenway"), FPIP, LLC, a       limited liability company ("FPIP"), FPIP Trust,
LLC, a       limited liability company ("FPIP Trust", and together with Fenway,
FPIP, and their Affiliates (as defined below), the "Fenway Holders"; the UBS Holders and the Fenway Holders, collectively, the "XAC Group") and the stockholders of the Corporation set forth on Schedule 1 (together with such other persons who acquire shares from such stockholders and become a party to this Agreement, each for so long as they hold Shares and together with their successors and assigns, collectively, the "Stockholders").

    WHEREAS, the Corporation and Xpedite Acquisition Corp., a Delaware corporation ("XAC") have entered into an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement"), pursuant to which XAC will merge with and into the Corporation (the "Merger"), and the Corporation will be the surviving corporation (the "Surviving Corporation");

    WHEREAS, as a condition to the Merger, XAC has required that (i) stockholders of the Corporation (other than certain members of management of the Corporation), retain an aggregate of 205,000 shares of common stock, par value $.01 per share, of the Corporation ("Corporation Common Stock"), which will be converted into shares of common stock, par value of $.01 per share, of the Surviving Corporation ("Common Stock") in the Merger, and (ii) any such stockholder retaining shares of Common Stock in the Merger enter into this Agreement; and

    WHEREAS, as a condition to the Merger, XAC has required that, in the event such stockholders do not elect to retain an aggregate of 205,000 shares of Corporation Common Stock, the stockholders of the Corporation set forth on
Schedule 3.01(e) of the Merger Agreement (i) retain a specified portion of their shares of Corporation Common Stock, which will be converted into shares of Common Stock in the Merger, and (ii) enter into this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1 DEFINITIONS: USAGE. (a) As used herein, each of the following terms shall have the meaning set forth or referred to below:

    "Affiliate" of any Person (hereinafter "first Person") shall mean (i) any other Person who, directly or indirectly, is in Control of, is Controlled by or is under common Control with such first Person; (ii) any Person who is a director or executive officer (as defined in Rule 3b-7 of the Exchange Act) of such first Person or any Person described in clause (i) above; or (iii) any Person who is an immediate family member of any Person described in clause (ii) above.

    "Closing Date" shall mean the date of consummation of the transactions contemplated by the Merger Agreement.

    "Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

    "Control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

    "Corporation" shall have the meaning set forth in the first paragraph of this Agreement.

    "Corporation Common Stock" shall have the meaning set forth in the third paragraph of this Agreement.

    "Drag-Along Notice" shall have the meaning set forth in Section 2.5 hereof. "Drag-Along Right" shall have the meaning set forth in Section 2.5 hereof.

    "Drag-Along Transaction" shall have the meaning set forth in Section 2.5 hereof.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Liens" shall mean all liens, claims, charges, assessments, options, security interests and other legal and equitable encumbrances other than such of the foregoing as may be imposed by applicable federal and state securities laws or by the terms of this Agreement.

    "Merger" shall have the meaning set forth in the second paragraph of this Agreement.

    "Merger Agreement" shall have the meaning set forth in the second paragraph of this Agreement.

    "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereof.

    "Notice Period" shall have the meaning set forth in Section 2.2(a) hereof.

    "Offered Shares" shall have the meaning set forth in Section 2.2(a) hereof.

    "Participation Notice" shall have the meaning set forth in Section 2.4(b) hereof.

    "Person" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

    "Piggyback Registration" shall have the meaning set forth in Section 5.1 hereof.

    "Proposed Transfer" shall have the meaning set forth in Section 2.4 hereof.

    "Proposed Transferee" shall have the meaning set forth in Section 2.4 hereof.

    "Proposed Terms" shall have the meaning set forth in Section 2.2(a) hereof.

    "Prospectus" means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

    "Public Offering" shall mean a registered offering and sale of equity securities (as such term is defined in Rule 3a11-1 as promulgated under the Exchange Act) of the Corporation or an institutional private placement or an offering and sale of such equity securities pursuant to Rule 144A under the Securities Act with or without registration rights.

    "Registrable Shares" means Shares, if and so long as (i) such Shares have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (ii) such Shares have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Shares are removed upon the consummation of such sale and (iii) the holder of such Shares is not able to use Rule 144(k) promulgated under the Securities Act(or any successor provision) to transfer all of such holder's Shares.

    "Registration" means registration under the Securities Act of an offering of Registrable Shares pursuant to a Piggyback Registration.

    "Registration Statement" means any registration statement of the Corporation under the Securities Act that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

    "Sales Notice" shall have the meaning set forth in Section 2.2(a) hereof.

    "Sales Offer" shall have the meaning set forth in Section 2.2(a) hereof.

    "Sales Price" shall have the meaning set forth in Section 2.2(a) hereof.

    "SEC" means the Securities and Exchange Commission, or any successor thereof.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Shares" shall mean shares of Common Stock.

    "Surviving Corporation" shall have the meaning set forth in the second paragraph of this Agreement.

    "Tag-Along Right" shall have the meaning set forth in Section 2.4.

    "Third Party" shall have the meaning set forth in Section 2.2(a) hereof.

    "Transferor(s)" shall have the meaning set forth in Section 2.4(b) hereof.

    "underwritten registration or underwritten offering" means a registration under the Securities Act in which securities of the Corporation are sold to an underwriter for reoffering to the public.

    "XAC" shall have the meaning set forth in the first paragraph of this Agreement.

    "XAC Group" shall have the meaning set forth in the second paragraph of this Agreement.

    (b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word "or" is not exclusive and the word "including" means "including without limitation." Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

                                   ARTICLE II
                              TRANSFERS OF SHARES

    Section 2.1 RESTRICTIONS ON TRANSFER. At any time on or prior to the first anniversary of the Closing Date, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Common Stock which it owns, except as otherwise set forth in and permitted by this Agreement. At any time after the first anniversary of the Closing Date, no Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Common Stock which it owns, except pursuant to Rule 144 promulgated under the Securities Act or as otherwise set forth in and permitted by this Agreement. Any attempted sale, assignment, pledge, encumbrance or other transfer not permitted by, or effected in accordance with, the terms of this Agreement shall be null and void and neither the Corporation as the issuer of such Common Stock nor any transfer agent shall give any effect to such attempted transaction. The Corporation shall, prior to registering or directing the registration of any such attempted transfer by any Stockholder on the books of the Corporation, require the provision of evidence satisfactory to the Corporation that such transfer is permitted by, and has been effected in accordance with, the terms of this Agreement.

    Section 2.2 RIGHTS OF FIRST REFUSAL. (a) No Stockholder shall sell, assign, pledge, encumber or otherwise transfer any Common Stock which it owns at any time on or prior to the first anniversary of the Closing Date. If, at any time following the first anniversary of the Closing Date, any Stockholder has received a bona fide offer from a third party (a "Third Party") to acquire any or all of the Shares then owned by it for cash, other than in a sale to be effected pursuant to Rule 144 promulgated under the Securities Act or pursuant to Article V hereof, such Stockholder will give the Corporation notice (the "Sales Notice") in writing stating, as to such proposed transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the price proposed to be paid per Offered Share (the "Sales Price"), the identity of the Third Party, including, such Third Party's name, place of business, occupation, investment objective and whether such Third Party is acting as a principal or agent (and, if acting as agent, such information with respect to any principal), and any other terms and conditions pertaining to such offer, including, without limitation, the proposed closing date for such transaction (the "Proposed Terms"). The Corporation shall deliver a copy of the Sales Notice to each of UBS and Fenway as promptly as practicable (but in any event within three business days) following receipt thereof. The Sales Notice shall be deemed to constitute an irrevocable offer (open to acceptance as described below for a period of 40 days from the date of receipt by the Corporation of the Sales Notice (the "Notice Period")) to sell the Offered Shares to the Corporation, or in the event the Corporation is unable to accept or otherwise rejects such offer, to each of the members of the XAC Group on a pro rata basis (based on the number of shares of Common Stock that are then owned or can then be acquired, regardless of whether the right to acquire such shares is then exercisable, by all such members divided by the number of shares of Common Stock that are owned or can be so acquired by all such members in the aggregate) (hereinafter, a "pro rata basis") at the Sales Price per Offered Share and otherwise pursuant to the Proposed Terms (a "Sales Offer"), and such Stockholder shall not consummate any transfer of the Offered Shares until the expiration of the Notice Period and as permitted by this Section 2.2. Any of the Fenway Holders and any of the UBS Holders may elect to purchase any or all of the Shares offered to the Fenway Holders and to the UBS Holders, respectively. If either the Fenway Holders or the UBS Holders decline to purchase all of the Shares offered to them, any of the Fenway Holders or of the UBS Holders, as the case may be, may elect to purchase the Shares offered to such declining party.

    (b) The Corporation may elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice of such acceptance to such Stockholder and each of the members of the XAC Group on or prior to the 20th day of the Notice Period. If the Corporation is unable to accept or otherwise rejects the offer, the Corporation shall deliver written notice of rejection of such offer to such Stockholder and each of the members of the XAC Group on or prior to the 20th day of the Notice Period. In such event, members of the XAC Group may elect to purchase all (but not less than all) of the Offered Shares, by delivering a written notice of such acceptance to such Stockholder on or prior to the last day of the Notice Period (which notice shall indicate whether the giver elects to purchase the Offered Shares allocated to the other members of the XAC Group, if such Offered Shares are not purchased by such other members). If any Offered Shares allocated to any member of the XAC Group are not purchased by such member, all of such Offered Shares shall be allocated on a pro rata basis, subject to the last sentence of Section 2.2(a), to, and may be purchased by, any members who indicated in their notice that they would purchase all such other Offered Shares. Unless the Corporation or the members of the XAC Group agree to purchase all of the Offered Shares, the Corporation and the XAC Group shall be deemed to have rejected the offer contained in the Sales Notice and such Offered Shares may be transferred pursuant to Section 2.2(d).

    (c) (i) The closing of the purchase of the Offered Shares by the Corporation or the members of the XAC Group shall take place at the principal executive offices of the Corporation on the latest of the 15th business day after the notice of acceptance is given or, the closing date on which the closing would have occurred under the Proposed Terms or such date on which all waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or any successor act, have expired or terminated and any legal requirements of any other jurisdiction have been satisfied. At such closing, each purchaser of Shares shall deliver to the selling Stockholder a bank check in an amount equal to the aggregate Sales Price for the Offered Shares being purchased by such purchaser, against delivery of certificates representing the Offered Shares so purchased, which shall be duly endorsed in blank or accompanied by stock powers duly executed in blank, with the signatures thereon guaranteed, and free and clear of all Liens.

    (ii) Notwithstanding anything to the contrary contained herein, if there shall occur a material adverse change in the Corporation's business, assets, liabilities, condition (financial or other), results of operations or prospects at any time prior to the closing provided for in this paragraph (c) and after the giving of the Sales Notice, then the Corporation and/or any member(s) of the XAC Group may abandon the purchase and sale of the Offered Shares pursuant to this Section 2.2 by giving notice to the Stockholder that gave the Sales Notice and, in the case of a member of the XAC Group, to the other members of the XAC Group within two (2) days of the date on which the Corporation or such member learned of the facts giving rise to its determination that a material adverse change has occurred, which notice shall specify such facts and the reason for the Corporation's or such member's conclusion that a material adverse change has occurred in reasonable detail. Notwithstanding anything to the contrary contained herein, none of the Corporation or any member of the XAC Group shall be obligated to purchase any Offered Shares at the closing provided for in this
Section 2.2(c) if the Corporation or any such member is legally barred from consummating such purchase (whether as the result of the absence of a necessary consent, the presence of an injunction or restraining order or otherwise). In case of any abandonment of purchase pursuant to this paragraph by the Corporation or by less than all of the members of the XAC Group, the other members of the XAC Group shall have three business days to determine whether to purchase the Offered Shares allocated to such abandoning members and to so notify such selling Stockholder, and any closing of such purchase and sale scheduled to occur prior to such third business day shall be postponed until the business day after the day on which such notice is due.

    (d) Upon the expiration of the Notice Period, if the Corporation or the members of the XAC Group have not elected to purchase all of the Offered Shares specified in the Sales Notice, or thereafter, if any election to purchase has been abandoned by the Corporation or any member of the XAC Group pursuant to
Section 2.2(c)(ii) and no other member of the XAC Group has elected to purchase the Offered Shares to have been purchased by such abandoning party, the Stockholder that gave the Sales Notice will be free to transfer all but not less than all of the Offered Shares specified in the Sales Notice during the 180 day period following the expiration of the Notice Period or such abandonment, as the case may be, to the specified Third Party, at the Sales Price per Offered Share and on other terms no more favorable to such Third Party than specified in the Proposed Terms; PROVIDED, that prior to the consummation of such sale such Third Party shall become a party to, agree to be bound by, and shall be entitled to the benefits of, the terms of, and be deemed a "Stockholder" for purposes of, this Agreement. If all such Offered Shares have not been transferred at the expiration of such 180 day period, then all such Offered Shares shall once again be subject to all of the terms of this Section 2.2 and must be offered to the Corporation and members of the XAC Group prior to any attempted transfer thereof (other than pursuant to Section 2.4).

    Section 2.3 COMPLIANCE WITH LAW; LEGEND. (a) No party hereto shall transfer any Shares pursuant to this Article II unless such transfer is made (i) pursuant to an effective registration statement under the Securities Act and is qualified under applicable state securities or blue sky laws or (ii) without registration under the Securities Act and qualification under applicable state securities or blue sky laws, as a result of the availability of an exemption from registration and qualification under such laws. The Corporation may, at its option, request a legal opinion as to the availability of an exemption from registration and qualification under the Securities Act and applicable state securities or blue sky laws for any transfer requested pursuant to clause (ii) above.

    (b) Upon initial issuance and thereafter until transferred pursuant to an effective registration statement under the Securities Act and qualified under applicable state securities or blue sky laws, the certificate or certificates representing any Shares shall bear a legend reading substantially as follows:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

    (c) Each Stockholder hereby agrees that, until the expiration or termination of this Agreement, each outstanding certificate representing any Shares held by such Stockholder shall also bear a legend reading substantially as follows:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND OBLIGATIONS, INCLUDING RESTRICTIONS ON TRANSFER PURSUANT TO
    A STOCKHOLDERS AGREEMENT DATED AS OF             , 1997. A COPY OF SUCH
    STOCKHOLDERS AGREEMENT MAY BE OBTAINED WITHOUT CHARGE FROM THE SECRETARY OF THE ISSUER. NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

    Section 2.4 TAG-ALONG RIGHTS. (a) So long as the members of the XAC Group hold at least 40% of the then-outstanding Common Stock, if, at any time prior to the closing of a Public Offering, one or more members of the XAC Group propose(s) to transfer for value Shares (a "Proposed Transfer") to any Person (other than another member of the XAC Group or an Affiliate of any such member) (the "Proposed Transferee") in a transaction or series of related transactions which would result in a transfer of at least 40% of the then-outstanding Common Stock to any Person who is not a member of the XAC Group or an Affiliate of any such member, then such member(s) must permit each Stockholder, or cause each Stockholder to be permitted, to sell that percentage of the Shares proposed to be transferred equal to the percentage of the then-outstanding Shares of Common Stock held by such Stockholder (calculated on a fully-diluted basis)(a "Tag-Along Right"), for the same consideration per Share and otherwise on the same terms and conditions obtained by such member(s) in such transfer.

    (b) In the event of a Proposed Transfer giving rise to a Tag-Along Right, the member(s) of the XAC Group proposing to make such transfer (the "Transferor(s)") shall deliver a written notice (a "Participation Notice") to each Stockholder at least fifteen (15) days prior to the consummation of such Proposed Transfer stating that the Proposed Transfer is subject to the provisions of this Section 2.4 and including the principal terms of the Proposed Transfer, including the number of shares of Common Stock proposed to be purchased, the maximum and minimum per share purchase price and the name and address of the Proposed Transferee. Each Stockholder may elect to participate in the contemplated transfer by delivering a written notice to the Transferor(s) of such Stockholder's election to participate within ten (10) days after delivery of the Participation Notice. The Transferor(s) shall seek to obtain the agreement of the Proposed Transferee to the participation of such Stockholders in the Proposed Transfer and will not transfer any Shares to the Proposed Transferee if the Proposed Transferee declines to allow the participation of such Stockholders electing to participate. Each Stockholder who does not elect to participate in the Proposed Transfer shall be deemed to have waived all of his rights with respect to such Proposed Transfer, and the Transferor(s) shall thereafter be entitled to effect the Proposed Transfer on the terms set forth in the Participation Notice for a period of 180 days following delivery of the Participation Notice, without any obligation to such non-accepting Stockholders; provided, however, that in the event that at the time of delivery of the Participation Notice, there are more than ten Stockholders who are parties to this Agreement, the Transferor shall thereafter be free to transfer to the Proposed Transferee, at a per share price no greater than 110% of the per share price set forth in the Participation Notice and on other principal terms which are not materially more favorable to the Transferors than those set forth in the Participation Notice, without any further obligation to such non-accepting Stockholders.

    (c) The election of any Stockholder to participate in the Proposed Transfer shall be irrevocable, and each such Stockholder shall be bound and obligated to transfer in the Proposed Transfer on the same terms and conditions, with respect to each such Share sold, as the Transferor(s); PROVIDED, HOWEVER, that (a) if the principal terms of the Proposed Transfer change with the result that the minimum per share price to be paid in the Proposed Transfer shall be less than the per share price set forth in the Participation Notice (or, in the event that at the time of delivery of the Participation Notice, there are more than ten Stockholders who are parties to this Agreement, the per share price to be paid in the Proposed Transfer shall be less than 90% of the minimum per share price set forth in the Participation Notice) or the other principal terms shall be materially less favorable to the Transferors and participating Stockholders than those set forth in the Participation Notice, each participating Stockholder shall be permitted to withdraw and shall be released from his obligations thereunder and (b) if, at the end of the 180th day following the date of the Participation Notice, the Transferor(s) have not completed the Proposed Transfer, each participating Stockholder shall be released from his obligations under this Section, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 2.4 separately complied with, in order to consummate such Proposed Transfer pursuant to this Section 2.4, unless the failure to complete such sale resulted from any failure by any participating Stockholder to comply with the terms of this Section 2.4.

    (d) If, prior to consummation, the terms of the Proposed Transfer shall change with the result that the per share price to be paid in such Proposed Transfer shall be greater than 105% of the maximum per share price set forth in the Participation Notice or the other principal terms of such Proposed Transfer shall be materially more favorable to the participating Stockholders than those set forth in the Participation Notice, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 2.4 separately complied with, in order to consummate such Proposed Transfer pursuant to this Section 2.4; PROVIDED, HOWEVER, that in the case of such a separate Participation Notice, the applicable period to which reference is made in Section 2.4(b) shall be five business days.

    (e) Notwithstanding the foregoing, no Stockholder shall have any right of participation pursuant to the provisions of this Section 2.4 with respect to any transfer:

       (i) to any director, officer or employee of, or consultant or adviser to, the Corporation or its subsidiaries;

       (ii) in a Public Offering or to the public under Rule 144; or

       (iii) with respect to which the XAC Group exercise their "drag along" rights under Section 2.5 of this Agreement.

    Section 2.5 DRAG-ALONG RIGHTS. (a) So long as the members of the XAC Group hold at least 40% of the then-outstanding Common Stock, if at any time, the members of the XAC Group propose to sell, in any transaction or a series of related transactions, (x) all of their Shares to any Person other than an Affiliate of any member of the XAC Group or (y) at least 80% of their Shares, provided that in the case of clause (y) the acquiring party or parties are acquiring at least 80% of the outstanding Common Stock, such members shall have the right (a "Drag-Along Right") to require all of the Stockholders to sell, or cause to be sold, all of their Shares or such lesser percentage as is being sold by the members of the XAC Group in such sale transaction(s) (a "Drag-Along Transaction") for the same price and form of consideration per Share and otherwise on the same terms and conditions as are applicable to the members of the XAC Group.

    (b) If the members of the XAC Group desire to exercise a Drag-Along Right pursuant to Section 2.5(a), they must give written notice to each Stockholder of the proposed Drag-Along Transaction giving rise to the Drag-Along Right at least twenty (20) days prior to the consummation thereof (a "Drag-Along Notice"). The Drag-Along Notice shall set forth the principal terms of such proposed transaction including the per share price to be paid and the name and address of the prospective buyer. If the XAC Group consummates the proposed transaction to which reference is made in the Drag-Along Notice, each other Stockholder shall be bound and obligated to sell his Shares in the proposed transaction on the same terms and conditions with respect to each share sold as shares sold by the XAC Group. If, at the end of the 180th day following the date of the Drag-Along Notice, the XAC Group has not completed the proposed transaction, each Stockholder shall be released from his obligation under the Drag-Along Notice, the Drag-Along Notice shall be null and void, and it shall be necessary for a separate Drag-Along Notice to be furnished, and the terms and provisions of this Section 2.5 separately complied with, in order to consummate such proposed transaction pursuant to this Section 2.5.

    (c) Each Stockholder agrees to vote his Shares, and hereby grants to the Corporation an irrevocable proxy to vote such Shares, in the same proportion as shares are voted by the XAC Group in connection with any Drag-Along Transaction or any merger which would have a similar effect to that of a Drag-Along Transaction. The Corporation agrees not to give effect to any action by any Stockholder or any other Person which is in contravention of this Section 2.5(c). The foregoing provisions shall expire on the last date permitted by law.

    Section 2.6 MISCELLANEOUS PROVISIONS. The following provisions shall be applied to any transaction to which Section 2.4 or 2.5 applies:

    (a) In the event the consideration to be paid in exchange for Shares in a transaction pursuant to Section 2.4 or Section 2.5 includes any securities, and the receipt thereof by a participating Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or
(ii) the provision to any participating Stockholder of any information other than such information as would be required in an offering made pursuant to Regulation D under the Securities Act solely to "accredited investors" as defined in Regulation D, the participating members of the XAC Group shall be obligated only to use their reasonable efforts to cause the requirements of Regulation D to be complied with to the extent necessary to permit such participating Stockholder to receive such securities, it being understood and agreed that the participating members of the XAC Group shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes. Notwithstanding any provisions of this Section 2.6, if use of reasonable efforts does not result in the requirements under Regulation D being complied with to the extent necessary to permit such participating Stockholder to receive such securities, the participating members of the XAC Group shall cause to be paid to such participating Stockholder in lieu thereof, against surrender of the Shares which would otherwise have been sold by such participating Stockholder, an amount in cash equal to the fair market value of the securities which such participating Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for Shares. The obligation of the participating members of the XAC Group to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a participating Stockholder to receive such securities shall be conditioned on such participating Stockholder executing such documents and instruments, and taking such other actions (including, without limitation, if required by the participating members of the XAC Group, agreeing to be represented during the course of such transaction by a "purchaser representative" (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the participating members of the XAC Group shall reasonably request in order to permit such requirements to be complied with. Unless he shall have taken all actions reasonably requested by the participating members of the XAC Group in order to comply with the requirements under Regulation D, no participating Stockholder shall have the right to require that he receive cash in lieu of securities under this Section 2.6.

    (b) Each participating Stockholder, whether in his capacity as a participating Stockholder, stockholder, officer or director of the Corporation, or otherwise, shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each transaction pursuant to Section 2.4 or Section 2.5 and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the XAC Group and the prospective buyer. Without limiting the generality of the foregoing, each participating Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the participating members of the XAC Group to which such members will also be party; provided, however, that no such Stockholder shall be required to give any representations to the Proposed Transferee, other than with respect to such Stockholder's organization and authority to enter into such agreement, the enforceability of such agreement against such Stockholder and title to Shares proposed to be sold by such Stockholder; PROVIDED, FURTHER, however, that, notwithstanding the foregoing, any indemnity or holdback contained in any such agreement other than with respect to any representations solely made severally by parties participating in such transaction shall apply on a pro rata basis to all parties (including the Stockholders).

    (c) The closing of a transaction pursuant to Section 2.4 or 2.5 shall take place at such time and place as the participating members of the XAC Group shall specify by notice to each participating Stockholder. At any such closing, each participating Stockholder shall deliver certificates representing the Shares being purchased, duly endorsed in blank or accompanied by stock powers duly executed in blank with the signatures thereon guaranteed, and free and clear of Liens, against delivery of a bank check and/or other consideration representing the aggregate purchase price therefor.

    Section 2.7 RESTRICTIONS ON TRANSFER BY AFFILIATES. Each Stockholder which is an "affiliate" of the Corporation, as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated under the Securities Act, hereby agrees to, concurrently with the execution hereof, execute and deliver to the Corporation, a letter in the form of Exhibit A hereto, pursuant to which such Stockholder agrees to be bound by the restrictions on transfer contained therein.

                                  ARTICLE III
                      TRANSACTIONS BETWEEN THE CORPORATION
                          AND MEMBERS OF THE XAC GROUP

    TRANSACTIONS WITH MEMBERS OF THE XAC GROUP. The Corporation shall not enter into any agreement or transaction with any member of the XAC Group without the prior approval of the holders of a majority of the then-outstanding Common Stock (excluding shares held by such member of the XAC Group and its Affiliates) unless either (i) such agreement or transaction is on arm's-length terms or (ii) such agreement is a consulting or management agreement on terms (including with respect to fees) that are customary as between such member of the XAC Group and its portfolio companies. Nothing in this Section shall limit any activity of any member of the XAC Group or any of their Affiliates in connection with the transactions contemplated by the Merger Agreement.

                                   ARTICLE IV
                       FINANCIAL AND BUSINESS INFORMATION

    For so long as a Stockholder is a party to this Agreement, the Corporation will deliver to such Stockholder:

    (a) As soon as practicable and in any event within 90 days after the close of each fiscal year of the Corporation, beginning with the current fiscal year, a consolidated balance sheet of the Corporation and its subsidiaries as of the close of such fiscal year and consolidated statements of operations, shareholders' equity and cash flows for the Corporation and its subsidiaries for the fiscal year then ended; and

    (b) As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet of the Corporation and its subsidiaries as at the end of such fiscal quarter and consolidated statements of operations, shareholders' equity and cash flows of the Corporation and its subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter.

                                   ARTICLE V
                              REGISTRATION RIGHTS

    Section 5.1 PIGGYBACK REGISTRATION. (a) If at any time the Corporation proposes to file a registration statement under the Securities Act with respect to a public offering of Shares for the account of any holder of Shares (other than a registration statement (i) on Form S-8 or any successor form thereto,
(ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Corporation or its Affiliates or (iii) on Form S-4 or any successor form thereto, in connection with a merger, acquisition, exchange offer or similar corporate transaction), then the Corporation shall give written notice of such proposed filing to the Stockholders. Such notice shall offer the Stockholders the opportunity to register such amount of Registrable Shares as they may request (a "Piggyback Registration"). Subject to Section 5.1(b) hereof, the Corporation shall include in each such Piggyback Registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion therein within 10 days after such notice has been given to the Stockholders.

    (b) The Corporation shall permit the Stockholders to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Corporation included therein. Notwithstanding the foregoing, if the Corporation or the managing underwriter or underwriters participating in such offering advise the Stockholders requesting registration in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or affecting the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of any holder of Common Stock (including the Stockholders) shall be reduced (to zero if necessary) pro rata on the basis of the number or amount of Shares held by each such holder participating in such offering.

    (c) Nothing in this Agreement shall create any liability on the part of the Corporation to the Stockholders if the Corporation in its sole discretion should decide not to file a Registration Statement proposed to be filed pursuant to
Section 5.1(a) hereof or to withdraw such Registration Statement subsequent to its filing or to suspend sales thereunder, regardless of any action whatsoever that a Stockholder may have taken, whether as a result of the issuance by the Corporation of any notice hereunder or otherwise.

    Section 5.2 HOLDBACK AGREEMENT. If (i) the Corporation shall file a Registration Statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to the Common Stock or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (ii) the Corporation (in the case of a non-underwritten public offering by the Corporation pursuant to such registration statement) or the managing underwriter or underwriters (in the case of an underwritten public offering by the Corporation pursuant to such registration statement) so request(s), then no Stockholder shall, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation in connection with any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any Shares during the period beginning ten
(10) days prior to the effective date of such registration statement and continuing until the earlier of (A) the abandonment of such offering and (B) 90 days (or such longer period as may be required by the underwriters) after the effective date of such registration statement.

    Section 5.3 REGISTRATION PROCEDURES. In connection with the registration obligations of the Corporation pursuant to and in accordance with Section 5.1 hereof (and subject to Section 5.1 hereof), the Corporation shall use commercially reasonable efforts to effect such registration to permit the sale of such

Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall as expeditiously as possible (but subject to Section 5.1 hereof and only so long as and to the extent that the Corporation is obligated to take such actions for holders of Shares other than the Stockholders):

    (a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which the Corporation then qualifies or which counsel for the Corporation shall deem appropriate, and use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective as provided herein;

    (b) prepare and file with the SEC such amendments to such Registration Statement, and such supplements to the related Prospectus, as may be required by the applicable rules, regulations or instructions under the Securities Act during the applicable period, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Corporation shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

    (c) notify the holders of any Registrable Shares covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (ii) of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iii) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

    (d) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

    (e) furnish to the holder of any Registrable Shares covered by such Registration Statement, each counsel for such holders and each managing underwriter, if any, without charge, one conformed copy of such Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

    (f) prior to any public offering of Registrable Shares covered by such Registration Statement, use commercially reasonable efforts to register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the holders of such Registrable Shares shall reasonably request in writing; provided, however, that the Corporation shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

    (g) upon the occurrence of any event contemplated by Section 5.3(c)(iii) above, prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchaser of the Registrable Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

    (h) use commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by the Corporation are then listed or quoted and, if no such securities are so listed, to be listed on the Nasdaq Stock Market;

    (i) on or before the effective date of such Registration Statement, provide the transfer agent of the Corporation for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration Statement, which are in a form eligible for deposit with The Depository Trust Company;

    (j) make available (during the Corporation's normal business hours and upon reasonable prior notice) for inspection by any holder of Registrable Shares included in such Registration Statement, and any attorney, accountant or other agent retained by any such holder (collectively, the "Inspectors"), all financial and other records and other information, pertinent corporate documents and properties of any of the Corporation and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Corporation determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Corporation, which confidentiality agreement shall permit (i) the disclosure of such Records in such Registration Statement or the related Prospectus if necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus or (ii) the release of such Records, if such release is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Corporation and (B) with respect to any release of Records pursuant to subclause (ii), each holder of Registrable Shares agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Corporation so that the Corporation, at the Corporation's expense, may undertake appropriate action to prevent disclosure of such Records; and

    (k) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Shares. The Corporation may require each holder of Registrable Shares covered by a Registration Statement to furnish such information regarding such holder and such holder's intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Corporation may exclude such holder's Registrable Shares from such Registration Statement. Each holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 5.3(c) hereof, that such holder shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5.3(g) hereof, or until such holder is advised in writing by the Corporation that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus and, if requested by the Corporation, the holder shall deliver to the Corporation (at the expense of the Corporation) all copies then in its possession, other than permanent file copies then in such holder's possession, of the

Prospectus covering such Registrable Shares at the time of receipt of such request. Each holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering and/or sale of such Registrable Shares.

    Section 5.4 OBLIGATIONS OF STOCKHOLDERS. Holders of Registrable Securities participating in any Public Offering pursuant to Section 5.1 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Corporation to effect the sale of their Registrable Securities in such Public Offering, including, without limitation, being parties to the underwriting agreement entered into by the other holders of Shares participating in such Public Offering.

    Section 5.5 REGISTRATION EXPENSES. Whether or not any Registration Statement is filed or becomes effective, the Corporation shall pay all costs, fees and expenses incident to the Corporation's performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD filing fees, (ii) all fees and expenses of compliance with securities or Blue Sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Corporation, (vi) fees and disbursements of all independent certified public accountants of the Corporation and all other persons retained by the Corporation in connection with such Registration Statement, (vii) fees and disbursements of one counsel, other than the Corporation's counsel, selected by holders of a majority of the Registrable Shares being registered, to represent all such holders, (viii) fees and disbursements of underwriters engaged by the Corporation customarily paid by the issuers or sellers of securities and (ix) all other costs, fees and expenses incident to the Corporation's performance or compliance with this Agreement. Notwithstanding the foregoing, any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Stockholder, will be payable by such Stockholder and the Corporation will have no obligation to pay any such amounts.

    Section 5.6 INDEMNIFICATION. (a) Indemnification by the Corporation. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the officers, directors and agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including costs of investigation, preparation and reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Corporation by or on behalf of such holder for use therein.

    (b) INDEMNIFICATION BY STOCKHOLDERS. In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall indemnify and hold harmless, to the full extent permitted by law, the Corporation, the members of the XAC Group, and their respective shareholders, members, partners, directors, officers, agents and employees, each Person who controls the Corporation or any member of the XAC Group (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the shareholders, members, partners, directors, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information furnished in writing by or on behalf of such Stockholder to the Corporation for use in such Registration Statement or Prospectus. Each Stockholder's indemnity obligations under this Section 5.6 shall be limited to the total sales proceeds (net of all underwriting discounts and commissions) actually received by such Stockholder in connection with the applicable offering.

    (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any Person shall be entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the "indemnifying party") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement unless (i) there is no finding or admission of any violation of any rights of any person and no effect on any other claims that may be made against the indemnified party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (iii) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

    (d) CONTRIBUTION. If the indemnification provided for in this Section 5.6 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 5.6(d), an indemnifying party that is a Stockholder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds (net of all underwriting discounts and commissions) received by such Stockholder from the sale of the Registrable Shares sold by such Stockholder in the applicable offering exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                                   ARTICLE VI
                               GENERAL PROVISIONS

    Section 6.1 TERM. This Agreement shall take effect immediately following the Merger and shall terminate (a) as to any Stockholder, at such time as such Stockholder no longer holds any Shares and (b) as to the members of the XAC Group, at such time as all of the Stockholders no longer hold any Shares.

    Section 6.2 REMEDIES. (a) It is acknowledged that a breach of the provisions of this Agreement could not be compensated adequately by money damages. Accordingly, any party hereto shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any provisions of this Agreement, and in either case no bond or other security shall be required in connection therewith. If any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the Corporation, any member of the XAC Group or any Stockholder shall raise the defense that there is an adequate remedy at law.

    (b) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

    Section 6.3 SEVERABILITY. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any of the provisions hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

    Section 6.4 GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

    (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the city of New York, State of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein).

    Section 6.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Corporation, each member of the XAC Group and each Stockholder; this Agreement does not create, and shall not be construed as creating, any rights enforceable by any other Person. If any involuntary transferee acquires Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

    Section 6.6 NOTICES. All notices and communications to be given or otherwise made to any party to this Agreement shall be in writing and addressed as follows:

    (a) If to the Corporation:
      Xpedite Systems, Inc.
      One Industrial Way West
      Eatontown, New Jersey 07724
      Attention: President

    (b) If to any member of the XAC Group, to such member's address as it appears on the stock books of the Corporation;

    (c) if to any Stockholder, to such Stockholder's address as it appears on the stock books of the Corporation;

    (d) or to such other address as may be designated in a notice given pursuant to the terms of this Section 6.6 to the addressor. All such notices and communications shall be deemed to have been received: (i) in the case of personal delivery, when delivered; (ii) if delivered by registered or certified mail, postage prepaid and return receipt requested, on the fifth business day following such mailing; (iii) if delivered by a nationally recognized private courier service providing documented overnight delivery, with overnight delivery specified, on the next business day after delivery to such courier service; and
(iv) in all other cases, upon actual receipt.

    Section 6.7 TENDERED SHARES DEEMED CANCELLED. The parties hereto acknowledge and agree that Shares shall for all purposes be deemed to be retired, cancelled and no longer outstanding as of the date when the certificate (or certificates) evidencing such Shares are delivered to the Corporation at its principal place of business, duly endorsed for transfer to the Corporation (including without limitation an endorsement in blank) by the registered holder (or holders) thereof, or accompanied by stock transfer powers duly executed in the favor of the Corporation or in blank by the holder (or holders) thereof. Shares shall be deemed to have been delivered for the purposes of this Section
6.7 in the same manner as notices and communications are deemed delivered pursuant to Section 6.6.

    Section 6.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated herein, supersedes all prior written agreements and negotiations and oral understandings, if any, and may not be amended, supplemented or discharged except by an instrument in writing signed (a) in any such case by the Corporation and the holders of at least a majority of the Shares and (b) if such amendment, supplement or discharge treats any holder of Shares differently from all other holders of Shares party to this Agreement as a group, by such holder. In the event that any Stockholder, any member of the XAC Group or the Corporation shall be required, as a result of the enactment, amendment or modification, subsequent to the date hereof, of any applicable law or regulation, or by the order of any governmental authority, to take any action that is inconsistent with or would constitute a violation or breach of any terms of this Agreement, then the Stockholders, the members of the XAC Group and the Corporation shall use their best efforts to negotiate an appropriate amendment or modification of, or waiver of compliance with, such terms.

    Section 6.9 WAIVER. Any waiver by any party of a breach of any provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be evidenced by a writing signed by the party against whom the waiver is sought to be enforced.

    Section 6.10 INTERPRETATION. Section headings and captions herein are inserted for convenience only and shall not define, limit, extend or describe the scope of this Agreement or affect the construction hereof. References to Sections are, unless otherwise specified, references to Sections of this Agreement. The language of this Agreement shall be deemed to be the language jointly chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied or enforced against any party hereto.

    Section 6.11 INSPECTION. So long as this Agreement is in effect, this Agreement shall be made available for inspection by any holder of Shares at the Corporation's principal offices. The Corporation shall send a copy of this Agreement to any legitimately interested party without charge upon receipt of a written request therefor.

    Section 6.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                          XPEDITE SYSTEMS, INC.
                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          UBS PARTNERS LLC
                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          FENWAY PARTNERS CAPITAL FUND, L.P.
                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          FPIP, LLC
                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          FPIP TRUST, LLC
                                          By:
                                          --------------------------------------

                                             Name:
                                             Title:

                                          [STOCKHOLDERS]

                                                                      APPENDIX E

                                   APPENDIX E
                SECTION 262 OF THE DELAWARE GENERAL CORPORATION
                        LAW RELATING TO APPRAISAL RIGHTS

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to section 251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice

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    to all such holders on or within 10 days after such effective date, provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account

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all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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